Exhibit (k)(6)

CREDIT AGREEMENT,

dated as of November 8, 2018,

by and among

UNIVERSAL PROCESSING SERVICES OF WISCONSIN LLC (DBA NEWTEK
MERCHANTS SOLUTIONS) AND PREMIER PAYMENTS LLC (DBA NEWTEK
PAYMENT SOLUTIONS)

THE LENDERS PARTY HERETO,

AND

WEBSTER BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

WEBSTER BANK, NATIONAL ASSOCIATION AND SANTANDER BANK, N.A., AS JOINT LEAD ARRANGERS

WEBSTER BANK, NATIONAL ASSOCIATION, AS SYNDICATION AGENT AND DOCUMENTATION AGENT

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EXHIBITS
EXHIBIT A-1	Revolving Note
EXHIBIT A-2	Term Note
EXHIBIT B	Borrowing Request
EXHIBIT C	Notice of Continuation/Conversion
EXHIBIT D	Compliance Certificate
EXHIBIT E	Assignment and Assumption Agreement
EXHIBIT F-1	Security Agreement
EXHIBIT F-2	Holding Company Security Agreement
EXHIBIT F-3	Intermediate Holding Company Security Agreement
EXHIBIT G-1	Subsidiary Guaranty Agreement
EXHIBIT G-2	Parent Guaranty Agreement
EXHIBIT G-3	Intermediate Holding Company Guaranty Agreement
EXHIBIT H	Elavon Purchase Agreement

SCHEDULES
SCHEDULE 1.1(a)	[Reserved]
SCHEDULE 1.1(b)	Commitments
SCHEDULE 1.1(c)	EBITDA Adjustments
SCHEDULE 4.1	Capitalization
SCHEDULE 4.17	Insurance
SCHEDULE 4.26	Affiliate Transactions
SCHEDULE 4.27	Broker’s, Finder’s or Similar Fees
SCHEDULE 4.28	Labor Relations
SCHEDULE 4.29	Patents, Trademarks, Etc.
SCHEDULE 4.30(a)	Existing Processor Agreements
SCHEDULE 4.30(b)(i)	Breaches of the Approved Processor Agreement
SCHEDULE 4.30(b)(ii)	ISOs and other Agreements
SCHEDULE 4.30(b)(iii)	Right to Acquire Merchant Agreements
SCHEDULE 4.30(b)(iv)	Certain Agreements under Approved Processor Agreements
SCHEDULE 8.1	Existing Indebtedness
SCHEDULE 8.2	Existing Liens
SCHEDULE 8.4	Affiliate Transactions
SCHEDULE 8.7	Certain Investments

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CREDIT AGREEMENT, dated as of November 8, 2018, by and among UNIVERSAL PROCESSING SERVICES OF WISCONSIN LLC (DBA NEWTEK MERCHANTS SOLUTIONS), a New York limited liability company (“NMS”), and PREMIER PAYMENTS LLC (DBA NEWTEK PAYMENT SOLUTIONS), a New York limited liability company (“Premier”, and collectively with NMS, the “Borrowers” and individually each a “Borrower”), the several banks and other parties from time to time parties hereto as lenders and WEBSTER BANK, NATIONAL ASSOCIATION (“Webster Bank”), as administrative agent for each of the other Credit Parties hereto (in such capacity, the “Administrative Agent”).

ARTICLE 1. DEFINITIONS AND RULES OF INTERPRETATION

1.1 Definitions.

As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

“ABR Advances” means the Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

“Account” has the meaning set forth in Section 2.4(f).

“Accountants” means such firm of certified independent public accountants of recognized regional standing selected by the Borrowers and reasonably acceptable to the Administrative Agent.

“Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or substantially all of the Property of another Person outside of the ordinary course of business or all or substantially all of the Capital Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for Cash, property, services, assumption of Indebtedness, securities or otherwise.

“Adjusted LIBOR Rate” means, with respect to any LIBOR Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Borrower” has the meaning given to such term in Section 11.18.

“Advance” means an ABR Advance or a LIBOR Advance.

“Affected Person” means each Borrower, any Subsidiary thereof, or any officer, director, trustee or employee of either Borrower or any such Subsidiary.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (a) to vote more than 10% of the securities or other interests having ordinary voting power for the election of directors or other managing Persons thereof or (b) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Capital Stock by contract or otherwise.

“Aggregate Commitments” means, at any time, the sum at such time of the Aggregate Revolving Commitment and the Aggregate Term Loan Commitment.

“Aggregate Exposure” means, at any time, the sum at such time of the Aggregate Revolving Exposure and the Aggregate Term Loan Exposure.

“Aggregate Revolving Commitment” means, at any time, the sum at such time of the Revolving Commitments of all Lenders, which shall be $15,000,000 as of the Effective Date.

“Aggregate Revolving Exposure” means, at any time, the sum at such time of the Revolving Exposure of all Lenders.

“Aggregate Term Loan Commitment” means the sum of the Term Loan Commitments of all Lenders, which shall be $35,000,000 as of the Effective Date.

“Aggregate Term Loan Exposure” means, at any time, the sum at such time of the outstanding principal balance of the Term Loans of all Lenders.

“Agreement” means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means on any date, a rate of interest per annum equal to the higher of (a) the Prime Rate in effect on such date and (b) the Federal Funds Effective Rate in effect on such day plus one half of one percent (0.50%); provided, however, if such day is not a Business Day, the rate shall be the applicable rate on the immediately preceding Business Day. With respect to any Loan or other obligation or liability due to the Lenders hereunder which bears interest with reference to the Alternate Base Rate, the rate of interest in effect shall be adjusted automatically, without notice, on the effective date of any change in the Alternate Base Rate.

“American Express” means American Express Company and its Subsidiaries.

“Anti-Corruption Law” means, with respect to any Person, any Law of any jurisdiction concerning or relating to bribery or corruption that is applicable to such Person.

“Anti-Terrorism Law” means any Law related to money laundering or financing terrorism including, without limitation, (a) the Patriot Act, (b) The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the “Bank Secrecy Act”), (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq.), and (d) Executive Order 13224 (effective September 24, 2001).

“Applicable Margin” means: (a) with respect to Revolving Loans and Term Loans consisting of ABR Advances, 1.50%, and (b) with respect to Revolving Loans and Term Loans consisting of LIBOR Advances, 2.50%.

“Approved Bank Card Systems” means Visa, MasterCard, American Express and Discover.

“Approved Processor Agreement” means a Processor Agreement which is subject to a Processor Consent Agreement.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person (other than to or with a Borrower or a Subsidiary Guarantor), in one transaction or a series of transactions, of all or any part of the Intermediate Holding Company’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of the Intermediate Holding Company or any of its Subsidiaries, other than inventory (or other assets) sold or leased in the ordinary course of business; provided, however, that the Elavon Asset Sale shall not be an “Asset Sale” for the purposes of this definition. For purposes of clarification, “Asset Sale” shall include (x) the sale or other disposition of any contracts, (y) the early termination or modification of any contract resulting in the receipt by the Intermediate Holding Company or any of its Subsidiaries of a Cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification), or (z) any sale of Merchant Agreements or Merchant Accounts (or any rights thereto (including any rights to any residual payment stream with respect thereto)) by any Payment Subsidiary.

“Assignment and Assumption Agreement” means an assignment and assumption agreement, substantially in the form of Exhibit E.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“BDC” means an “investment company” that qualifies to be regulated as a “business development company” under the Investment Company Act of 1940.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowing Date” means any Business Day on which the Lenders make Loans.

“Borrowing Request” means a request for Loans, substantially in the form of Exhibit B.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York are authorized or required by law or other governmental action to close, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Advances, any day which is a Business Day described in clause (a) above and which is also a day on which funding in Dollars between banks may be carried on in London, England.

“Capital Expenditures” means, for any period, the aggregate of all expenditures of the Intermediate Holding Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated and consolidating statement of cash flows of the Intermediate Holding Company and its Subsidiaries.

“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, obligations of such Person under Capital Leases accounted for as liabilities in accordance with GAAP.

“Capital Stock” means, as to any Person, all shares, interests, partnership interests, limited liability company interests or units, membership interests, participations, rights in or other equivalents (however designated) of such Person’s equity (however designated including, without limitation, common and preferred shares and interests) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

“CardConnect” means CardConnect, LLC, a Delaware limited liability company.

“CardConnect Processor Agreement” means that certain Sales Representation Agreement, dated March 24, 2008, by and between CardConnect and Premier (as successor to JR Group, Inc.).

“Cash” means money, currency or a credit balance in any demand or Deposit Account; provided, however, that notwithstanding anything to the contrary contained herein, “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of the Loan Parties.

“Cash Management Obligations” means any and all obligations and liabilities of any Loan Party to any Lender or any Affiliate of any Lender in respect of Cash Management Services.

“Cash Management Services” means treasury or cash management services, including, without limitation, controlled disbursements, automated clearing house transactions, return items, overdrafts, and interstate depository services.

“Change in Control” means, at any time, (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (i) shall have acquired beneficial ownership of twenty-five (25%) or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Parent or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Parent; (b) the Parent shall cease to beneficially own and control, directly or indirectly, one hundred percent (100%) on a fully diluted basis of the economic and voting interest in the Capital Stock of the Holding Company; (c) the Holding Company shall cease to beneficially own and control, directly or indirectly, one hundred percent (100%) on a fully diluted basis of the economic and voting interest in the Capital Stock of the Intermediate Holding Company; (d) the Intermediate Holding Company shall cease to beneficially own and control, directly or indirectly, one hundred percent (100%) on a fully diluted basis of the economic and voting interest in the Capital Stock of either Borrower; or (e) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Parent cease to be occupied by Persons who either (i) were members of the board of directors of the Parent on the Effective Date, or (ii) were nominated for election by the board of directors of the Parent, a majority of whom were directors on the Effective Date or whose election or nomination for election was previously approved by a majority of such directors.

“Chargeback Losses” means, with respect to any period of determination, Chargebacks or other Merchant-related losses and liabilities, however denominated (including any fees relating thereto), thereby resulting in a cash transaction loss to any Payment Subsidiary.

“Chargebacks” means, with respect to any period of determination, all losses and liabilities, however denominated (including any fees relating thereto), arising out of the reversal of each sales transaction processed by a Processor and/or a Payment Subsidiary under the Merchant Agreements during such period, which reversal results in the Approved Bank Card System transferring to (if applicable, a Processor, for further transfer to) any Payment Subsidiary, for further transfer by such Payment Subsidiary to the applicable Merchant, the financial liability with respect to such sales transactions.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

“Collateral” means the Property in which a security interest is granted under the Security Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Collateral or books relating to Collateral, in each case, in form and substance satisfactory to the Administrative Agent.

“Collateral Questionnaire” means a certificate in form satisfactory to the Administrative Agent that provides information with respect to the personal or mixed property of the Intermediate Holding Company and each of its Subsidiaries.

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Commitment Fee” has the meaning set forth in Section 3.2(b).

“Commitments” means, collectively, the Revolving Commitments and the Term Loan Commitments, each a “Commitment.”

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1, et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning set forth in Section 11.2(d).

“Compliance Certificate” has the meaning set forth in Section 7.1(e).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligations” means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person’s property is bound.

“Conversion Date” means the date on which: (a) a LIBOR Advance is converted to an ABR Advance, (b) an ABR Advance is converted to a LIBOR Advance or (c) a LIBOR Advance is converted to, or continued as, a new LIBOR Advance.

“Covenant Restricted Availability” means, as of any date of determination, the maximum amount that the Borrowers are entitled to borrow as Revolving Loans under Section 2.1(a) (after giving effect to the then outstanding Aggregate Revolving Exposure on such date) up to an amount such that after giving effect thereto the Borrower would be in compliance with Sections 8.11(a) and (f) on a pro forma basis immediately after giving effect to such borrowing.

“Credit Party” means Administrative Agent and each Lender.

“Cure Amount” has the meaning set forth in Section 9.3.

“Cure Right” has the meaning set forth in Section 9.3.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.7(g), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Administrative Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to the Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower), (d) has become the subject of a Bail-In Action or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.7(g)) upon delivery of written notice of such determination to the Administrative Borrower and each Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Discover” means Discover Financial Services and its Subsidiaries.

“Disposition” of any Person, means a sale, transfer, lease or other disposition (other than to a Borrower or any of its domestic Subsidiaries) (including pursuant to a merger or dissolution) of any material asset, including any Capital Stock of such Person, but excluding sales, transfers or other dispositions described in Section 8.5(a) and (b).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in Cash, or (d) is or becomes convertible into or exchangeable, automatically or at the option of any holder thereof, for Indebtedness or any other Capital Stock that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Term Loan Maturity Date.

“Dollars” and “$” mean lawful currency of the United States.

“EBITDA” means, for any Measurement Period, for the Intermediate Holding Company and its Subsidiaries on a consolidated basis, Net Income during such period, plus (to the extent deducted in calculating Net Income) (x) the sum of (without duplication) the following (excluding the write up or write down of an asset), in each case to the extent deducted and not otherwise added back, or otherwise excluded, in determining Net Income for such period: (a) depreciation for such period, (b) amortization for such period, (c) interest expense (including Commitment Fees and other Fees) accrued for such period whether or not to be paid in Cash, (d) all federal, state and local income Taxes incurred during such period, (e) fees, costs and expenses incurred during such period in connection with this Agreement and the other Loan Documents, including, without limitation, any prepayment penalties with respect to the Existing Debt, as evidenced in the funds flow delivered to the Administrative Agent on the Effective Date (including the transaction expenses in connection with this Agreement), (f) reasonable fees, costs and expenses incurred after the Effective Date during such period in connection with amendments, waivers and consents with respect to this Agreement and the other Loan Documents to the extent such fees, costs and expenses have been disclosed to the Administrative Agent, (g) all non-Cash, non-recurring and unusual expenses deducted from Net Income during such period (excluding any such non-Cash, non-recurring and unusual expense to the extent that it represents an accrual or reserve for potential Cash expenses in any future period or amortization of a prepaid Cash expense that was paid in a prior period), (h) Cash and non-Cash adjustments as set forth on Schedule 1.1(c) during such period, (i) costs for corporate overhead of the Parent and its Subsidiaries allocated to the Intermediate Holding Company and its Subsidiaries; provided, that such amount shall not exceed $330,000 during the trailing twelve month period, and (j) such other Cash and non-Cash adjustments as may be approved by the Administrative Agent in its sole discretion, minus (y) the sum of (without duplication), for the Intermediate Holding Company and its Subsidiaries on a consolidated basis: (i) all amounts included in Net Income during such period in respect of deferred income tax benefits, (ii) interest income earned during such period and (iii) extraordinary or non-core business income included during such period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions set forth in Article 5 have been satisfied (or waived in accordance with Section 11.1).

“Effective Date Total Leverage Ratio” means, on the date of determination thereof, the ratio of (a) Total Indebtedness on the Effective Date on a pro forma basis immediately after giving effect to the Loans made on the Effective Date to (b) EBITDA for the Measurement Period ended September 30, 2018.

“Elavon” means Elavon, Inc., a Georgia corporation.

“Elavon Asset Sale” means the purchase by Elavon of all of Premier’s rights to compensation under the Elavon Processor Agreement with respect to the Merchant Accounts boarded thereunder as of October 1, 2018, November 1, 2018 or December 1, 2018, substantially on the terms and conditions set forth in the Elavon Purchase Agreement.

“Elavon Processor Agreement” means that certain Member Service Provider Sales and Service Agreement, dated March 28, 2012, by and between Elavon and Premier.

“Elavon Purchase Agreement” means an asset purchase agreement by and between Premier and Elavon substantially in the form attached hereto as Exhibit H.

“Eligibility Date” means with respect to each Borrower and each Guarantor, the effective date of the Hedging Agreement.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and regulations thereunder.

“Eligible Institution” means (a) any commercial bank, trust company, banking association, insurance company, financial institution, mutual fund or pension fund, reasonably acceptable to the Administrative Agent, provided that no such entity shall be an Affiliate of a Borrower, (b) any Lender or any Affiliate or Subsidiary thereof (other than a natural Person), or (c) any other entity (whether a corporation, partnership, trust or otherwise (other than a natural Person)) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business reasonably acceptable to the Administrative Agent, provided that no such entity shall be an Affiliate of a Borrower.

“Eligible Recurring Net Revenue” means, for any period of determination, an amount determined for the Payment Subsidiaries on a consolidated basis equal to the difference between (a) the sum of gross direct and indirect processing revenue and contractual merchant and partner technology and other fee revenue, and (b) the sum of (i) contractual payments due to independent software vendors, resellers or other third-party agents, (ii) interchange payments due and payable to any Approved Bank Card System (whether directly by any Payment Subsidiary or indirectly on its behalf), (iii) dues and assessments of, or any other required payment (e.g., fines, fees or other penalties) payable to any Approved Bank Card System (whether directly by any Payment Subsidiary or indirectly on its behalf), (iv) processing costs, and (v) credit losses, in each case, paid or payable with respect to any such revenues included in clause (a) during such period.

“Employee Benefit Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA maintained, sponsored or contributed to by any of the Loan Parties.

“Environmental Laws” means any and all Federal, state and local laws relating to the environment, the use, storage, transporting, manufacturing, handling, discharge, disposal or recycling of hazardous substances, materials or pollutants or industrial hygiene, and including, without limitation, (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 USCA §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended, 42 USCA §6901 et seq.; (c) the Toxic Substance Control Act, as amended, 15 USCA §2601 et seq.; (d) the Water Pollution Control Act, as amended, 33 USCA §1251 et seq.; (e) the Clean Air Act, as amended, 42 USCA §7401 et seq.; (f) the Hazardous Materials Transportation Authorization Act of 1994, as amended, 49 USCA §5101 et seq.; and (g) all rules, regulations, judgments, decrees, injunctions and restrictions thereunder and any analogous state law.

“Enterprise Value” means, on any Measurement Date, the total fair market value of the Borrowers and their Subsidiaries on a consolidated basis as determined (a) at the end of each fiscal year, by an independent valuation agent approved by the Administrative Agent, and (b) at the end of each of the first three fiscal quarters of each fiscal year, by a Financial Officer of the Parent as set forth on the most recently delivered Compliance Certificate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

“ERISA Affiliate” means, when used with respect to an Employee Benefit Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person which is a member of any group of organizations within the meaning of Section 414 of the Code of which any Loan Party is a member.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Borrower or any ERISA Affiliate of liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a Borrower or any ERISA Affiliate of liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by a Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability thereon or that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Established Merchant” means, as of any date of determination, any Merchant (a) who is processing transactions with any Payment Subsidiary and who has not had its Merchant Account terminated, suspended or closed on an applicable Approved Bank Card System’s network and whose transactions are not then generating Chargeback Losses for any such Payment Subsidiary and (b) who has been processing transactions with such Payment Subsidiary for a period of twelve (12) months or more.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 9.1.

“Excluded Account” means a Deposit Account or securities account of any Loan Party exclusively comprised of funds for all or any of the following purposes: payroll, benefits, taxes or other fiduciary purposes.

“Excluded Hedging Obligation” means with respect to each Borrower and each Guarantor, each of its Hedging Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Hedging Obligation is or becomes illegal under the Commodity Exchange Act, or any rule, regulation or order of the Commodity Futures Trading Commission, solely by virtue of such Borrower’s and/or such Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Hedging Obligation. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Hedging Obligation arises under a master agreement governing more than one Hedging Obligation, this definition shall apply only to the portion of such Hedging Obligation that is attributable to Hedging Obligations for which such guaranty or security interest is or becomes illegal under the Commodity Exchange Act, or any rule, regulations or order of the Commodity Futures Trading Commission, solely as a result of the failure by such Borrower or such Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Hedging Obligation; (b) if a guarantee of a Hedging Obligation would cause such obligation to be an Excluded Hedging Obligation but the grant of a security interest would not cause such obligation to be an Excluded Hedging Obligation, such Hedging Obligation shall constitute an Excluded Hedging Obligation for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if a Hedging Obligation would be an Excluded Hedging Obligation with respect to such Borrower or one or more of the Guarantors, but not all of them, the definition of Excluded Hedging Obligation with respect to each such Person shall only be deemed applicable to (i) the particular Hedging Obligation that constitute an Excluded Hedging Obligation with respect to such Person, and (ii) the particular Person with respect to which such Hedging Obligation constitutes an Excluded Hedging Obligation.

“Excluded Tax” means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office or other place of business located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Administrative Borrower under Section 3.9) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 3.7(e) or (f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Debt” means the Indebtedness of the Borrowers, among others, under that certain Second Amended and Restated Credit and Guaranty Agreement, dated as of September 7, 2018, among the Borrowers and Newtek Technology Solutions f/k/a Crystaltech Web Hosting, Inc., as Companies, certain guarantors party thereto, the various lenders party thereto, and Goldman Sachs Bank USA, as administrative agent and collateral agent, and the other loan documents delivered in connection therewith, each as amended, supplemented or otherwise modified from time to time.

“Existing Processors” means Merrick, Redwood, Elavon, CardConnect and NMS.

“Existing Processor Agreements” means the Merrick Data Processor Agreement, the Redwood Processor Agreement, the Elavon Processor Agreement, the CardConnect Processor Agreement and the NMS Processor Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements with respect to the implementation of the foregoing, and non-U.S. implementing laws, regulations and official administrative guidance with respect thereto.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Effective Rate” means for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by Webster Bank as determined by Webster Bank and reported to the Administrative Agent. In the event that the Federal Funds Effective Rate ever falls below zero, the Federal Funds Effective Rate shall be deemed to be zero for purposes of this definition.

“Fee Letter” means the fee letter agreement, dated as of November 8, 2018, among Webster Bank and the Borrowers.

“Fees” has the meaning set forth in Section 2.5(a).

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Officer” means, as to any Person, the chief executive officer, chief financial officer, chief accounting officer or controller of such Person or such other officer as shall be reasonably satisfactory to the Administrative Agent.

“Fixed Charge Coverage Ratio” means, for the Intermediate Holding Company and its Subsidiaries on a consolidated basis, the ratio on each Measurement Date of (a) EBITDA for the Measurement Period then ending, minus the sum of (i) unfunded Capital Expenditures in such Measurement Period, and (ii) the current portion of Taxes paid in Cash during such Measurement Period, to (b) Fixed Charges for such Measurement Period.

“Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the Intermediate Holding Company and its Subsidiaries on a consolidated basis equal to (i) Interest Expense (excluding closing fees and expenses in connection with the transactions contemplated by this Agreement) paid or payable in Cash, and (ii) Scheduled Principal Payments.

“Flood Insurance” means, for any Real Estate Asset located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to the Administrative Agent, in either case, that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines, (b) shall include a deductible not to exceed $250,000 and (c) shall have a coverage amount equal to the lesser of (i) the “replacement cost value” of the buildings and any personal property Collateral located on the Real Estate Asset as determined under the National Flood Insurance Program or (ii) the maximum policy limits set under the National Flood Insurance Program.

“Foreign Credit Party” means any Credit Party that is organized under the laws of a jurisdiction other than the United States or any State thereof.

“Fraudulent Transfer Laws” has the meaning set forth in Section 2.8(a).

“FTC Claims” means the claims asserted against NMS for providing substantial assistance in violation of the Telemarketing Sales Rule in the litigation styled Federal Trade Commission v. WV Universal Management, LLC et al., pending in the United States District Court for the Middle District of Florida.

“FTC Order” means that certain Permanent Injunction as to Defendant Universal Processing Services of Wisconsin LLC, also d/b/a NewTek Merchant Solutions relating to the FTC Claims filed on April 20, 2015, as the same may be amended as a result of further orders of any appeals court having jurisdiction over the FTC Claims.

“Funding Borrower” has the meaning set forth in Section 2.8(b).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied, subject to Section 1.2.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof,

(b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof,

(c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation, or

(d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto.

“Guarantors” means each of the Intermediate Holding Company, the Parent, and each Subsidiary of the Intermediate Holding Company.

“Hazardous Substance” means any hazardous or toxic substance, material or waste, including, but not limited to, (a) those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto and replacements thereof and (b) any substance, pollutant or material defined as, or designated in, any Environmental Law as a “hazardous substance,” “toxic substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “pollutant,” “toxic pollutant” or words of similar import, but excluding, in all cases, office and janitorial supplies to the extent properly stored and maintained.

“Hedging Agreement” means any interest rate swap, cap or collar arrangement or any other derivative product customarily offered by banks or other financial institutions to their customers in order to reduce the exposure of such customers to interest rate and exchange rate fluctuations.

“Hedging Obligations” means all obligations of the Borrowers to the Swap Counterparties or any Affiliate of the Swap Counterparties under any interest rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, forward transactions, currency swap transactions, cross-currency rate swap transactions, currency options entered into in connection with the Term Loan. Hedging Obligations are deemed to be interest on the principal amount due on the Term Loan.

“Highest Lawful Rate” means the maximum rate of interest, if any, that at any time or from time to time may be contracted for, taken, charged or received by a Lender on the Notes, or which may be owing to such Lender pursuant to the Loan Documents under the laws applicable to such Lender and this transaction.

“Holding Company” means Newtek Business Services Holdco 1, Inc., a New York corporation.

“Holding Company Security Agreement” means the Holding Company Security Agreement, substantially in the form of Exhibit F-2, made by the Holding Company in favor of the Administrative Agent, for the benefit of the Credit Parties, as amended, supplemented or otherwise modified from time to time.

“Indebtedness” means, as to any Person, at a particular time, all items which constitute, without duplication,

(a) obligations for borrowed money,

(b) obligations representing the deferred purchase price of property or services other than accounts payable arising in connection with the purchase of goods or services customary in the trade,

(c) obligations to pay earn-outs and seller-related debt, in each case to the extent due and payable but not yet paid,

(d) obligations, whether or not assumed, secured by liens or a pledge of or an encumbrance on the proceeds or production from property now or hereafter owned or acquired by such Person,

(e) obligations which are evidenced by notes, acceptances or other similar instruments,

(f) all Capital Lease Obligations,

(g) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment thereof,

(h) liabilities secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person (other than landlords’, laborers’, shippers’, carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business), even though such Person has not assumed or otherwise become liable for the payment thereof,

(i) obligations under any Hedging Agreements or arrangements therefor, and

(j) all Guarantees by such Person of Indebtedness of others.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” has the meaning set forth in Section 11.4(b).

“Indemnified Person” has the meaning set forth in Section 11.4(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Interest Expense” means, for any Measurement Period, without duplication, interest expenses accrued for such period and paid in Cash, including that attributable to Capital Lease Obligations in accordance with GAAP, of the Intermediate Holding Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness and other obligations of the Intermediate Holding Company and its Subsidiaries on a consolidated basis, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements; provided, however, that in any event, for purposes of the definition of Fixed Charges, Interest Expense shall exclude any paid-in-kind interest, amortization of deferred financing costs, and any realized or unrealized gains or losses attributable to Hedging Agreements.

“Interest Period” means, as to each LIBOR Advance, the period commencing on, as the case may be, the Borrowing Date or Conversion Date with respect thereto and ending one, two, three or six months thereafter, as selected by the Administrative Borrower in its Borrowing Request or Notice of Continuation/Conversion; provided, however, that (a) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day and (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month. Interest Periods shall be subject to the provisions of Section 3.4.

“Intermediate Holding Company” means NBSH Holdings, LLC, a New York limited liability company.

“Intermediate Holding Company Guaranty Agreement” means the Intermediate Holding Company Guaranty Agreement, substantially in the form of Exhibit G-3, made by the Intermediate Holding Company in favor of the Administrative Agent, for the benefit of the Credit Parties, as amended, supplemented or otherwise modified from time to time.

“Intermediate Holding Company Security Agreement” means the Intermediate Holding Company Security Agreement, substantially in the form of Exhibit F-3, made by the Intermediate Holding Company in favor of the Administrative Agent, for the benefit of the Credit Parties, as amended, supplemented or otherwise modified from time to time.

“IP Rights” has the meaning set forth in Section 4.29.

“ISO” as defined in Section 4.30.

“Law” means, with respect to any Person, any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lenders” means the lenders party hereto and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption Agreement.

“LIBOR Advances” means, collectively, the Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Adjusted LIBOR Rate.

“LIBOR Rate” means with respect to the Interest Period applicable to any LIBOR Advance, a rate of interest per annum, as determined by the Administrative Agent, equal to the rate for deposits in Dollars for a period equal to such Interest Period which appears on Reuters Page ‘LIBOR01’ (or such other page as may replace the LIBOR Page on that service for the purpose of displaying such rates or such other service as may be nominated by the ICE Benchmark Administration Limited (or the successor thereto if ICE Benchmark Administration Limited is no longer making such rates available), for the purpose of displaying London interbank offered rates for Dollar deposits) as of 11:00 a.m., London time, on the day that is two (2) Business Days prior to the first day of such Interest Period. If such rate does not appear on Reuters Page ‘LIBOR01’ (or such other page as may replace the LIBOR Page on that service for the purpose of displaying such rates or such other service as may be nominated by the ICE Benchmark Administration Limited (or the successor thereto if ICE Benchmark Administration Limited is no longer making such rate available), for the purpose of displaying London interbank offered rates for Dollar deposits), the LIBOR Rate referenced above shall be the rate per annum (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point) at which deposits in Dollars are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on the day that is two (2) Business Days prior to the first day of such Interest Period to prime banks in the London interbank market for a period equal to such Interest Period, commencing on the first day of such Interest Period in an amount comparable to the principal amount of such Advance. The Administrative Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided as requested, the rate for such Interest Period shall be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for such Interest Period shall be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Administrative Agent, at approximately 11:00 a.m., New York city time, on the date that is two (2) Business Days prior to the first day of such Interest Period for loans in Dollars to leading European banks for a period equal to such Interest Period, commencing on the first day of such Interest Period in an amount comparable to such Advance. In the event that the LIBOR Rate ever falls below zero, the LIBOR Rate shall be deemed to be zero for purposes of this definition.

“Licenses” means all licenses, permits, authorizations, determinations, and registrations issued by any Governmental Authority to a Borrower or any Subsidiary in connection with the conduct of its business.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

“Line of Business” means the marketing of credit and debit card processing services, check approval services and ancillary processing equipment and software to merchants who accept credit cards, debit cards, checks and other non-cash forms of payment.

“Liquidity” means, for any period an amount determined for the Intermediate Holding Company and its Subsidiaries on a consolidated basis equal to the sum of amount of (a) Unrestricted Cash-on-Hand of the Intermediate Holding Company and its Subsidiaries plus (b) Covenant Restricted Availability.

“Loan Documents” means, collectively, this Agreement, any Specified Hedging Agreement, the Fee Letter, the Notes, the Subsidiary Guaranty Agreement, the Parent Guaranty Agreement, the Intermediate Holding Company Guaranty Agreement, the Holding Company Security Agreement, the Intermediate Holding Company Security Agreement, the other Security Documents and each other agreement, instrument or document executed or delivered pursuant hereto.

“Loan Parties” means, collectively, the Borrowers, the Subsidiary Guarantors, the Intermediate Holding Company and the Parent.

“Loans” means, collectively, the Revolving Loans and the Term Loans.

“Loan to Enterprise Value Ratio” means, on any date of determination, for the Borrowers and their Subsidiaries on a consolidated basis, for any period, the ratio of (a) (i) Total Indebtedness as of such date, plus (ii) the difference, if positive, between the Aggregate Revolving Commitment and the Aggregate Revolving Exposure as of such date, to (b) Enterprise Value as of such date.

“Managing Person” means, with respect to any Person that is (a) a corporation, its board of directors, (b) a limited liability company, its board of control, managing member or members, (c) a limited partnership, its general partner, (d) a general partnership or a limited liability partnership, its managing partner or executive committee or (e) any other Person, the managing body thereof or other Person analogous to the foregoing.

“Margin Stock” means any “margin stock”, as defined in Regulation U of the Board, as amended, supplemented or otherwise modified from time to time.

“MasterCard” means MasterCard International, Incorporated and its Subsidiaries.

“Material Adverse Change” means a material adverse change in (a) the financial condition, operations, business or Property of the Loan Parties taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform their payment and other material obligations under the Loan Documents or (c) the ability of the Credit Parties taken as a whole to enforce their rights and remedies under the Loan Documents.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, operations, business or Property of the Loan Parties taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform their obligations under the Loan Documents or (c) the ability of the Credit Parties to enforce their rights and remedies under the Loan Documents.

“Material Contract” means, with respect to any Person, each contract or arrangement to which such Person is a party that, if terminated (other than in accordance with its terms), would reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means (i) (a) any fee-owned Real Estate Asset having a fair market value in excess of $1,000,000 as of the date of the acquisition thereof, and (b) all leasehold properties other than those with respect to which the aggregate payments under the term of the lease are less than $200,000 per annum, or (ii) any Real Estate Asset that the Required Lenders have determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Intermediate Holding Company or any Subsidiary thereof, including each Borrower.

“Measurement Date” means the last day of each fiscal quarter of the Intermediate Holding Company.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Intermediate Holding Company and its Subsidiaries ending on such date or most recently ended prior to such date.

“Merchant” has the meaning given to such term in the definition of the term “Merchant Agreement.”

“Merchant Account” means an account which is the subject of a Merchant Agreement and which generates Eligible Recurring Net Revenue. “Merchant Account” shall also include the account relationship established under any Merchant Agreement.

“Merchant Agreement” means an agreement, by and among the applicable Sponsor Bank, the applicable Processor and the applicable merchant (the “Merchant”), which provides for credit card and/or debit card transaction processing and related services pursuant to, and in accordance with, one or more Approved Bank Card Systems (including services relating to the authorization, transaction capture, settlement, chargeback handling and transaction processing of credit card and debit card transactions).

“Merchant Chargeback Loss Report” means a Merchant level report in form and substance satisfactory to the Administrative Agent, which sets forth Chargeback Losses (net of any collections from prior Chargeback Losses) incurred by any Merchant as of any period of determination and specifically identifying any Merchant with Chargeback Losses in excess of one percent (1%) of such Merchant’s total sales revenues for such period of determination and whose total number of Chargebacks exceeds thirty-five (35) per month in any two of the past six months.

“Merchant Volume Attrition Rate” means, as of the end of any fiscal month of each fiscal year of the Borrowers, the fraction, expressed as a percentage, which results from the following calculation: (a) one (1), minus (b) the quotient of (i) the net processing volume for the immediately preceding three-fiscal month period for Established Merchants divided by three (3), over (ii) the net processing volume in the same three-fiscal month period during the immediately preceding fiscal year for Established Merchants divided by three (3).

“Merchant Volume Attrition Rate Report” means a Merchant level report in form and substance satisfactory to the Administrative Agent that sets forth for each Merchant portfolio (a) the gross processing volume during the immediately preceding three-fiscal month period then ending of the prior year for all Established Merchants and the same period of the immediately preceding fiscal year, (b) the Merchant Volume Attrition Rate over such period and (c) all Merchant-level data used to calculate numbers in clauses (a) and (b) above.

“Merchant Static Pool Attrition Rate Report” means a report providing Established Merchant attrition information and a static pool analysis for any period of determination, which report is in form and substance substantially similar to the historical reports provided by NMS to the Administrative Agent prior to the Effective Date (with such changes as may be approved by the Administrative Agent in its sole discretion).

“Merrick” means Merrick Bank Corporation.

“Merrick Processor Agreement” means that certain Merchant ISO Agreement dated as of August 23, 2018 by and between Merrick and NMS.

“Minimum Borrowing Amount” means $250,000 or such amount plus (in the case of Loans not made on the Effective Date) a whole multiple of $100,000 in excess thereof.

“Minimum Prepayment Amount” means $250,000 or such amount plus a whole multiple of $100,000 in excess thereof.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made or to be made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Obligations which shall be in a form and substance as reasonably acceptable to the Administrative Agent.

“Multiemployer Plan” means a Pension Plan which is a multiemployer plan as defined in Section 4001(a) (3) of ERISA.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Casualty/Condemnation Proceeds” means any and all proceeds of casualty insurance or condemnation received by a Borrower or any of the Subsidiary Guarantors in connection with a casualty or condemnation event, net of fees and expenses incurred in the collection thereof, but excluding (a) any repair or replacement costs incurred in connection with a repair or replacement of the affect assets and permitted by this Agreement and (b) any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first-priority Lien permitted pursuant to this Agreement on the property which is subject of such casualty or condemnation after deducting therefrom only a reserve for any Taxes to be paid or estimated by the applicable Loan Party to be paid as a result of such casualty or condemnation.

“Net Income” means, for any period, (a) the net income (or loss) of the Intermediate Holding Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) the sum of (i) the income (or loss) of any Person (other than a Subsidiary of the Intermediate Holding Company) in which any other Person (other the Intermediate Holding Company and its Subsidiaries) has a joint interest, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Intermediate Holding Company or is merged into or consolidated with the Intermediate Holding Company or any of its Subsidiaries or that Person’s assets are acquired by the Intermediate Holding Company or any of its Subsidiaries, (iii) the income of any Subsidiary of the Intermediate Holding Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net extraordinary losses.

“Net Issuance Proceeds” means, in respect of the incurrence of Indebtedness by any Loan Party, Cash proceeds (including Cash proceeds as and when received in respect of non-Cash proceeds received or receivable in connection with such incurrence or issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of any Loan Party.

“Net Sale Proceeds” means the Cash proceeds of the Disposition of Property (including by way of merger), other than in the ordinary course of business as permitted under Section 8.6 (other than subsection (f) thereof) by any Loan Party after the Effective Date, net of:

(a) any Indebtedness permitted by Section 8.1(e) secured by assets being sold in such transaction required to be paid from such proceeds,

(b) income taxes that, as estimated by such Loan Party in good faith, will be required to be paid by such Loan Party (or its members or shareholders) in Cash as a result of such Disposition, and within the Reinvestment Period (provided that any such amounts that are not actually paid in taxes within such period or set aside for payment when due shall automatically become Net Sale Proceeds),

(c) reasonable reserves for liabilities, indemnification, escrows and purchase price adjustments resulting from the sale or other Disposition of assets in such transaction,

(d) transfer, sales, use and other similar taxes payable in connection with such Disposition, and

(e) all reasonable commissions, fees and other expenses of such Loan Party payable in connection with such Disposition.

“NewTracker License Agreements” means collectively, (a) that certain License Agreement for NewTracker® System, dated as of January 1, 2015 by and between Parent and NMS, (b) that certain License Agreement for NewTracker® System, dated as of July 23, 2017 by and between the Parent and Premier, (c) that certain License Agreement for NewTracker® System, dated as of January 1, 2015 by and between the Parent and the Holding Company, (d) that certain License Agreement for NewTracker® System, dated as of July 23, 2015 by and between the Parent and UPSWI Sales, LLC, in each case, pursuant to which Parent has granted to the applicable counter-party a nonexclusive license to use the NewTracker System.

“NewTracker System” means the NewTracker® Referral Processing and Tracking System owned by the Parent which is a cloud computing based, SAAS Platform which integrates the secure receipt, processing, tracking and reporting of business referrals and leads.

“NMS Processor Agreement” means that certain (a) Independent Sales Organization Agreement, dated as of March 6, 2008, by and among NCMIC Finance Corporation, NMS and Premier and (b) Independent Sales Agent Agreement, dated as of September 7, 2009, by and between NMS and Premier.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 11.1 and (b) has been approved by the Required Lenders.

“Non-Qualifying Party” means either Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Notes” means with respect to each Lender in respect of such Lender’s Loans, promissory notes, substantially in the form of Exhibit A-1 in respect of Revolving Loans and Exhibit A-2 in respect of Term Loans, payable to the order of such Lender, each such promissory note having been made by the Borrowers and dated the Effective Date or the effective date under the applicable Assignment and Assumption Agreement, as any of the same may be amended, supplemented or otherwise modified from time to time.

“Notice of Continuation/Conversion” has the meaning set forth in Section 3.3(a).

“Obligation Aggregate Payments” has the meaning set forth in Section 2.8(b).

“Obligation Fair Share” has the meaning set forth in Section 2.8(b).

“Obligation Fair Share Contribution Amount” has the meaning set forth in Section 2.8(b).

“Obligation Fair Share Shortfall” has the meaning set forth in Section 2.8(b).

“Obligations” means (a) all principal of the Loans, interest thereon and breakage costs (for which the Borrowers are obligated to indemnify a Credit Party under this Agreement), if any, (whether such obligations and liabilities arose or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, and regardless of whether allowed or allowable in such proceeding), (b) all other monetary obligations, including fees, commissions, costs and expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of the Loan Parties to the Lenders or the Administrative Agent, or that are otherwise payable to the Lenders or the Administrative Agent, in each case under this Agreement and the other Loan Documents, (c) all obligations, whether contingent or matured, of the Loan Parties under any Specified Hedging Agreement, other than Excluded Hedging Obligations, (d) all Cash Management Obligations, (e) all costs and expenses of the Lenders and the Administrative Agent in enforcing, preserving and protecting any and all of its interests under the Agreement or any other Loan Documents, whether or not suit is instituted, to the extent provided in any Loan Document and (f) the performance of all covenants, agreements, obligations and liabilities of the Loan Parties under or pursuant to this Agreement and the other Loan Documents, whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired.

“Organizational Documents” means as to any Person which is (a) a corporation, the certificate or articles of incorporation and by-laws of such Person, (b) a limited liability company, the limited liability company agreement or similar agreement of such Person, (c) a partnership, the partnership agreement or similar agreement of such Person, or (d) any other form of entity or organization, the organizational documents analogous to the foregoing.

“Other Connection Taxes” means, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.9).

“PA-DSS Requirements” means requirements applicable to any Payment Subsidiary pursuant to the Payment Application Data Security Standard.

“Parent” means Newtek Business Services Corp., a Maryland corporation.

“Parent Guaranty Agreement” means the Parent Guaranty Agreement, substantially in the form of Exhibit G-2, made by the Parent in favor of the Administrative Agent, for the benefit of the Credit Parties, as amended, supplemented or otherwise modified from time to time.

“Parent Revolving Note” means that certain Third Amended and Restated Revolving Note, effective November 8, 2018, made by the Parent in favor of the “Lenders” defined therein.

“Participant” has the meaning set forth in Section 11.5(c).

“Participant Register” has the meaning set forth in Section 11.5(c).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment” has the meaning set forth in Section 2.4(f).

“Payment Office” means the office of the Administrative Agent set forth in Section 11.2(a)(ii).

“Payment Subsidiary” means any Subsidiary of the Intermediate Holding Company which is engaged in the business of providing credit card and debit card processing services to Merchants.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

“PCI-DSS Requirements” means the Payment Card Industry Data Security Standard Requirements.

“PCI Requirements” means the PA-DSS Requirements (if applicable), the PCI-DSS Requirements and other rules or regulations of the Approved Bank Card Systems related to data security.

“Pension Plan” means, at any date of determination, any Employee Benefit Plan (including a Multiemployer Plan), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding such date, were in whole or in part, the responsibility of any Loan Party (including on account of any ERISA Affiliate).

“Permitted Acquisition” means:

(a) the purchase by Premier of the rights to any residual payment stream owed by Premier to its agents or sub-ISO’s (or persons or entities fulfilling similar roles) (collectively, “Premier Sub-Agents”) with respect to all or substantially all Merchant Accounts boarded by Premier with Elavon, CardConnect and/or NMS from such Premier Sub-Agents, provided that the sum of all amounts payable in connection with all such purchases shall not exceed $7,000,000 in the aggregate during the term of this Agreement; or

(b) any Acquisition, to the extent not included in clause (a) (including, for clarity, purchases of Merchant Accounts, Merchant Agreements, and rights to any residual payment stream with respect thereto and/or portfolios consisting thereof (a “Merchant Acquisition”)), consisting of a single transaction or a series of related transactions, by a Loan Party (whether by the acquisition of Capital Stock, assets or any combination thereof), and such Acquisition meets all of the following requirements, except that any Merchant Acquisition by any Borrower from any of its agents or sub-ISO’s (or persons or entities fulfilling similar roles) in the ordinary course of its business where the sum of all amounts payable in connection with such Merchant Acquisitions does not exceed $250,000 shall not be required to meet any requirement set forth below other than those set forth in clauses (iii), (iv), (v), (viii), (ix) and (x) below:

(i) no less than fifteen (15) days (or such shorter period as the Administrative Agent may agree to) prior to the proposed closing date of such Acquisition, the Administrative Borrower shall have delivered written notice of such Acquisition to the Administrative Agent, which notice shall include the proposed closing date of such Acquisition;

(ii) the Administrative Borrower shall have certified on or before the closing date of such Acquisition, in writing and in a form reasonably acceptable to the Administrative Agent, that such Acquisition has been approved by the Managing Person of the Target and that such Acquisition is not hostile and that the Target had earnings before interest, taxes, depreciation and amortization (after giving effect to any pro forma adjustments reasonably acceptable to the Administrative Agent) for the trailing twelve month period ended immediately prior to the proposed closing date of such Acquisition of greater than $0;

(iii) the assets being acquired shall be located in the United States and, to the extent all of the Capital Stock of the Target is being acquired, the Target shall be organized in the United States;

(iv) the Target shall be in the same or substantially similar Line of Business;

(v) if such transaction is a merger or consolidation, a Loan Party shall be the surviving Person;

(vi) no later than five (5) Business Days prior to the proposed effective date of such Acquisition, the Administrative Borrower shall have delivered to the Administrative Agent a Compliance Certificate signed by a Financial Officer of a Borrower or the Intermediate Holding Company demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, on a pro forma basis (as of the date of the Acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) compliance with each covenant contained in Section 8.11 for the most recent fiscal quarter end preceding such Acquisition for which financial statements are available;

(vii) the Administrative Borrower (A) shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents (B) shall have delivered to, or made available for inspection by, the Administrative Agent substantially complete Permitted Acquisition Diligence Information, (C) to the extent required under the related acquisition agreement, all consents and approvals from applicable Governmental Authorities and other Persons and (D) if available, environmental assessments;

(viii) no Default shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith;

(ix) with respect to an acquisition of Merchant Accounts or Merchant Accounts, such Acquisition shall have been consummated solely by a Payment Subsidiary;

(x) (A) the sum of all amounts payable in connection with all such Acquisitions (including all transaction costs and all Indebtedness, liabilities, “earn-outs” and contingent obligations incurred or assumed in connection therewith) shall not exceed $1,000,000 individually or $3,000,000 in the aggregate during the term of this Agreement and (B) the sum of all “earn-outs” or Indebtedness consisting of the deferred purchase price of property acquired (x) at any one time outstanding (assuming that all such “earn-outs” or other Indebtedness shall be earned and/or shall become due to the maximum extent possible) shall not exceed $500,000 in the aggregate and (y) in connection with all such acquisitions (assuming that all such “earn-outs” or other Indebtedness shall be earned and/or shall become due to the maximum extent possible) shall not exceed $1,000,000 in the aggregate during the term of this Agreement; and

(xi) the Administrative Borrower shall have provided such other documents and other information as may be reasonably requested by the Administrative Agent in connection with such Acquisition.

“Permitted Acquisition Diligence Information” means, with respect to any Acquisition proposed by a Loan Party, to the extent applicable, all material financial information, all Material Contracts, all material customer lists, all material supply agreements, and all other material information, in each case reasonably requested to be delivered to the Administrative Agent in connection with such Acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).

“Permitted Acquisition Documents” means, with respect to any Acquisition proposed by a Loan Party, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Cure Securities” means any Capital Stock of the Intermediate Holding Company other than Disqualified Stock.

“Permitted Investments” means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s or from Moody’s; (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States that has a combined capital and surplus and undivided profits of not less than $500,000,000 at the date of acquisition; and (d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition.

“Permitted Lien” has the meaning set forth in Section 8.2.

“Person” means any individual, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity, and for the purpose of the definition of “ERISA Affiliate”, a trade or business.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means a rate of interest per annum equal to the rate of interest publicly announced in New York, New York by Webster Bank from time to time as its base commercial lending rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate. The Borrowers acknowledge that the Prime Rate is not necessarily the lowest rate at which any Lender may make loans or other extensions of credit.

“Processor” as defined in the definition of the term “Processor Agreement.”

“Processor Agreement” means an agreement, by and between the applicable Payment Subsidiary and the applicable Sponsor Bank and/or other third party data processor (the “Processor”), which provides for credit card and/or debit card transaction processing and related services to Merchants pursuant to, and in accordance with, one or more Approved Bank Card Systems (including services relating to the authorization, transaction capture, settlement, chargeback handling and transaction processing of credit card and debit card transactions).

“Processor Consent Agreement” means a processor consent agreement to be executed by the applicable Payment Subsidiary, the applicable Processor and the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent.

“Pro Forma EBITDA” means, with respect to any Target acquired in a Permitted Acquisition or other permitted Investment, EBITDA for such Target for the most recent twelve (12) month period preceding the acquisition thereof, adjusted by extraordinary expenses, increased costs, identifiable and verifiable expense reductions, excess management compensation and other reasonable adjustments, if any, in each case calculated by the Administrative Borrower and approved by the Administrative Agent in its reasonable discretion, in each case, without duplication of any item added back in determining EBITDA.

“Prohibited Customer” means any customer or Merchant that (a) sells (or has an ownership interest in a business that sells) adult products or medical marijuana, (b) operates (or has an ownership interest in) an on-line gambling or on-line pharmacy business, (c) engages in, directly or indirectly, any illegal business or activity or (d) is a Sanctioned Person.

“Prohibited Transaction” means a transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Property” means all types of real, personal, tangible, intangible or mixed property, including goodwill.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party if such Loan Party has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an Eligible Contract Participant and can cause another Person to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by the Intermediate Holding Company or any of its Subsidiaries in any real property.

“Redwood Processor Agreement” means that certain Independent Sales Organization Agreement and Member Services Provider Agreement, dated as of January 24, 2011 between Redwood Merchant Services, a division of Westamerica Bank and NMS.

“Register” has the meaning set forth in Section 3.8.

“Regulatory Change” means (a) the introduction or phasing in of any law, rule or regulation after the Effective Date, (b) the issuance or promulgation after the Effective Date of any directive, guideline or request from any central bank or United States or foreign Governmental Authority (whether or not having the force of law), or (c) any change after the Effective Date in the interpretation of any existing law, rule, regulation, directive, guideline or request by any central bank or United States or foreign Governmental Authority charged with the administration thereof; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reinvestment Period” means the period beginning on the date that Net Sale Proceeds or Net Casualty/Condemnation Proceeds from a sale or other Disposition or a casualty or condemnation, respectively, are received by a Loan Party and ending on the earlier of (a) one hundred eighty (180) days after the receipt of such proceeds (provided that such period shall be extended by one hundred eighty days to the extent either Borrower or any of its Subsidiaries enters into a binding commitment to reinvest the Net Sale Proceeds or Net Casualty/Condemnation Proceeds within said one hundred eighty (180) day period) and (b) the occurrence of an Event of Default.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents, partners and advisors of such Person and such Person’s Affiliates.

“Replacement Lender” means a financial institution proposed by the Administrative Borrower in accordance with Section 2.7(e) that is satisfactory to the Administrative Agent in its sole discretion and which has agreed to acquire and assume all or part of a Defaulting Lender’s Loans and Commitments under Section 2.7(e).

“Replacement Rate” has the meaning set forth in Section 3.6(d)(ii).

“Reportable Event” means, with respect to any Pension Plan, (a) any event set forth in Sections 4043(c) (other than a Reportable Event as to which the 30-day notice requirement is waived by the PBGC under applicable regulations), 4062(c) or 4063(a) of ERISA or the regulations thereunder, (b) an event requiring the Loan Parties or any ERISA Affiliate to provide security to a Pension Plan under Section 401(a)(29) of the Code, or (c) any failure to make any material payment required by Section 412(m) of the Code.

“Required Lenders” means, at any time, Lenders owning in the aggregate more than 50% of the sum of (a) the outstanding Revolving Loans and (b) the outstanding Term Loans (or, if there are no Revolving Loans and Term Loans then outstanding, Lenders having Commitments greater than 50% of the total of all Commitments immediately prior to the termination of the Commitments); provided that, if there are two or more Lenders that are not Affiliates of one another, then “Required Lenders” shall consist of at least two Lenders meeting the foregoing requirements. The outstanding Loans and Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Payment” has the meaning set forth in Section 3.7(a).

“Restricted Payment” means, with respect to any Person, (a) the declaration or payment of any dividends or distributions in respect of its Capital Stock (whether in Cash, securities or other property) by such Person, (b) the purchase, redemption, retirement or other acquisition for value of any of its Capital Stock now or hereafter outstanding, including, without limitation, pursuant to any put or similar right, (c) the allocation or other setting apart of any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of any shares of its Capital Stock, (d) any and all payments in respect of Subordinated Debt (other than payments permitted under the applicable Subordination Agreement), and (e) the payment of any management, transaction or similar fees due to any Person that is an equityholder of the Intermediate Holding Company (or an Affiliate of such equityholder) on account of management, advisory or similar services provided by such Person to any other Person.

“Revolving Commitment” means, in respect of any Lender, the maximum amount of such Lender’s Revolving Commitment as set forth on Schedule 1.1(b) under the heading “Revolving Commitment” or in an Assignment and Assumption Agreement pursuant to which it became a Lender, as such amount may be adjusted from time to time in accordance herewith.

“Revolving Commitment Percentage” means, as of any date and with respect to each Lender, the percentage equal to a fraction (a) the numerator of which is such Lender’s Revolving Commitment on such date, and (b) the denominator of which is the Aggregate Revolving Commitment on such date.

“Revolving Commitment Period” means the period from the Business Day immediately following the Effective Date through the Business Day immediately preceding the Revolving Maturity Date.

“Revolving Exposure” means, with respect to any Lender as of any date, the outstanding principal balance of such Lender’s Revolving Loans.

“Revolving Loan” and “Revolving Loans” have the meanings set forth in Section 2.1(a).

“Revolving Maturity Date” means November 8, 2023, or such earlier date on which the Revolving Loans shall become due and payable, whether by acceleration or otherwise.

“RIC” means a corporation that qualifies as a regulated investment company under the provisions of Sections 852, et seq. of the Code.

“Rules” means the bylaws, regulations and/or other requirements that are promulgated by Approved Bank Card Systems.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which a Person sells or transfers any Property in connection with the leasing, or the resale against installment payments, of such Property to the seller or transferor.

“Sanctioned Jurisdiction” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanction.

“Sanctioned Person” means, at any time, any Person that is the subject or the target of any Sanction.

“Sanctions” means sanctions administered or enforced by (a) the US Department of the Treasury’s Office of Foreign Assets Control, (b) the US Department of State, (c) the United Nations Security Council, (d) the European Union, (e) Her Majesty’s Treasury of the United Kingdom, and (f) other relevant sanctions authority.

“Scheduled Principal Payments” means, for any period, scheduled principal payments to be made on Indebtedness of the Loan Parties (determined without giving effect to any reduction resulting from application of voluntary prepayments), excluding mandatory prepayments.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Security Agreement” means the Security Agreement, by and among the Loan Parties party thereto and the Administrative Agent, substantially in the form of Exhibit F-1, as amended, supplemented or otherwise modified from time to time.

“Security Documents” means collectively, the Security Agreement, the Holding Company Security Agreement, the Intermediate Holding Company Security Agreement, each grant of security interest in Intellectual Property owned by a Loan Party, each security agreement required to be delivered by a Subsidiary Guarantor pursuant to Section 8.13, and any other instruments, agreements and documents executed and delivered in connection therewith.

“Solvent” means, with respect to any Person on a particular date, the condition that on such date, (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute an unreasonably small amount of capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability after taking into account probable payments by co-obligors.

“Special Counsel” means Emmet, Marvin & Martin, LLP, or such other counsel selected by the Administrative Agent, as special counsel to the Administrative Agent hereunder.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Hedging Agreement” means any Hedging Agreement that was entered into with a counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into.

“Specified Percentage” means with respect to any Lender in connection with (a) Revolving Loans, such Lender’s Revolving Commitment Percentage at such time, and (b) Term Loans, the percentage equal to such Lender’s Term Loan Commitment at such time divided by the Aggregate Term Loan Commitment at such time.

“Sponsor Bank” means a federal or state chartered bank which is a member of the Visa and/or MasterCard payment networks (or another Approved Bank Card System) and which submits credit and debit card transactions to the relevant Approved Bank Card System and provides related services on behalf any Payment Subsidiary.

“Subordinated Promissory Note” means an intercompany promissory note substantially in form and substance reasonably acceptable to the Administrative Agent.

“Standard & Poor’s” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which a Lender is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the affected Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means the collective reference to any Indebtedness of any Loan Party subordinated in right and time of payment to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the Indebtedness evidenced thereby or issued thereunder is subordinated in right and time of payment to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent and each as amended, supplemented or otherwise modified from time to time.

“Subsidiary” means, as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (a) in respect of a corporation, owns or controls more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the Managing Person, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (b) in respect of an association, partnership, limited liability company, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.

“Subsidiary Guarantors” means each Guarantor other than the Intermediate Holding Company and the Parent.

“Subsidiary Guaranty Agreement” means the Subsidiary Guaranty Agreement, substantially in the form of Exhibit G-1, made by the Subsidiary Guarantors in favor of the Administrative Agent, for the benefit of the Credit Parties, as amended, supplemented or otherwise modified from time to time.

“Swap Counterparties” means Webster Bank or any other Lender, in its capacity as swap counterparty, and its successors and/or assigns.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Target” means the Person, or business or substantially all of the assets of a Person, acquired in an Acquisition.

“Tax” means any and all present or future income, stamp or other taxes, levies, imposts, duties, fees, assessments, deductions, withholdings, or other charges of whatever nature, now or hereafter imposed, levied, collected, withheld, or assessed by any jurisdiction, or by any department, agency, state or other political subdivision thereof or therein.

“Term Loan” and “Term Loans” have the meanings set forth in Section 2.1(b).

“Term Loan Commitment” means, in respect of any Lender, the maximum amount of such Lender’s Term Loan Commitment as set forth on Schedule 1.1(b) under the heading “Term Loan Commitment” or in an Assignment and Assumption Agreement pursuant to which it became a Lender.

“Term Loan Exposure” means, with respect to any Lender as of any date, the sum as of such date of the outstanding principal balance of such Lender’s Term Loans.

“Term Loan Maturity Date” means November 8, 2023, or such earlier date on which the Term Loans shall become due and payable, whether by acceleration or otherwise.

“Termination Event” means, with respect to any Pension Plan, (a) a Reportable Event, (b) the termination of a Pension Plan, or the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, (c) the institution of proceedings to terminate a Pension Plan under Section 4042 of ERISA, or (d) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA.

“Title Policy” has the meaning set forth in Section 7.23(b)(iii).

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Intermediate Holding Company and its Subsidiaries, on a consolidated basis, (a) for borrowed money, (b) evidenced by notes, acceptances or other similar instruments and (c) consisting of Guarantees of Indebtedness of others of the type described in clause (a) or (b).

“Total Leverage Ratio” means, on any date of determination, for the Intermediate Holding Company and its Subsidiaries on a consolidated basis, for any period, the ratio of (a) Total Indebtedness as of such date to (b) EBITDA for the Measurement Period ending on or most recently prior to such date of determination for which financial statements have been delivered pursuant to Section 7.1.

“Total Percentage” means, as of any date and with respect to each Lender, the percentage equal to a fraction (a) the numerator of which is the sum of (i) the Revolving Commitment of such Lender on such date (or, if there are no Revolving Commitments on such date, the Revolving Exposure of such Lender), plus (ii) the Term Loan Commitment of such Lender on such date (or, if there are no Term Loan Commitments on such date, the Term Loan Exposure of such Lender) and (b) the denominator of which is the sum of (i) the Aggregate Revolving Commitment on such date (or, if there are no Revolving Commitments on such date, the Aggregate Revolving Exposure on such date) plus (ii) the Aggregate Term Loan Commitment on such date (or, if there are no Term Loan Commitments on such date, the Aggregate Term Loan Exposure on such date).

“UCC” means the Uniform Commercial Code, from time to time in effect in the State of New York.

“Underwriting Policies and Procedures” means those certain Credit Underwriting Policies & Procedures of NMS disclosed to the Administrative Agent prior to the Effective Date.

“United States” means the United States of America (including the States thereof and the District of Columbia).

“Unrestricted Cash-on-Hand” means, on any date of determination, all money, currency or credit balances owned by the Intermediate Holding Company or any of its Subsidiaries held in any demand or Deposit Account in the United States of America on the date of determination (excluding, for purposes of clarity, any amounts available to be drawn or funded under lines of credit or other debt facilities, including, without, limitation, revolving loans); provided, however, that amounts calculated under this definition shall exclude any amounts that would not be considered Cash; provided, further, that amounts included under this definition, shall (a) be included only to the extent such amounts are not subject to any Lien or other restriction or encumbrance of any kind (other than Liens (x) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights so long as such liens and rights are not being enforced or otherwise exercised and (y) in favor of the Administrative Agent) and (b) exclude any amounts held by the Intermediate Holding Company or any of its Subsidiaries in escrow, trust or other fiduciary capacity for or on behalf of a client of the Intermediate Holding Company or any of its Subsidiaries.

“Visa” means VISA International, Inc., Visa USA Incorporated and its related memberships and associations.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Accounting Terms.

As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent there are any changes in GAAP from the date of this Agreement, the financial covenants set forth herein at the option of the Administrative Agent will either (i) continue to be determined in accordance with GAAP in effect on the Effective Date, as applicable, or (ii) be adjusted or reset to reflect such changes in GAAP, such adjustments or resets to be mutually agreed to by the Administrative Borrower and the Administrative Agent.

1.3 Rules of Interpretation.

(a) Unless expressly provided in a Loan Document to the contrary, (i) the words “hereof”, “herein”, “hereto” and “hereunder” and similar words when used in each Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof, (ii) section, subsection, schedule and exhibit references contained therein shall refer to section, subsection, schedule and exhibit thereof or thereto, (iii) the words “include” and “including”, shall mean that the same shall be “included, without limitation”, (iv) any definition of, or reference to, any agreement, instrument, certificate or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified to the extent not prohibited under any Loan Document, (v) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (vi) the words “asset” and “property”, when used alone without any modifier, shall be construed to have the same meaning and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights, (vii) words in the singular number include the plural, and words used therein in the plural include the singular, (viii) any reference to a time shall refer to such time in New York, New York, (ix) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”, and (x) references therein to a fiscal period shall refer to that fiscal period of the Intermediate Holding Company.

(b) Article and Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

ARTICLE 2. AMOUNT AND TERMS OF LOANS

2.1 Loans.

(a) Revolving Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans available to the Borrowers up to its Specified Percentage of the Aggregate Revolving Commitment in Dollars (each a “Revolving Loan” and, as the context may require, collectively with all other Revolving Loans of such Lender and with the Revolving Loans of all other Lenders, the “Revolving Loans”) from time to time on any Business Day during the Revolving Commitment Period, provided that after giving effect thereto such Lender’s Revolving Exposure would not exceed the sum of such Lender’s Revolving Commitment and the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment. During such period, the Borrowers may borrow, prepay in whole or in part and reborrow under the Revolving Commitments, all in accordance with the terms and conditions of this Agreement. The outstanding principal balance of each Revolving Loan and all accrued and unpaid interest thereon shall be due and payable on the Revolving Maturity Date.

(b) Term Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make term loans available to the Borrowers up to its Specified Percentage of the Aggregate Term Loan Commitment in Dollars (each a “Term Loan” and, as the context may require, collectively with all other Term Loans of such Lender and with the Term Loans of all other Lenders, the “Term Loans”) on the Effective Date, provided that after giving effect thereto such Lender’s Term Loan Exposure would not exceed such Lender’s Term Loan Commitment, and the Aggregate Term Loan Exposure would not exceed the Aggregate Term Loan Commitment. Term Loans that are repaid or prepaid, in whole or in part, may not be reborrowed.

2.2 Procedure for Borrowing.

(a) Borrowing Request. To request a Loan, the Administrative Borrower shall notify the Administrative Agent by the delivery of a Borrowing Request, which shall be sent by facsimile or email and shall be irrevocable, no later than 11:00 a.m. Eastern time, three (3) Business Days prior to the requested Borrowing Date, in the case of LIBOR Advances (except that for Loans made on the Effective Date, such notice may be given one (1) Business Day prior to the Borrowing Date), and 11:00 a.m. Eastern time on or prior to the requested Borrowing Date, in the case of ABR Advances, specifying (i) the aggregate principal amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether such borrowing is to consist of a Revolving Loan, a Term Loan, or a combination thereof, (iv) whether such borrowing is to consist of one or more LIBOR Advances, ABR Advances, or a combination thereof and (v) if the Loan is to consist of one or more LIBOR Advances, the amount and length of the Interest Period for each LIBOR Advance. The amount of (x) each LIBOR Advance to be made on a Borrowing Date, when aggregated with all amounts to be converted to, or continued as, a LIBOR Advance on such date and having the same Interest Period as such first LIBOR Advance, shall equal or exceed the Minimum Borrowing Amount and (y) each ABR Advance made on each Borrowing Date shall equal or exceed the Minimum Borrowing Amount or, in each case, if less, the unused portion of the Aggregate Revolving Commitment.

(b) Funding by Lenders. Upon receipt of each Borrowing Request, the Administrative Agent shall promptly notify each Lender thereof. Subject to its receipt of the notice referred to in the preceding sentence, each Lender will make the amount of its Specified Percentage of the requested Loans available to the Administrative Agent for the account of the Borrowers at the Payment Office not later than 11:00 a.m. Eastern time on the relevant Borrowing Date (or, in the case of a borrowing of ABR Advances, not later than 1:00 p.m. Eastern time on such Borrowing Date) requested by the Administrative Borrower, in funds immediately available to the Administrative Agent at such office. The amounts so made available to the Administrative Agent on such Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement, promptly be made available on such date to the Borrowers by the Administrative Agent at the Payment Office by depositing into an account of the Borrowers the aggregate of said amounts (in like funds) received by the Administrative Agent.

(c) Failure to Fund. Unless the Administrative Agent shall have received notice prior to a proposed Borrowing Date (or, in the case of a borrowing of ABR Advances, prior to 11:00 a.m. Eastern time on such Borrowing Date) from a Lender (by telephone or otherwise, such notice to be promptly confirmed by facsimile or email or other writing) that such Lender will not make available to the Administrative Agent such Lender’s share of the requested Loans, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the Borrowing Date in accordance with this Section and, in reliance upon such assumption, make available to the Borrowers on such Borrowing Date a corresponding amount. If and to the extent such Lender shall not have so made such share available to the Administrative Agent, the Administrative Agent shall promptly notify the Administrative Borrower of such omission, and such Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Borrowers to the date such amount is paid to the Administrative Agent, at a rate of interest per annum equal to the greater of (i) the Federal Funds Effective Rate or (ii) a rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Loan as part of the relevant borrowing for purposes of this Agreement. The failure of any Lender to provide such Lender’s share of the requested Loans shall not relieve any other Lender of its obligations hereunder to provide its share of the requested Loans.

2.3 Termination and Reduction of Commitments.

(a) Termination or Reductions. The Borrowers at any time may, upon at least three (3) Business Days’ prior written notice by the Administrative Borrower to the Administrative Agent, (i) when the Aggregate Revolving Exposure shall be zero, terminate all of the Revolving Commitments and (ii) at any time and from time to time when the Aggregate Revolving Commitment shall exceed the Aggregate Revolving Exposure (after giving effect to any contemporaneous prepayment of Revolving Loans), permanently reduce the Aggregate Revolving Commitment, provided, however, that each such partial reduction shall be in the amount of $100,000 or such amount plus a whole multiple of $100,000 in excess thereof.

(b) Reductions in General. Each reduction of the Aggregate Revolving Commitment shall be made by reducing each Lender’s Revolving Commitment by an amount equal to such Lender’s Specified Percentage of such reduction. Simultaneously with each reduction of the Aggregate Revolving Commitment, the Borrowers shall pay the accrued and unpaid Commitment Fee on the amount by which the Aggregate Revolving Commitment has been reduced.

2.4 Prepayments and Repayments of the Loans.

(a) Voluntary Prepayments. The Borrowers shall have the right at any time and from time to time to prepay all or any portion of the Loans without premium or penalty (but subject to Section 3.5), by the Administrative Borrower delivering to the Administrative Agent an irrevocable written notice thereof at least one (1) Business Day (or such shorter period as is acceptable to the Administrative Agent) prior to the proposed prepayment date, in the case of Loans consisting of ABR Advances, and at least three (3) Business Days (or such shorter period as is acceptable to the Administrative Agent) prior to the proposed prepayment date, in the case of Loans consisting of LIBOR Advances, specifying (i) whether the Loans to be prepaid are Revolving Loans, Term Loans or a combination thereof, (ii) whether such Loans consist of ABR Advances, LIBOR Advances, or a combination thereof, (iii) the amount to be prepaid and (iv) the date of prepayment, whereupon the amount specified in such notice shall be due and payable on the date specified. Upon receipt of each such notice, the Administrative Agent shall promptly notify each Lender thereof. Each partial prepayment of the Loans pursuant to this subsection shall be in an amount equal to or in excess of the Minimum Prepayment Amount, or, if less, the outstanding principal balance of the Revolving Loans or Term Loans, as the case may be. After giving effect to any partial prepayment with respect to LIBOR Advances which were made (whether as the result of a borrowing, a conversion or a continuation) on the same date and which had the same Interest Period, the outstanding principal balance of such LIBOR Advances shall equal or exceed (subject to Section 3.3) the Minimum Prepayment Amount. Any voluntary prepayment of Revolving Loans shall not reduce the Aggregate Revolving Commitment. All voluntary prepayments of the aggregate outstanding principal amount of the Term Loans shall be applied in the order as directed by the Borrowers. Such prepayments shall also include any terminations fees due to any Swap Counterparty under any Specified Hedging Agreement.

(b) Scheduled Repayments of Term Loans. The unpaid principal amount of the Term Loans shall be payable on the following dates in the following installments:

Date	Principal Installment Due
April 1, 2019	$875,000.00
July 1, 2019	$875,000.00
October 1, 2019	$875,000.00
January 2, 2020	$875,000.00
April 1, 2020	$875,000.00
July 1, 2020	$875,000.00
October 1, 2020	$875,000.00
January 4, 2021	$875,000.00
April 1, 2021	$875,000.00
July 1, 2021	$875,000.00
October 1, 2021	$875,000.00
January 3, 2022	$875,000.00
April 1, 2022	$1,312,500.00
July 1, 2022	$1,312,500.00
October 3, 2022	$1,312,500.00
January 2, 2023	$1,312,500.00
April 3, 2023	$1,312,500.00
July 3, 2023	$1,312,500.00
Term Loan Maturity Date	$16,625,000.00, or such lesser amount then outstanding

provided, however, that the aggregate unpaid principal amount of the Term Loans outstanding on the Term Loan Maturity Date, together with all accrued and unpaid interest thereon, shall be due and payable on the Term Loan Maturity Date.

(c) Mandatory Prepayments. In addition to any prepayment of the Loans that may be required as a result of an Event of Default, the Loans shall be subject to mandatory prepayment as follows:

(i) Dispositions. On the last day of the Reinvestment Period for any Disposition of Property of any Loan Party (other than the Elavon Asset Sale) which results in the receipt by such Loan Party of aggregate Net Sale Proceeds (including, for the avoidance of doubt, Net Sale Proceeds which result from the sale of Merchant Accounts or customer accounts of NMS) in excess of $250,000, the Borrowers shall prepay the Loans in an amount equal to the Net Sale Proceeds of the sale of the Property sold less Net Sale Proceeds that are reinvested by such Loan Party in assets used in the ordinary course of business or Capital Expenditures during the Reinvestment Period. Such Net Sale Proceeds not reinvested on or before the last day of the Reinvestment Period shall first be applied to prepay the then aggregate outstanding principal amount of Term Loans in inverse order of maturity, and after payment in full of the Term Loans, then to prepay the then aggregate outstanding principal amount of Revolving Loans (without resulting in or causing a permanent reduction in the Aggregate Revolving Commitment). Nothing contained in this Section 2.4(c)(i) shall be deemed to permit any Disposition which is not otherwise permitted under this Agreement.

(ii) Casualty and Condemnation. On the last day of the Reinvestment Period in respect of any casualty or condemnation of Property of any Loan Party which results in the receipt by such Loan Party of aggregate Net Casualty/Condemnation Proceeds in excess of $250,000, the Borrowers shall prepay the Loans in an amount equal to all Net Casualty/Condemnation Proceeds less Net Casualty/Condemnation Proceeds used by such Loan Party during the Reinvestment Period to replace or repair fixed assets in connection with the casualty or condemnation event giving rise to such Net Casualty/Condemnation Proceeds. Such Net Casualty/Condemnation Proceeds not reinvested on or before the last day of the Reinvestment Period shall first be applied to prepay the then aggregate outstanding principal amount of Term Loans in inverse order of maturity, and after payment in full of the Term Loans, then to prepay the then aggregate outstanding principal amount of Revolving Loans (without resulting in or causing a permanent reduction in the Aggregate Revolving Commitment).

(iii) Incurrence of Indebtedness and Issuance of Permitted Cure Securities. Within three (3) Business Days of receipt by any Loan Party of Net Issuance Proceeds (other than Net Issuance Proceeds from the incurrence of Indebtedness permitted under Section 8.1), the Borrowers shall prepay the Loans in an amount equal to such Net Issuance Proceeds. Such Net Issuance Proceeds shall first be applied to prepay the then aggregate outstanding principal amount of Term Loans in inverse order of maturity, and after payment in full of the Term Loans, then to prepay the then aggregate outstanding principal amount of Revolving Loans (without resulting in or causing a permanent reduction in the Aggregate Revolving Commitment). Upon receipt by a Borrower of a Cure Amount, the Borrowers shall promptly prepay the Loans in an amount equal to the Cure Amount. Such prepayment shall first be applied to prepay the then aggregate outstanding principal amount of Term Loans in inverse order of maturity, and after payment in full of the Term Loans, then to prepay the then aggregate outstanding principal amount of Revolving Loans (without resulting in or causing a permanent reduction in the Aggregate Revolving Commitment). Nothing contained in this Section 2.4(c)(iii) shall be deemed to permit any incurrence of Indebtedness which is not otherwise permitted under this Agreement.

(iv) Excess Revolving Exposure. If at any time (including, without limitation, after giving effect to any reduction or termination of the Revolving Commitments) the Revolving Exposure exceeds the Aggregate Revolving Commitment, then the Borrowers shall immediately repay the Revolving Loans in an amount sufficient to eliminate such excess.

(d) Other Mandatory Prepayments.

(i) Simultaneously with each reduction or termination of the Aggregate Revolving Commitment, the Borrowers shall prepay the Revolving Loans, by an amount equal to the excess, if any, of the Aggregate Revolving Exposure minus the Aggregate Revolving Commitment after giving effect to such reduction or termination.

(ii) Simultaneously with each reduction or termination of the Revolving Commitments and the Borrowers shall prepay the Revolving Loans by an amount equal to the lesser of (x) the aggregate outstanding principal balance of the Revolving Loans, or (y) the excess of the aggregate outstanding principal balance of the Revolving Loans over the Revolving Commitments as so reduced or terminated.

(e) In General. Simultaneously with each prepayment of a Loan, the Borrowers shall prepay all accrued interest on the amount prepaid through the date of prepayment.

(f) Payments from Account. The Borrowers authorize the Administrative Agent to make automatic deductions from a Deposit Account (the “Account”) to be established and maintained by the Borrowers with the Administrative Agent in order to pay all installment payments of interest, principal and Fees (a “Payment”) that the Borrowers are required or obligated to pay to the Administrative Agent under this Agreement or any Note. Without limiting any of the terms of the Loan Documents, the Borrowers acknowledge and agree that if the Borrowers default in their obligations to make a Payment because the collected funds in the Account are insufficient to make such Payment in full on the date that such Payment is due, then the Borrowers shall be responsible for all default interest, expenses and other consequences of such default by the Borrowers under the terms of the Loan Documents. Notwithstanding the foregoing, the Borrowers shall not be in default for failure to make a Payment, unless (i) the Administrative Agent provides written notice to the Borrowers at least one (1) Business Day prior to the date when due that it does not intend to debit the Account for such Payment or (ii) there are insufficient funds in the Account on the date such Payment is due.

2.5 Payments; Pro Rata Treatment and Sharing of Set-offs.

(a) Payments Generally. (i) Except as provided below, all payments, including prepayments, of principal and interest on the Loans, of the Commitment Fee and of all other amounts to be paid by the Borrowers under the Loan Documents (the Commitment Fee, together with all such other fees, being sometimes hereinafter collectively referred to as the “Fees”) shall be made to the Administrative Agent, prior to 1:00 p.m. Eastern time on the date such payment is due, for the account of the applicable Credit Parties at the Payment Office, in Dollars and in immediately available funds, without set-off, offset, recoupment or counterclaim. The failure of the Borrowers to make any such payment by such time shall not constitute a Default, provided that such payment is made on such due date, but any such payment made after 1:00 p.m. Eastern time on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on the Loans. As between the Borrowers and each Credit Party, any payment by the Borrowers to the Administrative Agent for the account of such Credit Party shall be deemed to be payment by the Borrowers to such Credit Party. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Notwithstanding the foregoing, all payments pursuant to Sections 3.5, 3.6, 3.7, and 11.4 shall be paid directly to the Credit Party entitled thereto. If any payment under the Loan Documents shall be due and payable on a day which is not a Business Day, the due date thereof (except as otherwise provided with respect to Interest Periods) shall be extended to the next Business Day and (except with respect to payments in respect of the Fees) interest shall be payable at the applicable rate specified herein during such extension, provided, however, that if such next Business Day would be after (A) with respect to Revolving Loans, the Revolving Maturity Date and (B) with respect to Term Loans, the Term Loan Maturity Date, such payment shall instead be due on the immediately preceding Business Day.

(ii) If at any time insufficient funds are received by and available to the Administrative Agent (including, without limitation, the proceeds of any asset disposition upon the exercise of remedies) to pay in full all amounts due and payable to the Administrative Agent and the Credit Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Credit Parties in the order of priority set forth in Section 9.2(b).

(b) Set-off. In addition to any rights and remedies of the Credit Parties provided by law, upon and after the acceleration of all the obligations of the Borrowers under the Loan Documents to which it is a party, or at any time upon the occurrence and during the continuance of an Event of Default, each Credit Party shall, subject to the prior consent of the Administrative Agent, have the right, without prior notice to any Loan Party, any such notice being expressly waived by each Loan Party to the extent not prohibited by applicable Law, to set off and apply against any indebtedness, whether matured or unmatured, of such Loan Party to such Credit Party any amount owing from such Credit Party to such Loan Party, at, or at any time after, the happening of any of the above-mentioned events. To the extent not prohibited by applicable Law, the aforesaid right of set-off may be exercised by any Credit Party against such Loan Party or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of such Loan Party, or against anyone else claiming through or against such Loan Party, or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Credit Party prior to the making, filing or issuance, or service upon such Credit Party of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Credit Party agrees promptly to notify the Administrative Borrower and the Administrative Agent after any such set-off and application made by such Credit Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.

(c) Adjustments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in respect of the principal of or interest on its Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of, or accrued interest on, such Loans than the proportion received by any other Lender, then the Lender receiving such greater proportion shall promptly purchase, at face value for Cash, participations in the Loans to the extent necessary so that the benefit of such payment shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, provided, however, that (i) if all or any portion of such payment is thereafter recovered, such participations shall be rescinded and the purchase price returned, in each case to the extent of such recovery, and (ii) the provisions of this Section 2.5(c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.5(c) shall apply). The Borrowers agree that any Lender that purchased a participation pursuant to this subsection may exercise such rights to payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

2.6 Use of Proceeds.

(a) The proceeds of the Revolving Loans shall be used by the Borrowers only (a) to consummate Permitted Acquisitions, (b) for distributions (including, for the avoidance of doubt, in the form of loans) or dividends to the Intermediate Holding Company for further distribution to the Holding Company, and for further distribution to the Parent, as permitted under Section 8.12(c), (c) for Capital Expenditures, and (d) for working capital and other general company purposes of the Borrowers and the Subsidiary Guarantors, including the fees and expenses incurred in connection with the transactions contemplated by this Agreement.

(b) At least $30,000,000 of the proceeds of the Term Loans shall be used by the Borrowers on the Effective Date to repay a portion of the Existing Debt and pay fees and expenses in connection with the transactions contemplated by this Agreement, with the balance of the Term Loans to be used by the Borrowers for working capital and other general company purposes of the Borrowers and the Subsidiary Guarantors.

(c) Notwithstanding anything to the contrary contained in any Loan Document, no part of the proceeds of the Loans shall be used, directly or indirectly, for a purpose which violates any law, including, without limitation, the provisions of Regulation U of the Board, as amended.

2.7 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the Commitments of such Defaulting Lender pursuant to Section 3.2.

(b) The Commitments and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.1); provided that any waiver, amendment or modification that would (i) increase the Commitments of such Defaulting Lender or subject such Defaulting Lender to any additional obligations, (ii) reduce the principal of, or interest on, the Loans made by such Defaulting Lender or (iii) postpone any date fixed for any payment of principal of, or interest on, the Loans made by such Defaulting Lender, shall require the consent of such Defaulting Lender.

(c) Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent, in the following order of priority: (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, (iii) third, if so determined by the Administrative Agent and the Borrowers, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement and (iv) fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement.

(d) The Borrowers shall have the right, at any time, upon at least ten (10) Business Days’ notice to a Defaulting Lender by the Administrative Borrower (with a copy to the Administrative Agent), to terminate in whole such Lender’s Commitments. Such termination shall be effective, (x) with respect to such Lender’s unused Commitments, on the date set forth in such notice; provided, however, that such date shall be no earlier than ten (10) Business Days after receipt of such notice and (y) with respect to each Loan made by such Lender, on the date set forth in such notice. Upon termination of a Lender’s Commitments under this Section 2.7(d), the Borrowers will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Loans owing to such Lender and any accrued Commitment Fees payable to such Lender pursuant to the provisions of Section 3.2(b) and all other amounts payable to such Lender hereunder (including, but not limited to, any amounts owed pursuant to Section 3.5, 3.6, 3.7 or 11.4); provided that if a Default then exists, the Borrowers shall be prohibited from making the foregoing payments to such Lender unless, at such time, the Borrowers also pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Loans owing to all other Lenders and pay any accrued Commitment Fees payable to such Lender pursuant to the provisions of Section 3.2(b) and all such other amounts payable to such Lenders hereunder (including, but not limited to, any amounts owed pursuant to Section 3.5, 3.6, 3.7 or 11.4); and upon such payments, the obligations of such Lender hereunder in respect of its Commitments shall, by the provisions hereof, be released and discharged; provided, however, that such Lender’s rights under Sections 3.5, 3.6, 3.7 and 11.4, and its obligations under Article 10 shall survive such release and discharge as to matters occurring prior to such date. Once terminated pursuant to this Section 2.7(d), the Commitments of the Defaulting Lenders shall not be reinstated.

(e) The Administrative Borrower may, in lieu of terminating a Defaulting Lender’s Commitments pursuant to Section 2.7(d), by ten (10) Business Days’ notice in writing to the Administrative Agent and a Defaulting Lender, (i) request such Defaulting Lender to cooperate with the Administrative Borrower in obtaining a Replacement Lender for such Defaulting Lender; (ii) request the non-Defaulting Lenders to acquire and assume all or a portion of such Defaulting Lender’s Loans and Commitments, but none of such Lenders shall be obligated to do so; or (iii) propose a Replacement Lender. If a Replacement Lender shall be accepted by the Administrative Agent or one or more of the non-Defaulting Lenders shall agree to acquire and assume all or part of a Defaulting Lender’s Loans and Commitments, then such Defaulting Lender shall assign, in accordance with Section 11.5(b), all or part, as the case may be, of its Loans, Commitments and other rights and obligations under this Agreement and all other Loan Documents to such Replacement Lender or non-Defaulting Lenders, as the case may be, in exchange for payment of the principal of, and interest accrued to the date of such payment on, Loans owing to such Defaulting Lender and any accrued Commitment Fees owing to such Defaulting Lender; and upon such payments, the obligations of such Defaulting Lender hereunder in respect of its Commitments shall, by the provisions hereof, be released and discharged; provided, however, that such Defaulting Lender’s rights under Sections 3.5, 3.6, 3.7 and 11.4, and its obligations under Article 10 shall survive such release and discharge as to matters occurring prior to such date; provided further, however, that such assignment shall be on the terms and conditions set forth in Section 11.5(b). If the Replacement Lender and the non-Defaulting Lenders shall only be willing to acquire less than all of a Defaulting Lender’s outstanding Loans and Commitments, the Commitments of such Defaulting Lender shall not terminate, but shall be reduced proportionately, and such Defaulting Lender shall continue to be a “Lender” hereunder with reduced Commitments and Total Percentage. Upon the effective date of such assignment, such Replacement Lender shall, if not already a Lender, become a “Lender” for all purposes under this Agreement and the other Loan Documents.

(f) The rights and remedies against a Defaulting Lender under this Section 2.7 are in addition to other rights and remedies that the Borrowers, the Administrative Agent or any Lender may have against such Defaulting Lender.

(g) In the event that the Administrative Agent and the Administrative Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans ratably in accordance with its Commitments and such Lender shall no longer be a Defaulting Lender.

2.8 Co-Borrowers.

(a) Joint and Several Liability. All Obligations of the Borrowers under this Agreement and the other Loan Documents shall be joint and several Obligations of each Borrower. Anything contained in this Agreement and the other Loan Documents to the contrary notwithstanding, the Obligations of each Borrower hereunder, solely to the extent that such Borrower did not receive proceeds of Loans from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, 11 U.S.C. §548, or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of intercompany Indebtedness to any other Loan Party or Affiliates of any other Loan Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Loan Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Borrower pursuant to (i) applicable Law or (ii) any agreement providing for an equitable allocation among such Borrower and other Affiliates of any Loan Party of Obligations arising under Guarantees by such parties.

(b) Subrogation. Until the Obligations shall have been paid in full, each Borrower shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against the other Borrower or any other Loan Party. Each Borrower further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Borrower may have against the other Borrower, any collateral or security or any other Loan Party, shall be junior and subordinate to any rights the Credit Parties may have against the other Borrower, any such collateral or security, and any such other Loan Party. The Borrowers together desire to allocate among themselves, in a fair and equitable manner, their Obligations arising under this Agreement and the other Loan Documents. Accordingly, in the event any payment or distribution is made on any date by either Borrower under this Agreement and the other Loan Documents (a “Funding Borrower”) that exceeds its Obligation Fair Share (as defined below) as of such date, that Funding Borrower shall be entitled to a contribution from the other Borrower in the amount of such other Borrower’s Obligation Fair Share Shortfall as of such date, with the result that all such contributions will cause each Borrower’s Obligation Aggregate Payments (as defined below) to equal its Obligation Fair Share as of such date. “Obligation Fair Share” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the ratio of (x) the Obligation Fair Share Contribution Amount (as defined below) with respect to such Borrower to (y) the aggregate of the Obligation Fair Share Contribution Amounts with respect to all Borrowers, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Borrowers under this Agreement and the other Loan Documents in respect of the Obligations guaranteed. “Obligation Fair Share Shortfall” means, with respect to a Borrower as of any date of determination, the excess, if any, of the Obligation Fair Share of such Borrower over the Obligation Aggregate Payments of such Borrower. “Obligation Fair Share Contribution Amount” means, with respect to a Borrower as of any date of determination, the maximum aggregate amount of the Obligations of such Borrower under this Agreement and the other Loan Documents that would not render its Obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, 11 U.S.C. §548, or any comparable applicable provisions of state law; provided that, solely for purposes of calculating the Obligation Fair Share Contribution Amount with respect to either Borrower for purposes of this Section 2.8, any assets or liabilities of such Loan Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or Obligations of contribution hereunder shall not be considered as assets or liabilities of such Borrower. “Obligation Aggregate Payments” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Borrower in respect of this Agreement and the other Loan Documents (including in respect of this Section 2.8) minus (ii) the aggregate amount of all payments received on or before such date by such Borrower from the other Borrower as contributions under this Section 2.8. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Borrower. The allocation among Borrowers of their Obligations as set forth in this Section 2.8 shall not be construed in any way to limit the liability of either Borrower hereunder or under any Loan Document.

(c) Obligations Absolute. Each Borrower hereby waives, for the benefit of the Credit Parties: (i) any right to require any Credit Party, as a condition of payment or performance by such Borrower, to (A) proceed against the other Borrower, any other Loan Party or any other Person, (B) proceed against or exhaust any security held from the other Borrower, any other Loan Party or any other Person, (C) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Credit Party in favor of the other Borrower, any other Loan Party or any other Person, or (D) pursue any other remedy in the power of any Credit Party whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the other Borrower or any other Loan Party including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the other Borrower or any other Loan Party from any cause other than payment in full of the Obligations; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon any Credit Party’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith; (v) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Borrower’s obligations hereunder, (B) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement hereof, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that any Credit Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under any Hedging Agreements or any agreement or instrument related hereto or thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to either Borrower and any right to consent to any thereof; and (vii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

ARTICLE 3. INTEREST, FEES, YIELD PROTECTIONS, ETC.

3.1 Interest Rate and Payment Dates.

(a) Advances. Each (i) ABR Advance shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin and (ii) LIBOR Advance shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the applicable Interest Period plus the Applicable Margin. Any Loans made on the Effective Date shall be ABR Advances unless requested by the Borrowers and otherwise agreed by all of the Lenders.

(b) Event of Default; Default Rate of Interest. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the outstanding principal balance of the Loans shall bear interest at a rate per annum equal to two percent (2.0%) plus the rate otherwise applicable to such Loans as provided in subsection (a) above; provided that, in the case of LIBOR Advances, at the end of the Interest Period applicable thereto, the outstanding principal balance of the Loans shall, unless the Administrative Agent otherwise consents in writing, bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin plus two percent (2.0%). If any interest, Fee or other amount payable under the Loan Documents is not paid when due (whether at the stated maturity thereof, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin plus two percent (2.0%), from the date of such nonpayment until paid in full (whether before or after the entry of a judgment thereon). All such interest shall be payable on demand.

(c) Highest Lawful Rate. At no time shall the interest rate payable on any Loan, together with the Fees and all other amounts payable under the Loan Documents to any Lender, to the extent the same are construed to constitute interest, exceed the Highest Lawful Rate. If for any period during the term of this Agreement, any amount paid to any Lender under the Loan Documents, to the extent the same shall (but for the provisions of this Section 3.1(c)) constitute or be deemed to constitute interest, would exceed the maximum amount of interest permitted by the Highest Lawful Rate during such period (such amount being hereinafter referred to as an “Unqualified Amount”), then such Unqualified Amount shall be applied or shall be deemed to have been applied as a prepayment of the Loans.

(d) Payment of Interest. Except as otherwise provided in subsection (b) above, interest shall be payable in arrears on the following dates and upon each payment (including prepayment) of the Loans:

(i) in the case of an ABR Advance, on the first Business Day of each January, April, July and October commencing on the first of such days to occur after such ABR Advance is made or any LIBOR Advance is converted to an ABR Advance;

(ii) in the case of a LIBOR Advance, on the last day of the Interest Period applicable thereto and, if such Interest Period is longer than three months, the last Business Day of each three month interval occurring during such Interest Period;

(iii) in the case of all Advances constituting all or a portion of the Revolving Loans, on the Revolving Maturity Date; and

(iv) in the case of all Advances constituting all or a portion of the Term Loans, on the Term Loan Maturity Date.

(e) Computations. Interest on all Advances and Fees shall be calculated on the basis of a 360-day year, in each case for the actual number of days elapsed. The Administrative Agent shall, as soon as practicable, notify the Administrative Borrower and the Lenders of the effective date and the amount of each such change in the Prime Rate, but any failure to so notify shall not in any manner affect the obligation of the Borrowers to pay interest on the Loans in the amounts and on the dates required. Each determination of a rate of interest by the Administrative Agent pursuant to the Loan Documents shall be conclusive and binding on all parties hereto absent manifest error. The Borrowers acknowledge that to the extent interest payable on ABR Advances is based on the Prime Rate, such rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on ABR Advances on the Prime Rate, the Lenders have not committed to charge, and the Borrowers have not in any way bargained for, interest based on a lower or the lowest rate at which the Lenders may now or in the future make loans to other borrowers.

3.2 Fees.

(a) Certain Fees. The Borrowers shall pay to each Lender as to the Effective Date, for its own account the fees and other amounts set forth in the Fee Letter on the Effective Date.

(b) Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender’s Revolving Commitment Percentage, on the first Business Day of each calendar quarter, commencing on January 2, 2019, and on the last day of the Revolving Commitment Period, in arrears, an unused line fee (a “Commitment Fee”) equal to three-eighths of one percent (0.375%) per annum of the difference, if positive, between (i) the Aggregate Revolving Commitment and (ii) the average daily Aggregate Revolving Exposure during the immediately preceding calendar quarter or portion thereof.

(c) General. Fees and other amounts paid shall not be refundable under any circumstances.

3.3 Conversions.

(a) The Administrative Borrower may elect from time to time to convert one or more LIBOR Advances to ABR Advances by giving the Administrative Agent at least one (1) Business Day’s prior irrevocable notice of such election, specifying the amount to be converted, provided that any such conversion of LIBOR Advances shall only be made on the last day of the Interest Period applicable thereto, unless the Borrowers pay to the Administrative Agent for the account of the Credit Parties all amounts due on such converted LIBOR Advance under Section 3.5. In addition, the Administrative Borrower may elect from time to time to (i) convert ABR Advances comprising all or a portion of Loans to LIBOR Advances and (ii) continue LIBOR Advances as new LIBOR Advances, in each case by selecting a new Interest Period therefor and by giving the Administrative Agent at least three (3) Business Days’ prior irrevocable notice of such election, in the case of a conversion to, or continuation of, LIBOR Advances, specifying the amount to be so converted or continued and the initial Interest Period relating thereto, provided that any such conversion of ABR Advances to LIBOR Advances shall only be made on a Business Day and any such continuation of LIBOR Advances as new LIBOR Advances shall only be made on the last day of the Interest Period applicable to the LIBOR Advances which are to be continued as such new LIBOR Advances, unless the Borrowers pay to the Administrative Agent for the account of the Credit Parties all amounts due on such continued LIBOR Advance under Section 3.5. Each such notice (a “Notice of Continuation/Conversion”) shall be substantially in the form of Exhibit C, shall be irrevocable and shall be given by facsimile or email by the Administrative Borrower. The Administrative Agent shall promptly provide the Lenders with notice of each such election. Advances may be converted or continued pursuant to this Section 3.3 in whole or in part, provided that the amount to be converted to, or continued as, each LIBOR Advance, when aggregated with any LIBOR Advance to be made on such date in accordance with Section 2.2 and having the same Interest Period as such first LIBOR Advance, shall equal or exceed the Minimum Borrowing Amount.

(b) Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed by the Administrative Agent, upon the occurrence and during the continuance of an Event of Default, the Administrative Borrower shall have no right to elect to convert any existing ABR Advance to a new LIBOR Advance or to continue any existing LIBOR Advance as a new LIBOR Advance. In such event, all ABR Advances shall be automatically continued as ABR Advances and all LIBOR Advances shall be automatically converted to ABR Advances on the last day of the current Interest Period applicable to such LIBOR Advance.

(c) Each conversion or continuation shall be effected by each Lender by applying the proceeds of its new ABR Advance or LIBOR Advance, as the case may be, to its Advances (or portion thereof) being converted or continued (it being understood that any such conversion or continuation shall not constitute a new borrowing for purposes of Article 4, 5 or 6).

3.4 Concerning Interest Periods.

(a) No Interest Period in respect of a LIBOR Advance comprising all or a portion of (i) a Revolving Loan shall end after the Revolving Maturity Date or (ii) a Term Loan shall end after the Term Loan Maturity Date.

(b) If the Administrative Borrower shall have failed to timely elect a LIBOR Advance under Section 2.2 or 3.3, as the case may be, in connection with any borrowing of, conversion to, or continuation of, an Advance, such borrowing or such Advance requested to be converted to, or continued, shall thereafter be an ABR Advance until such time, if any, as the Administrative Borrower shall elect a new LIBOR Advance pursuant to Section 3.3.

(c) The Borrowers shall not be permitted to have more than three (3) LIBOR Advances outstanding at any one time under each of facilities established hereunder.

3.5 Funding Loss.

Notwithstanding anything contained herein to the contrary, if the Borrowers shall fail to borrow, convert or continue a LIBOR Advance on a Borrowing Date or Conversion Date after the Administrative Borrower shall have given notice to do so in which the Administrative Borrower shall have requested a LIBOR Advance, or if a LIBOR Advance shall be terminated for any reason prior to the last day of the Interest Period applicable thereto, or if, while a LIBOR Advance is outstanding, any repayment or prepayment of such LIBOR Advance is made for any reason (including as a result of acceleration or illegality) on a date which is prior to the last day of the Interest Period applicable thereto, the Borrowers agree to indemnify each Lender against, and to pay within one (1) Business Day of demand directly to such Lender the amount (calculated by such Lender in good faith using any reasonable and non-discriminatory method chosen by such Lender which is customarily used by such Lender for such purpose) equal to any loss (other than lost profits) or out-of-pocket expense suffered by such Lender as a result of such failure to borrow, convert, or continue, or such termination, repayment or prepayment, including any loss, cost or expense suffered by such Lender in liquidating or employing deposits acquired to fund or maintain the funding of such LIBOR Advance or redeploying funds prepaid or repaid, in amounts which correspond to such LIBOR Advance and any reasonable internal processing charge customarily charged by such Lender in connection therewith, and, if requested by the Administrative Borrower, such Lender shall provide to the Borrowers a reasonably detailed explanation of such expenses. No Lender shall be entitled under this Section 3.5 to compensation for special, indirect, consequential or punitive damages.

3.6 Increased Costs; Illegality, etc.

(a) Increased Costs. If any Regulatory Change shall

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii) subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Credit Party of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Credit Party hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Credit Party given promptly thereafter, the Borrowers will pay to such Lender or other Credit Party, as the case may be, such additional amount or amounts as will compensate such Lender or other Credit Party, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Credit Party reasonably determines that any Regulatory Change relating to capital requirements has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, on the Loans to a level below that which such Credit Party (or its holding company) would have achieved or would thereafter be able to achieve but for such Regulatory Change (after taking into account such Credit Party’s (or such holding company’s) policies regarding capital adequacy), such Credit Party shall provide prompt notice thereof to the Administrative Borrower and the Borrowers shall pay to such Credit Party (or such holding company) such additional amount or amounts specified in such notice as will compensate such Credit Party (or such holding company) for such reduction.

(c) Illegality. Notwithstanding any other provision hereof, if any Lender shall reasonably determine that any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any LIBOR Advance as contemplated by this Agreement, such Lender shall promptly notify the Administrative Borrower and the Administrative Agent thereof, and (i) the commitment of such Lender to make such LIBOR Advances or convert ABR Advances to LIBOR Advances shall forthwith be suspended, (ii) such Lender shall fund its portion of each requested LIBOR Advance as an ABR Advance and (iii) such Lender’s Loans then outstanding as such LIBOR Advances, if any, shall be converted automatically to ABR Advances on the last day of the then current Interest Period applicable thereto or at such earlier time as may be required by law. The commitment of any such Lender with respect to LIBOR Advances shall be suspended until such Lender shall notify the Administrative Agent and the Administrative Borrower that the circumstances causing such suspension no longer exist. Upon receipt of such notice by each of the Administrative Agent and the Administrative Borrower, such Lender’s commitment to make or maintain LIBOR Advances shall be reinstated.

(d) Substituted Interest Rate.

(i) Unless and until a Replacement Rate is implemented in accordance with clause (ii) below, if the Administrative Agent or the Required Lenders determine that for any reason in connection with any request for a LIBOR Advance or a conversion to or continuation thereof that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Advance, (B) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Advance, or (C) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Advance does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Administrative Borrower and each Lender. Thereafter, unless and until a Replacement Rate (as defined below) is implemented in accordance with clause (ii) below, the obligation of the Lenders to make or maintain LIBOR Advances shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Administrative Borrower may revoke any pending request for a Loan of, conversion to or continuation of LIBOR Advance or, failing that, will be deemed to have converted such request into a request for a borrowing of ABR Advances in the amount specified therein.

(ii) Notwithstanding anything to the contrary in clause (i) above, if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that (A) the circumstances described in clause (i)(A) or (i)(B) above have arisen and that such circumstances are unlikely to be temporary, (B) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in Dollars or (C) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market in Dollars, then the Administrative Agent may, to the extent practicable (in consultation with the Administrative Borrower and as reasonably determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (I) an event described in subsection (i)(A), (i)(B), (ii)(A), (ii)(B) or (ii)(C) occurs with respect to the Replacement Rate or (II) the Administrative Agent (or the Required Lenders through the Administrative Agent) notifies the Administrative Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate. For the avoidance of doubt, the Replacement Rate shall be based on an index and with an applicable spread that is equivalent to the index and applicable spread in existence immediately prior to the time that one of the circumstances described in subsection (d)(i)(A), (d)(i)(B), (d)(ii)(A), (d)(ii)(B), or (d)(ii)(C) above occurs. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent, as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this clause (ii) (b). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 11.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects). To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause (ii), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).

(e) Payment; Certificates. Each payment pursuant to subsection (a) or (b) above shall be made within ten (10) days after demand therefor, which demand shall be accompanied by a certificate of the Credit Party demanding such payment setting forth the calculations in reasonable detail of the additional amounts payable pursuant thereto. Each such certificate shall be presumptively correct absent manifest error. Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Credit Party pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that the Credit Party notifies the Administrative Borrower of the Regulatory Change giving rise to such increased costs or reductions and of the Credit Party’s intention to claim compensation therefor; provided further that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be added to the period of retroactive effect thereof.

(f) Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 3.6 agrees that, at the request of the Administrative Borrower, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate another office of such Lender as its applicable lending office if making such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole judgment of such Lender, exercised in good faith, cause such Lender to suffer any economic, legal or regulatory disadvantage. Nothing in this subsection (f) shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in this Section 3.6.

3.7 Taxes.

(a) Payments Free of Taxes. All payments by or on account of the Borrowers under any Loan Document to or for the account of a Credit Party shall be made free and clear of, and without any deduction or withholding for or on account of, any and all present or future Indemnified Taxes, provided that if the Borrowers or any other Person is required by any law, rule, regulation, order, directive, treaty or guideline to make any deduction or withholding in respect of such Indemnified Tax from any amount required to be paid by the Borrowers to or on behalf of any Credit Party under any Loan Document (each, a “Required Payment”), then (i) the Administrative Borrower shall notify the Administrative Agent and such Credit Party of any such requirement or any change in any such requirement promptly after a Borrower becomes aware thereof, (ii) the Borrowers shall pay such Indemnified Tax prior to the date on which penalties attach thereto, such payment to be made (to the extent that the liability to pay is imposed on the Borrowers) for its own account or (to the extent that the liability to pay is imposed on such Credit Party) on behalf and in the name of such Credit Party, (iii) the Borrowers shall pay to such Credit Party an additional amount such that such Credit Party shall receive on the due date therefor an amount equal to the Required Payment had no such deduction or withholding been made or required, and (iv) the Borrowers shall, within thirty (30) days after paying such Indemnified Tax, deliver to the Administrative Agent and such Credit Party satisfactory evidence of such payment to the relevant Governmental Authority.

(b) Reimbursement for Taxes and Other Taxes Paid by Credit Party. The Borrowers shall reimburse each Credit Party, within ten (10) days after written demand therefor, for the full amount of all Indemnified Taxes paid by such Credit Party on or with respect to any payment by or on account of any obligation of the Borrowers under the Loan Documents (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.7) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto (excluding any such penalties, interest or expenses that are incurred by such Credit Party’s unreasonably taking or omitting to take action with respect to such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Credit Party shall be conclusive absent manifest error. In the event that any Credit Party shall receive a refund or credit for Indemnified Taxes paid by the Borrowers under this Section 3.7, such Credit Party shall promptly notify the Administrative Borrower of such fact and shall remit to the Administrative Borrower the amount of such refund or credit, when received. Each Credit Party agrees to use its reasonable efforts to avoid or minimize Taxes that would result in any payment by the Borrowers pursuant to this Section 3.7, including by requesting applicable refunds of Taxes or claiming available Tax credits.

(c) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.5(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c).

(d) Refunds. If any Lender determines that it has received a refund of any Taxes with respect to which the Borrowers have paid to such Lender amounts pursuant to this Section 3.7, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of amounts paid by the Borrowers under this Section 3.7 with respect to the Taxes giving rise to such refund), net of all reasonable and direct out-of-pocket expenses of such Lender, and without interest (other than any interest and penalty paid by the relevant Governmental Authority with respect to such refund).

(e) U.S. Credit Parties. Each Lender and each of its successors and assigns that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, (i) in the case of such Lender, at the request of the Administrative Borrower, or, in the case of any of such Lender’s successors or assigns, on or prior to the date it becomes a lender hereunder, execute and deliver to the Administrative Borrower, two (2) duly signed completed copies of IRS Form W-9; and (ii) at the reasonable request of the Administrative Borrower, deliver to the Administrative Borrower two (2) further copies of any such form or documents on or before the date that any such form becomes obsolete and promptly after the occurrence of any event requiring a change in the most recent such document or form previously delivered to such parties. If such Person fails to deliver such forms to the Administrative Borrower, then the Borrowers may withhold from any interest payment to such Person an amount equivalent to the applicable back-up withholding tax imposed by the Code.

(f) Foreign Credit Parties. If any of a Lender’s successors or assigns is a Foreign Credit Party, such Foreign Credit Party shall, (i) on or prior to the date it becomes a lender hereunder, execute and deliver to the Administrative Borrower, two (2) or more (as the Administrative Borrower may reasonably request) United States Internal Revenue Service Forms W-8IMY (with all required attachments), Forms W-8ECI or Forms W-8BEN or Forms W-8BEN-E (or successor forms) establishing such Foreign Credit Party’s exemption from United States federal withholding tax, or, solely if such Foreign Credit Party is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” United States Internal Revenue Service Forms W-8BEN or Forms W-8BEN-E and a certificate executed by a duly authorized officer of such Foreign Credit Party representing that such Foreign Credit Party is not (A) a “bank” described in Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, or such other forms or documents (or successor forms or documents), appropriately completed, establishing that payments to such Foreign Credit Party are exempt from withholding or deduction of United States federal withholding taxes; and (ii) at the reasonable request of the Administrative Borrower, deliver to the Administrative Borrower two (2) further copies of any such form or documents on or before the date that any such form or document expires or becomes obsolete and as soon as reasonably practicable after the occurrence of any event requiring a change in the most recent such form or document previously delivered by it to the Administrative Borrower. The Borrowers shall not be required to pay any additional amount to any Foreign Credit Party under this Section 3.7: (i) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Foreign Credit Party transmits with an IRS Form W-8IMY pursuant to this Section 3.7(f) or (ii) if such Foreign Credit Party shall have failed to provide the proper forms as required by this Section 3.7(f).

(g) Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 3.7 agrees that, at the request of the Administrative Borrower, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate another office of such Lender as its applicable lending office if making such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole judgment of such Lender, exercised in good faith, cause such Lender to suffer any economic, legal or regulatory disadvantage. Nothing in this subsection (g) shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender provided in this Section 3.7.

(h) FATCA. If a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), to the extent reasonably possible, such Lender shall deliver to the Administrative Borrower or the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Borrowers or the Administrative Agent to comply with their respective obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.7(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

3.8 Register.

The Administrative Agent, as a non-fiduciary agent of the Borrowers, will maintain a register for the recordation of the names and addresses of the Lenders and the Revolving Commitment and Term Loan Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each Loan Party and each Credit Party shall treat each party whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

3.9 Replacement of Lenders.

If any Lender requests compensation under Section 3.6, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.7 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.6(f) or 3.7(g), or if any Lender is a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.6 or Section 3.7) and obligations under this Agreement and the related Loan Documents to an Eligible Institution that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.5 (unless waived by the Administrative Agent);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued Fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.6 or payments required to be made pursuant to Section 3.7, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Law; and

(e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee (if a Lender) shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Credit Parties to enter into this Agreement and to make the Loans, each Borrower makes the following representations and warranties to the Credit Parties:

4.1 Capitalization.

Schedule 4.1 sets forth, as of the Effective Date, (a) the authorized, issued and outstanding Capital Stock and beneficial and record ownership structure of the Intermediate Holding Company and each Subsidiary of the Intermediate Holding Company and each Borrower and (b) the exact legal name and jurisdiction of formation or incorporation of the Intermediate Holding Company and each Subsidiary of the Intermediate Holding Company and each Borrower. All outstanding Capital Stock of the Intermediate Holding Company, each Borrower and each such Subsidiary is free and clear of all Liens (other than Permitted Liens and Liens in favor of the Administrative Agent), and is duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.1, as of the Effective Date, (i) none of the Loan Parties has issued any securities convertible into, or options or warrants for, any common or preferred equity securities thereof and (ii) there are no agreements, voting trusts or understandings binding upon any of the Loan Parties with respect to the voting securities of any Loan Party or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other right with respect thereto, whether similar or dissimilar to any of the foregoing.

4.2 Existence and Power.

Each Loan Party is duly organized or formed and validly existing in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

4.3 Authority and Execution.

Each Loan Party has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all necessary corporate, limited liability company, partnership or other applicable action and are in compliance in all material respects with its Organizational Documents. Each Loan Party has duly executed and delivered the Loan Documents to which it is a party.

4.4 Binding Agreement.

The Loan Documents (other than the Notes) constitute, and the Notes, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of the Loan Parties that are party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in an action of law or in equity).

4.5 Litigation.

There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending or, to the knowledge of such Borrower, threatened, against any Loan Party that, if determined adversely, could reasonably be expected to (a) have, individually or in the aggregate, a Material Adverse Effect or (b) call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document.

4.6 Required Consents.

No consent, authorization or approval of, filing with, notice to, or exemption by, stockholders, members or holders of any other equity interest, any Governmental Authority or any other Person is required to authorize, or is required in connection with the execution, delivery and performance by any Loan Party of the Loan Documents to which any Loan Party is a party or is required as a condition to the validity or enforceability of the Loan Documents to which any of the same is a party, except for (a) the filing of financing statements, (b) any consent, authorization or other action as has previously been obtained or taken and (c) notices, the failure of which to give could not reasonably be expected to result in a Material Adverse Effect.

4.7 Absence of Defaults; No Conflicting Agreements.

(a) No Loan Party is in default, and no event has occurred that with the passage of time would constitute a default, under any mortgage, indenture or Material Contract to which it is a party or by which it or any of its Property is bound that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien (other than a Permitted Lien or a Lien in favor of the Administrative Agent) upon any Property of any Loan Party or result in a breach of or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of any such mortgage, indenture, contract or agreement to which a Loan Party is a party or by which it or any of its Property is bound.

(b) As of the Effective Date, none of the Loan Parties is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority.

4.8 Compliance with Applicable Laws.

Each of the Loan Parties is in compliance in all material respects with all statutes, regulations, rules and orders of all Governmental Authorities which are applicable to each such Loan Party.

4.9 Taxes.

Each of the Loan Parties has filed or caused to be filed all U.S. federal income and all other material tax returns required to be filed by it and has paid, or has made adequate provision for the payment of, all Taxes shown to be due and payable on said returns or in any material assessments made against it (other than those being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside on its books in accordance with GAAP) which would be material to the Loan Parties, and no undischarged tax Liens have been filed with respect thereto. The charges, accruals and reserves on the books of the Loan Parties with respect to all Taxes are, to the best knowledge of such Borrower, adequate for the payment of such Taxes in accordance with GAAP, and such Borrower knows of no unpaid assessment which is due and payable against any of the Loan Parties except such thereof as are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP.

4.10 Government Regulations.

None of the Loan Parties or any Person controlled by, controlling, or under common control with, any of the Loan Parties, is subject to regulation under the Federal Power Act, as amended, or the Investment Company Act of 1940, as amended. The Parent is an “investment company” that has elected to be regulated as a BDC and qualifies as a RIC.

4.11 Federal Reserve Regulations; Use of Loan Proceeds.

None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans shall be used, directly or indirectly, for a purpose which violates any law, including, without limitation, the provisions of Regulation T, U or X of the Board, as amended.

4.12 ERISA.

Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan which has had or could reasonably be expected to have a Material Adverse Effect. Each Pension Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except where the liability which could be reasonably expected to result from non-compliance would have a Material Adverse Effect. No termination of a Plan pursuant to Section 4041(c) or 4042 of ERISA has occurred, except as could not reasonably be expected to have a Material Adverse Effect, and no Lien in favor of the PBGC or a Pension Plan has arisen, during the five-year period referred to in the first sentence of this Section 4.12. Neither such Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan which has had or could reasonably be expected to have a Material Adverse Effect. To the knowledge of such Borrower, no Multiemployer Plan is in reorganization or insolvent as of the Effective Date.

4.13 Financial Diligence.

(a) The Borrowers heretofore have furnished to the Administrative Agent and the Lenders true copies of (i) the audited consolidated and consolidating balance sheet of the Parent and its Subsidiaries as at December 31, 2017 and related consolidated and consolidating statements of operations, cash flows and stockholders’ equity, all prepared on a cash basis, applied on a basis consistently maintained throughout the periods involved, and (ii) the unaudited consolidated and consolidating balance sheets of the Parent and its Subsidiaries and related unaudited income statement for the six-month period ended June 30, 2018. The foregoing financial statements are complete and correct in all material respects and fairly present, on a cash basis, in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof, subject to, in the case of the unaudited financial statements, normal year-end audit adjustments.

(b) Since December 31, 2017, there has been no Material Adverse Change.

(c) The pro forma consolidated and consolidating balance sheet of the Intermediate Holding Company and its Subsidiaries as of the Effective Date, a copy of which has been furnished to the Administrative Agent and the Lenders, fairly presents in all material respects the pro forma consolidated financial condition of the Intermediate Holding Company and its Subsidiaries as at the Effective Date. As of the Effective Date, the Intermediate Holding Company and its Subsidiaries have no liabilities except for (i) liabilities reflected on the pro forma balance sheet (or the notes thereto) referred to above, and (ii) liabilities which would not reasonably be likely to have a Material Adverse Effect.

4.14 Property.

Each of the Loan Parties has good and marketable title to all of the Property that it owns, title to which is material to such Loan Party, and a valid leasehold interest in all the Property that it leases, a leasehold interest in which is material to any such Loan Party, in each case subject to no Liens, except Permitted Liens and Liens in favor of the Administrative Agent.

4.15 Authorizations.

Each of the Loan Parties possesses or has the right to use all franchises, Licenses and other rights as are material and necessary for the conduct of the businesses of the Loan Parties as now conducted by them and as presently contemplated to be conducted by them after the Effective Date, and with respect to which it is in compliance, with no known material conflict with the valid rights of others except to the extent that the failure to possess or have the right to use any such franchise, License or other right or comply therewith could not reasonably be expected to result in a Material Adverse Effect. No event has occurred which permits or, to the best knowledge of such Borrower, after notice or the lapse of time or both, could reasonably be expected to permit, the revocation or termination of any such material franchise, License or other right, the termination or revocation of which could reasonably be expected to have a Material Adverse Effect.

4.16 Environmental Matters.

(a) No Hazardous Substances have been generated or manufactured on, transported to or from, treated at, stored at or discharged by any Loan Party or, to the best of such Borrower’s knowledge, by any current or former owner or leaseholder, from any real property owned by any Loan Party in violation of any Environmental Laws; no Hazardous Substances have been discharged by any Loan Party or, to the best of such Borrower’s knowledge, by any current or former owner or leaseholder, into subsurface waters under any real property owned by any Loan Party in violation of any Environmental Laws; no Hazardous Substances have been discharged by any Loan Party or, to the best of such Borrower’s knowledge, by any current or former owner or leaseholder, from any real property owned by any Loan Party on or into Property or waters (including subsurface waters) adjacent to any real property owned by any Loan Party in violation of any Environmental Laws, in each case that could reasonably be expected to have a Material Adverse Effect; and there are not now, nor ever have been, on any real property owned by any Loan Party any underground or above ground storage tanks regulated under any Environmental Laws that are not in compliance with all Environmental Laws.

(b) No Loan Party (i) has received written notice of any claim, demand, suit, action, proceeding, event, condition, report, directive, Lien, violation, non-compliance or investigation indicating or concerning any potential or actual liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, Property damages, personal injuries or penalties) arising in connection with: (x) any non-compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of any Hazardous Substance on any real property owned by any Loan Party (or any real property previously owned by any Loan Party) in violation of any Environmental Laws or the release or threatened release of any Hazardous Substance into the environment in violation of any Environmental Laws, (ii) has received written notice that it has any threatened or actual liability in connection with the presence of any Hazardous Substance on any real property owned by any Loan Party (or any real property previously owned by any Loan Party) or the release or threatened release of any Hazardous Substance into the environment in violation of any Environmental Laws, (iii) has received written notice of any federal or state investigation evaluating whether any remedial action is needed to respond to the presence of any Hazardous Substance on any real property owned by any Loan Party (or any real property previously owned by any Loan Party) or a release or threatened release of any Hazardous Substance into the environment for which any Loan Party is or may be liable, or (iv) has received written notice that any Loan Party is or may be liable to any Person under any Environmental Law, in each case under the foregoing clauses (i) through (iv) that could reasonably be expected to have a Material Adverse Effect.

4.17 Insurance.

Schedule 4.17 sets forth a list of all insurance policies maintained by or on behalf of the Loan Parties as of the Effective Date. All premiums in respect of such insurance that are due and payable have been paid, except for any failure to pay or late payment that could not reasonably be expected to have a Material Adverse Effect.

4.18 Solvency.

(a) Immediately after giving effect to the transactions contemplated by the Loan Documents on the Effective Date, the Loan Parties and their Subsidiaries, individually and taken as a whole, are Solvent.

(b) After the incurrence of any Loan, the Borrowers and the Subsidiary Guarantors taken as a whole are and will be Solvent on such date.

4.19 Absence of Certain Restrictions.

No indenture, certificate of designation for preferred stock, agreement or instrument to which any Loan Party is a party (other than this Agreement), prohibits or limits in any way, directly or indirectly, the ability of any Subsidiary Guarantor to make any dividends or distributions or repay any Indebtedness to such Borrower.

4.20 No Misrepresentation.

No representation or warranty contained in any Loan Document and no certificate from time to time furnished by such Borrower in connection with the transactions contemplated thereby, contains or will contain a misstatement of material fact, or, to the best knowledge of such Borrower, omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made; it being recognized by the Administrative Agent and the Lenders that any projections delivered by such Borrower to the Administrative Agent and the Lenders as to future events are not to be viewed as facts, and that actual results during the periods covered thereby may differ from projected results.

4.21 Security Interest and Liens.

The Security Documents are effective to create, as security for the obligations of the Loan Parties to the Administrative Agent and the Lenders under the Loan Documents, valid and enforceable security interests in and Liens on all of the Collateral in favor of the Administrative Agent, subject to no other Liens, other than Permitted Liens, and such security interests in and Liens on the Collateral shall be superior to and prior to the rights of all third parties (other than for such Permitted Liens or Liens arising by operation of law under the UCC or other applicable Law) and, upon the recordations and filings contemplated by Section 5.7(d), the security interests and Liens created under the Security Documents shall constitute perfected security interest and Liens to the extent the perfection thereof is achieved through the filing of financing statements under the Uniform Commercial Code as in effect in the jurisdiction in which the applicable Loan Party is located for purposes of the UCC.

4.22 Subsidiaries.

As of the Effective Date, the Borrowers have no Subsidiaries other than as set forth on Schedule 4.1.

4.23 Data Security.

(a) No Payment Subsidiary has lost or had stolen any cardholder account information, information related to cardholder accounts (including social security numbers) or Merchant information. Further, each Payment Subsidiary has complied with all applicable Law, requirements of Governmental Authorities, the Rules and the PCI Requirements related to data security, and the protection, use, storage, handling and processing of personal information, including credit card information.

(b) Each Payment Subsidiary has implemented and is in compliance with technical measures to assure the integrity and security of (i) transactions executed through its gateway, platform and computer systems and (ii) all confidential or proprietary data possessed or retained by or on behalf of any Payment Subsidiary. There has been no actual or alleged breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any personal information, confidential or proprietary data or any other such information maintained or stored by, or on behalf of, any Payment Subsidiary involving data of Merchants, other customers, cardholders or other similarly situated individuals. There have been no facts or circumstances that would require any Payment Subsidiary to give notice to any Merchants, suppliers, cardholders, consumers or other similarly situated individuals of any actual or perceived data security breaches pursuant to the Rules, the PCI Requirements or an applicable Law requiring notice of such a breach.

4.24 FTC Order.

NMS is in compliance with all requirements of the FTC Order.

4.25 USA PATRIOT Act, Anti-Corruption and Other Regulations.

(a) No Affected Person is a (i) Sanctioned Person, or (ii) located, organized or resident in a Sanctioned Jurisdiction.

(b) No Affected Person (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Sanctioned Person or in any Sanctioned Jurisdiction, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(c) No Affected Person (i) has violated any Anti-Terrorism Law, or (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(d) Such Borrower and each of its Subsidiaries has implemented, maintains and complies with policies and procedures designed to ensure compliance, in all material respects, by each Affected Person with Anti-Corruption Laws and Sanctions.

4.26 Affiliate Transactions.

As of the Effective Date, except as set forth on Schedule 4.26, neither such Borrower nor any of its Subsidiaries has engaged in any transactions with any of its Affiliates, except for (a) transactions between the Loan Parties, (b) transactions and payments expressly permitted by this Agreement, (c) reasonable compensation and reimbursement of expenses of, and customary indemnity and reimbursement provided on behalf of, officers, directors, employees and agents of such Person, (d) employment and consulting agreements entered into by such Person in the ordinary course of business, and (e) other transactions at prices and on terms and conditions not less favorable to the applicable Loan Party than could be obtained on an arm’s-length basis from unrelated third parties.

4.27 Broker’s, Finder’s or Similar Fees.

Except as set forth on Schedule 4.27, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by such Borrower in connection with the transactions contemplated by this Agreement and the Loans based on any agreement, arrangement or understanding with such Borrower or its Subsidiaries or any action taken by such Borrower or its Subsidiaries.

4.28 Labor Relations.

Neither such Borrower nor any Subsidiary has committed or is engaged in any unfair labor practice (as defined in the National Labor Relations Act of 1947 and the regulations thereunder, in each case, as amended). There is (a) no unfair labor practice complaint pending or, to the knowledge of such Borrower, threatened against such Borrower or any of its Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or, to the knowledge of such Borrower, threatened, (b) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of such Borrower, threatened against such Borrower or any Subsidiary, (c) no union representation question existing with respect to the employees of such Borrower or any Subsidiary, and to the knowledge of such Borrower, no union organizing activities are taking place, and (d) no employment contract with any employee of such Borrower or any of its Subsidiaries except as set forth on Schedule 4.28 and the employment of all employees of such Borrower and its Subsidiaries are terminable at will without penalty or severance of any kind, except as set forth on Schedule 4.28. Except as set forth on Schedule 4.28, such Borrower and each such Subsidiary is in compliance in all material respects with all federal, state or other applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours. Neither such Borrower nor any Subsidiary of such Borrower is a party to any collective bargaining agreement.

4.29 Patents, Trademarks, Etc.

Such Borrower and each of its Subsidiaries owns and/or has the right to use all Intellectual Property material to the conduct of its business (collectively, “IP Rights”) without any material conflict with or material infringement of the IP Rights of others. Schedule 4.29 sets forth a complete list of material Licenses or other material Contractual Obligations relating to such Borrower’s and its Subsidiaries’ IP Rights (other than off the shelf computer software and programs) and of registrations of patents, trademarks, service marks and copyrights including any applications therefor constituting such IP Rights. Neither such Borrower nor any Subsidiary of such Borrower has any obligation to pay any royalty with respect to the IP Rights. To the Borrowers’ knowledge, no claims have been asserted in writing by any Person with respect to the use by such Borrower or any Subsidiary of any such IP Rights or challenging or questioning the validity or effectiveness of any License or agreement held by such Borrower or its Subsidiaries or to which it is a party relating to any such IP Rights which claims could reasonably be expected to have a Material Adverse Effect. The conduct of the business of such Borrower and its Subsidiaries as conducted and as proposed to be conducted does not and will not, in any material respect, conflict with or infringe upon the IP Rights of others, and neither such Borrower nor any Subsidiary has received any communication alleging any such violation. To the knowledge of such Borrower, no third party is infringing or violating any of the IP Rights of such Borrower or its Subsidiaries. To the knowledge of such Borrower, no person employed by or affiliated with such Borrower or its Subsidiaries has violated any confidential relationship that such person may have had with any third party, in connection with the development or sale of any product or service or proposed product or service of such Borrower or its Subsidiaries.

4.30 Processor Agreements; Merchant Agreement.

(a) A true, correct and complete copy of each Existing Processor Agreement is attached as Schedule 4.30(a). No Payment Subsidiary is subject to any agreement with any Existing Processor or their Affiliates or any Sponsor Bank other than as set forth on Schedule 4.30(a). Each Existing Processor Agreement is an Approved Processor Agreement, and is in full force and effect and binding on the parties pursuant to its terms.

(b) The Merchant Accounts are now being operated, serviced and maintained in all material respects in conformity with the Approved Processor Agreements and all applicable Rules of the respective Approved Bank Card System to which such Merchant Accounts relate. Except as set forth on Schedule 4.30(b)(i), no Payment Subsidiary has in any manner at any time failed to so operate and maintain its business in a manner that could now or hereafter result in cancellation or termination of any Approved Processor Agreement or any material number of Merchant Agreements, or result in liability for material damages under any Approved Processor Agreement, the applicable Rules of the Approved Bank Card Systems or any Merchant Agreement, nor has any Payment Subsidiary defaulted in any respect in its obligations pursuant to any Approved Processor Agreements or any material number of Merchant Agreements which would entitle the counterparties thereto to terminate any of the foregoing agreements in accordance with their respective terms. Schedule 4.30(b)(ii) (as the same may be updated from time to time pursuant to Section 7.1(j)) lists each franchise, license, distributor, independent sales organization (“ISO”), sub-ISO or other similar type of agreement to which any Payment Subsidiary is a party and pursuant to which residual income per month payable to such Payment Subsidiary is equal to or greater than $75,000. Other than as set forth on Schedule 4.30(b)(iii) (as the same may be updated from time to time pursuant to Section 7.1(j)), no Person has any right to acquire any material (in terms of quantity or volume) Merchant Agreements from any Payment Subsidiary. No Payment Subsidiary has obligated itself to any minimum revenue, take-or-pay or similar obligations under any Approved Processor Agreement other than as set forth on Schedule 4.30(b)(iv).

(c) Each Payment Subsidiary is registered with each Approved Bank Card System to the extent required by: (i) any Processor Agreement, (ii) the Rules of the Approved Bank Card Systems, or (iii) the requirements of any Sponsor Bank. Such Approved Bank Card Systems registrations are current and active and no additional registration or qualification with any Approved Bank Card Systems or Sponsor Bank is required to operate the business of any Payment Subsidiary. Each Payment Subsidiary has complied with and is in compliance with current PCI Requirements as well as any mandates issued by applicable the Approved Bank Card Systems, to the extent that they implement PCI-DSS Requirements. Except for the existing approvals and registrations of the Payment Subsidiaries, the operation of their business consistent with past practices does not require any of them to be registered with the Approved Bank Card Systems as a third party agent (TPA), third party processor (TPP), data security entity (DSE) or other type of organization, whether with a particular Sponsor Bank or otherwise.

4.31 Beneficial Owner.

As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

ARTICLE 5. CONDITIONS PRECEDENT TO INITIAL LOANS

In addition to the conditions precedent set forth in Article 6, the obligation of the Lenders to make the initial Loans shall not become effective until each of the following conditions precedent has been satisfied or shall be contemporaneously satisfied (or waived in accordance with Section 11.1):

5.1 Evidence of Action.

The Administrative Agent (or Special Counsel) shall have received a certificate, dated the Effective Date, of the Secretary or Assistant Secretary or other analogous counterpart of each Loan Party:

(a) attaching a true and complete copy of the resolutions of its Managing Person and of all other documents evidencing all necessary corporate or limited liability company action (in form and substance reasonably satisfactory to the Administrative Agent) taken to authorize the Loan Documents to which it is a party and the transactions contemplated thereby;

(b) attaching a true and complete copy of its Organizational Documents;

(c) setting forth the incumbency of its officer or officers (or other analogous counterpart) who may sign the Loan Documents to which it is a party, including therein a signature specimen of such officer or officers (or other analogous counterpart); and

(d) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its incorporation or formation.

5.2 This Agreement.

The Administrative Agent (or Special Counsel) shall have received a counterpart signature page hereof duly executed by an authorized officer of each Borrower and each Lender or an authorized officer of the managing member thereof.

5.3 Subsidiary Guaranty Agreement.

The Administrative Agent (or Special Counsel) shall have received a counterpart signature page of the Subsidiary Guaranty Agreement, duly executed by an authorized officer of each Subsidiary Guarantor or an authorized officer of the managing member thereof.

5.4 Parent Guaranty Agreement and Intermediate Holding Company Guaranty Agreement.

(a) The Administrative Agent (or Special Counsel) shall have received a counterpart signature page of the Parent Guaranty Agreement, duly executed by an authorized officer of the Parent or an authorized officer of the managing member thereof.

(b) The Administrative Agent (or Special Counsel) shall have received a counterpart signature page of the Intermediate Holding Company Guaranty Agreement, duly executed by an authorized officer of the Intermediate Holding Company or an authorized officer of the managing member thereof.

5.5 Notes.

The Administrative Agent (or Special Counsel) shall have received Notes for the initial Lenders, dated the Effective Date, duly executed by an authorized officer of each Borrower or an authorized officer of the managing member thereof.

5.6 Opinion of Counsel.

The Administrative Agent (or Special Counsel) shall have received favorable opinions of (a) Platte, Klarsfeld & Levine, LLP, New York counsel to the Loan Parties, and (b) O’Reilly & Mark, PC, Maryland counsel to the Parent, addressed to the Credit Parties, dated the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent.

5.7 Security Documents, Search Reports, etc.

The Administrative Agent (or Special Counsel) shall have received counterparts of (i) the Security Agreement, dated the Effective Date, duly executed by an authorized officer of each of the Loan Parties or an authorized officer of the managing member thereof, (ii) grants of security interests for Intellectual Property (if any) owned by any Loan Party, duly executed by an authorized officer of such Loan Party or an authorized officer of the managing member thereof, together with the following, (iii) the Holding Company Security Agreement, dated the Effective Date, duly executed by an authorized officer of the Holding Company, or an authorized officer of the managing member thereof, and (iv) the Intermediate Holding Company Security Agreement, dated the Effective Date, duly executed by an authorized officer of the Intermediate Holding Company, or an authorized officer of the managing member thereof, together with:

(a) a completed Perfection Certificate, dated the Effective Date and signed by a Financial Officer of the Administrative Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings and the results of tax, bankruptcy and judgment lien searches made with respect to the Loan Parties (in the jurisdictions contemplated by the Perfection Certificate and such other jurisdictions as the Administrative Agent may reasonably request, and copies of the financing statements (or similar documents) disclosed by such searches and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been or will be released on the Effective Date;

(b) one or more certificates evidencing 100% of the issued and outstanding Capital Stock of (i) the Intermediate Holding Company (to the extent certificated), (ii) each of the Subsidiary Guarantors owned by each Borrower (to the extent certificated), together with undated stock powers with respect thereto, executed in blank by the applicable Borrower, in all respects reasonably satisfactory to the Administrative Agent, and (iii) each Borrower (to the extent certificated), together with undated stock powers with respect thereto, executed in blank by the Holding Company, the Intermediate Holding Company, or the applicable Borrower, in all respects reasonably satisfactory to the Administrative Agent;

(c) all other instruments and certificates constituting Collateral, duly indorsed, or with powers executed, in blank by the applicable Loan Party;

(d) such UCC Financing Statements and United States Patent and Trademark Office and United States Copyright Office recordation forms (if applicable) naming the applicable Loan Party other than the Parent as debtor, as shall be reasonably requested by the Administrative Agent in order to perfect the security interests in the Collateral; and

(e) such other documents as the Administrative Agent may reasonably require in connection with the creation and perfection of the security interests intended to be granted under the Security Documents.

5.8 Financial Officer’s Certificate.

The Administrative Agent (or Special Counsel) shall have received a certificate signed by a Financial Officer of the Administrative Borrower, in all respects reasonably satisfactory to the Administrative Agent, dated the Effective Date:

(a) certifying that (i) the representations and warranties contained in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifiers therein) and (ii) immediately after giving effect to the transactions contemplated by the Loan Documents, no Default exists or will exist,

(b) certifying as of the Effective Date that all approvals and consents of all Persons required to be obtained in connection with the consummation of the transactions contemplated by the Loan Documents, if any, have been obtained, all required notices, if any, have been given, all required waiting periods, if any, have expired and all material conditions precedent have been satisfied,

(c) certifying as of the Effective Date that no action or proceeding by or before any Governmental Authority has been commenced and is pending or to the knowledge of the Borrowers, threatened in writing, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection herewith or therewith,

(d) setting forth reasonably detailed calculations of the Effective Date Total Leverage Ratio and the components thereof on a pro forma basis immediately after giving effect to the consummation of the transactions contemplated by the Loan Documents on the Effective Date and the Loans made on the Effective Date, which calculations shall demonstrate that on a pro forma basis immediately after giving effect to such transactions, the Effective Date Total Leverage Ratio does not exceed 2.65:1.00,

(e) setting forth reasonably detailed calculations showing that that the Payment Subsidiaries have generated trailing twelve-month pro forma Eligible Recurring Net Revenue (including pro forma adjustments acceptable to the Administrative Agent in its sole discretion) for the twelve month period ended on September 30, 2018 of at least $18,700,000,

(f) setting forth reasonably detailed calculations showing that that the Merchant Volume Attrition Rate for the twelve month period ended on September 30, 2018 was not greater than 20%, and

(g) certifying that the pro forma income statement delivered pursuant to Section 4.13(c) shows that the Intermediate Holding Company and its Subsidiaries shall have generated trailing twelve month EBITDA (including pro forma adjustments acceptable to the Administrative Agent in its sole discretion) for the twelve-month period ended on September 30, 2018 of at least $13,487,829.

5.9 Solvency Certificate.

The Administrative Agent (or Special Counsel) shall have received a certificate signed by a Financial Officer of each Loan Party, in all respects reasonably satisfactory to the Administrative Agent, dated the Effective Date, certifying that the Loan Parties and their Subsidiaries, individually and taken as a whole, immediately before and immediately after giving effect to the transactions contemplated by the Loan Documents and the Loans made hereunder on the Effective Date, are Solvent.

5.10 Litigation.

The Administrative Agent and the Lenders shall be reasonably satisfied that there is no action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental or regulatory agency or authority, that would reasonably be expected to have an adverse determination and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

5.11 Property, Public Liability and Other Insurance.

The Administrative Agent shall have received a certificate of all insurance maintained by the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent together with a certificate or other evidence reasonably satisfactory to the Administrative Agent of the designation of the Administrative Agent as “additional insured” and, where applicable, “lender loss payee” thereunder.

5.12 Financial Statements and Other Documentation.

The Administrative Agent shall have received, each in form and substance reasonably satisfactory to it, true copies of the financial statements referred to in Section 4.13(a) and (c).

5.13 Fees.

The Administrative Agent shall have received (a) all fees (including the fees set forth in the Fee Letter) and other amounts due and payable to the Administrative Agent and the Lenders under the Loan Documents on or prior to the Effective Date, including reimbursement or payment of the reasonable fees and disbursements of Special Counsel and all other out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder and (b) evidence that all filing and recording taxes and fees in connection with the Security Documents have been paid; provided that all such fees and other amounts due and payable to the Administrative Agent and the Lenders and all such filing and recording taxes and fees may be paid from the proceeds of the Loans made on the Effective Date.

5.14 Material Contracts.

The Administrative Agent shall have received fully executed copies of all Material Contracts to which a Borrower is a party or by which it is otherwise bound shall have been made available to the Administrative Agent.

5.15 No Material Adverse Change.

No material adverse change in the financial condition, operations, business or Property of the Intermediate Holding Company and its Subsidiaries, taken as a whole, shall have occurred since December 31, 2017.

5.16 Deposit Accounts Control Agreements

The Administrative Agent (or Special Counsel) shall have received deposit account control agreements with respect to each Deposit Account maintained by any Loan Party at a financial institution other than Webster Bank, each in form and substance satisfactory to the Administrative Agent, duly executed by an authorized officer of such Loan Party and the financial institution at which such account is maintained.

5.17 Collateral Access Agreements.

The Administrative Agent (or Special Counsel) shall have received such Collateral Access Agreements (provided that, in the event back-up logs and data archives applicable to a Loan Party are maintained on a “cloud” or similar remote storage system, in lieu of the foregoing, upon the Administrative Agent’s request, the Intermediate Holding Company or the applicable Subsidiary shall provide the Administrative Agent with log-in and any other required information to provide the Administrative Agent unlimited access to such logs and archives) as the Administrative Agent reasonably deems necessary or appropriate.

5.18  “Know Your Customer” Information; Beneficial Ownership Certification.

The Administrative Agent and the Lenders shall have received at least five (5) Business Days prior to the Effective Date, (a) all documentation and other information about the Loan Parties that shall have been reasonably requested by the Administrative Agent and the Lenders and that the Administrative Agent or the Lenders reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (b) a Beneficial Ownership Certification in relation to each Borrower and copies of all applicable identification.

5.19 Processor Agreements and Processor Consent Agreements.

The Administrative Agent (or Special Counsel) shall have received a certification from the applicable Payment Subsidiary that it has delivered to the Administrative Agent a fully-executed copy of each Processor Agreement (including all amendments and modifications thereto), in each case as in effect on the Effective Date and such Processor Consent Agreements as the Administrative Agent reasonably deems necessary or appropriate.

5.20 Parent Note.

The Administrative Agent (or Special Counsel) shall have received the original Parent Revolving Note and original endorsement in blank related to the Parent Revolving Note, in form and substance satisfactory to the Administrative Agent.

5.21 Due Diligence.

The Administrative Agent and Special Counsel shall have completed business, legal and collateral due diligence (including (a) completion and review of third party merchant portfolio analysis and valuation, (b) completion, review and evaluation and a third party accounting and tax due diligence report (which shall include a quality of earnings analysis), (c) management background checks, (d) information technology diligence, including review of the NewTracker License Agreements, (e) environmental reviews (if applicable) and (f) review of existing Processor Agreements, in each case, in scope and with results which are satisfactory to the Administrative Agent.

5.22 Existing Debt.

The Administrative Agent shall have received a copy of a statement from the holder of the Existing Debt setting forth the amount of principal, interest and fees necessary to pay in full the Existing Debt, which shall include an authorization to file release or termination statements in respect of the Liens securing the Existing Debt upon payment in full of the Existing Debt on the Effective Date.

5.23 Other Documents.

The Administrative Agent shall have received and reviewed such other documents as the Administrative Agent shall reasonably require.

ARTICLE 6. CONDITIONS PRECEDENT TO EACH LOAN

The obligation of each Lender to make any Loan under this Agreement shall be subject to the satisfaction of the following conditions precedent as of the date thereof:

6.1 Compliance.

On each Borrowing Date and immediately after giving effect to the Loan made (a) no Default shall have occurred or be continuing; and (b) the representations and warranties contained in the Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such Borrowing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date. Each Loan and each Borrowing Request therefor constitute a certification by the Borrowers as of such Borrowing Date that each of the foregoing matters is true and correct in all material respects.

6.2 Borrowing Request.

The Administrative Agent shall have received a Borrowing Request executed by a duly authorized officer of the Administrative Borrower.

ARTICLE 7. AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that so long as any of the Commitments remains in effect, or any of the Obligations remains unpaid (other than contingent indemnity obligations) and unless otherwise consented to in writing by the Required Lenders:

7.1 Financial Reports and Other Information.

Each Borrower shall and shall cause each of its Subsidiaries to keep proper books of record and account in which full, true and correct entries (in all material respects) shall be made in accordance with GAAP consistently applied throughout the periods involved, and the Administrative Borrower shall furnish to the Administrative Agent and each Lender:

(a) as soon as available but in any event not later than one hundred twenty (120) days after the end of each fiscal year of the Intermediate Holding Company (commencing with the fiscal year ending December 31, 2018), the audited consolidated and consolidating balance sheet of the Intermediate Holding Company and its Subsidiaries as at the end of such fiscal year and related audited consolidated and consolidating statements of operations, and cash flows, and setting forth in each case in comparative form the corresponding figures as at the end of and for the preceding fiscal year, all in reasonable detail prepared in accordance with GAAP applied on a basis consistently maintained throughout the periods involved and reported on by the Accountants (without a “going concern” or like qualification or exception with respect to the audited financial statements);

(b) as soon as available but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 31, 2019), the unaudited consolidated and consolidating balance sheets and related consolidated and consolidating statements of operations and cash flows of the Intermediate Holding Company and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding fiscal quarter end, and period or periods, of the previous fiscal year, all certified by a Financial Officer of the Intermediate Holding Company as presenting fairly in all material respects the financial condition and results of operations of the Intermediate Holding Company and its Subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and without footnotes and other presentation items required under GAAP;

(c) as soon as available, and, in any event within thirty-five (35) days after the end of each month (beginning with the calendar month ending November 30, 2018), (x) the consolidated and consolidating balance sheet of the Intermediate Holding Company and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income and consolidated and consolidating statements of cash flows of the Intermediate Holding Company and its Subsidiaries for such month and for the period from the beginning of the then current fiscal year to the end of such month, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail, certified by a Financial Officer of the Intermediate Holding Company, (y) a report setting forth in detail any Net Sale Proceeds or Net Insurance/Condemnation Proceeds received by the Intermediate Holding Company or any of its Subsidiaries which are being held for reinvestment pursuant to Section 2.4(c)(ii), as applicable, and (z)(i) a Merchant Chargeback Loss Report, (ii) a Merchant Static Pool Attrition Rate Report, and (iii) a Merchant Volume Attrition Rate Report, in each case, as of the end of such fiscal month, together with any supporting documentation therefor;

(d) as soon as available, but in any event not later than thirty (30) days after the beginning of each fiscal year of the Intermediate Holding Company (commencing with the fiscal year beginning January 1, 2019), a budget for such fiscal year for the Borrowers and their respective Subsidiaries prepared in reasonable detail and certified by a Financial Officer of the Intermediate Holding Company, which shall include monthly projections for the Borrowers for such fiscal year through the Term Loan Maturity Date, including budget forecasts and capital expenditures, and including (i) forecasts demonstrating projected compliance with the requirements of Section 8.11 through the Term Loan Maturity Date, and (ii) forecasts demonstrating adequate Liquidity through the Term Loan Maturity Date, together, in each case, with an explanation of the assumptions on which such forecasts are based, all in form and substance reasonably satisfactory to the Administrative Agent;

(e) concurrently with any delivery of financial statements under Sections 7.1(a) and 7.1(b), (i) a certificate (a “Compliance Certificate”) of a Financial Officer of the Intermediate Holding Company, substantially in the form of Exhibit D, (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Section 8.11, (C) attaching a Merchant portfolio analysis and valuation in form and substance satisfactory to the Administrative Agent, and (D) stating whether there has been a change in the application of GAAP by the Loan Parties since the date of the financial statements last delivered and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (ii) a company-prepared management discussion and analysis report for the Intermediate Holding Company and its Subsidiaries, on a consolidated and consolidating basis, prepared in reasonable detail and certified by a Financial Officer of the Intermediate Holding Company, describing the operations and financial condition of the Intermediate Holding Company and its Subsidiaries on a consolidated and consolidating basis, for the portion of the fiscal year then ended as of the date of such report (or for the fiscal year then ended in the case of a report delivered concurrently with the delivery of annual financial statements), (iii) concurrently with the delivery of financial statements under Section 7.1(a), a report by an independent valuation agent approved by the Administrative Agent setting forth the total fair market value of the Borrowers and their Subsidiaries on a consolidated basis, and (iv) concurrently with the delivery of financial statements under Section 7.1(b), a certification by a Financial Officer of the Intermediate Holding Company setting forth the total fair market value of the Borrowers and their Subsidiaries on a consolidated basis;

(f) concurrently with any delivery of financial statements under Sections 7.1(a), a certificate signed by a Financial Officer of the Intermediate Holding Company either (i) confirming that there has been no change in the information set forth on the Collateral Questionnaire since the date of the Collateral Questionnaire delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, or (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Collateral Questionnaire or pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Documents for a period of not less than eighteen (18) months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(g) concurrently with any delivery of financial statements under Sections 7.1(a), 7.1(b), and 7.1(c), (i) a summary of the accounts receivable aging report of each Borrower as of the end of such period, and (ii) a summary of accounts payable aging report of each Borrower as of the end of such period;

(h) concurrently with the delivery to the Federal Trade Commission of any report or other document required pursuant to, or requested in connection with, the FTC Order, a copy of such report or other document;

(i) concurrently with any delivery of financial statements under Sections 7.1(a) and 7.1(b), a report setting forth in reasonable detail each Affiliate Transaction consummated during the immediately preceding fiscal quarter for which the annual payments equal or exceed $250,000 on an individual basis and all Affiliate Transactions consummated during the immediately preceding fiscal quarter for which the annual payments equal or exceed $1,000,000 in the aggregate;

(j) concurrently with any delivery of financial statements under Sections 7.1(a) and 7.1(b), the Intermediate Holding Company shall provide to the Administrative Agent an update to Schedules 4.30(a) and 4.30(b)(i)-(b)(iii);

(k) with reasonable promptness, such other information with respect to the business, assets, financial position or results of operations of the Intermediate Holding Company and its Subsidiaries as the Administrative Agent (including on behalf of any Credit Party) may from time to time reasonably request.

7.2 Maintenance of Legal Existence.

Such Borrower shall and shall cause the Intermediate Holding Company and each of its Subsidiaries to do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its corporate or limited liability company, as the case may be, existence and the rights, Licenses and franchises material to the conduct of its business except, in the case of rights, Licenses and franchises, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.3 Maintenance of Properties.

Such Borrower shall and shall cause the Intermediate Holding Company and each of its Subsidiaries to keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

7.4 Insurance.

Such Borrower shall, and shall cause the Intermediate Holding Company and each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Intermediate Holding Company and its Subsidiaries with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of a Loan Party) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the businesses of the Intermediate Holding Company and its Subsidiaries (including, without limitation, casualty insurance, public liability insurance (including automobile liability insurance, cyber/crime insurance, directors and officer’s liability insurance and excess or umbrella liability insurance), third party property damage insurance with respect to liabilities, losses or damage in respect of the Property of the Intermediate Holding Company and its Subsidiaries, workers’ compensation insurance and business interruption insurance) and (ii) cause all such insurance relating to any Property or business of the Intermediate Holding Company or any of its Subsidiaries to name the Administrative Agent as additional insured or lender loss payee, as appropriate. All policies of insurance on real and personal Property of the Intermediate Holding Company and its Subsidiaries will contain an endorsement, in form and substance acceptable to the Administrative Agent, showing loss payable to the Administrative Agent (Form CP 1218 or equivalent and naming the Administrative Agent as lender loss payee) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to the Administrative Agent will provide that the insurance companies will give the Administrative Agent at least thirty (30) days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Intermediate Holding Company or any of its Subsidiaries or any other Person shall affect the right of the Administrative Agent to recover under such policy or policies of insurance in case of loss or damage. Such Borrower, shall and shall cause the Intermediate Holding Company and its Subsidiaries to, direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to the Administrative Agent. If any insurance proceeds are paid by check, draft or other instrument payable to the Intermediate Holding Company or any of its Subsidiaries and the Administrative Agent jointly, the Administrative Agent may endorse the Intermediate Holding Company’s or such Subsidiary’s name thereon and do such other things the Administrative Agent may deem advisable to reduce the same to Cash. The Administrative Agent reserves the right at any time, upon review of the Intermediate Holding Company’s and its Subsidiaries’ risk profiles, to require additional forms and limits of insurance. Notwithstanding the requirement in clause (i) above, Flood Insurance shall not be required for (x) Real Estate Assets not located in a Special Flood Hazard Area, or (y) Real Estate Assets located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

Unless the Intermediate Holding Company and its Subsidiaries provide the Administrative Agent with evidence of the insurance coverage required by this Agreement (including Flood Insurance), the Administrative Agent may, upon written notice to the Borrowers; provided that failure to provide such notice shall not limit the Administrative Agent’s rights hereunder and no such notice shall be required during the continuance of a Default or an Event of Default, purchase insurance (including Flood Insurance) at the Borrowers‘ expense to protect the Administrative Agent’s interests, including interests in the Intermediate Holding Company’s and its Subsidiaries’ Properties. This insurance may, but need not, protect the Borrowers’ and their Subsidiaries’ interests. The coverage that the Administrative Agent purchases may not pay any claim that the Intermediate Holding Company or any of its Subsidiaries makes or any claim that is made against the Intermediate Holding Company or such Subsidiary in connection with such Property. The Intermediate Holding Company and its Subsidiaries may later cancel any insurance purchased by the Administrative Agent, but only after providing the Administrative Agent with evidence that there has been obtained insurance as required by this Agreement. If the Administrative Agent purchases insurance, the Borrowers will be responsible for the costs of that insurance, including interest and any other charges the Administrative Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrowers may be able to obtain on their own.

7.5 Inspection of Property, Books and Records.

Such Borrower shall and shall cause the Intermediate Holding Company and each of its Subsidiaries to permit, (a) representatives of the Credit Parties (which, during the continuance of a Default or Event of Default, shall be at the Borrowers’ expense), upon reasonable written notice, to visit and inspect any of its properties during normal business hours and examine and take abstracts from its records and books of account (other than materials protected by the attorney-client privilege and materials that such Person may not disclose without violation of a confidentiality obligation binding upon it) and to discuss its business with its officers, including, without limitation, for the purpose of assessing the financial condition and credit-worthiness of the Borrowers and their respective Subsidiaries and (b) at such reasonable times during normal business hours and upon at least five (5) Business Days’ advance notice to the Administrative Borrower, representatives of the Administrative Agent to conduct (which, during the continuance of an Event of Default, shall be at the Borrowers’ expense) an audit of the Collateral; provided that, absent the continuation of an Event of Default, the Administrative Agent, the other Credit Parties or their respective representatives and designee shall not conduct audits or inspections more than twice per calendar year.

7.6 Notice of Material Events.

The Administrative Borrower, upon a Borrower or the Intermediate Holding Company obtaining knowledge thereof, shall promptly give notice to the Administrative Agent and each Lender, including brief particulars, of:

(a) the occurrence of a Default hereunder;

(b) the occurrence of any event of default under any Material Contract or any other instrument or other agreement to which any Loan Party is a party and which evidences, secures or governs Indebtedness having an aggregate principal amount in excess of $250,000;

(c) the passage of any statute, the publication of any decree or order, the promulgation of any regulation thereunder or interpretation thereof or the institution of any litigation, proceeding or investigation against or affecting any Loan Party which, in the judgment of such Borrower, could reasonably be expected to have a Material Adverse Effect;

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(e) any lapse, refusal to renew or extend or other termination of any material License issued to any Loan Party by any Person or Governmental Authority, which lapse, refusal or termination, would reasonably be expected to have a Material Adverse Effect;

(f) the occurrence of any insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding;

(g) any change in the board of directors (or similar governing body) of the Intermediate Holding Company or any of its Subsidiaries;

(h) within five (5) Business Days of receipt thereof, (i) copies of any material notice relating to any Processor Agreement, and (ii) copies of any notice by an agent or sub-ISO of its intent to acquire Merchant Agreements or otherwise exercise any rights or take action that could reasonably be expected to result in a Material Adverse Effect;

(i) any other development that has, or would reasonably be expected to have, a Material Adverse Effect; and

(j) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

7.7 Payment of Obligations.

Such Borrower shall and shall cause the Intermediate Holding Company and each of its Subsidiaries to pay, discharge and perform, at or before the fixed or extended maturity thereof, all of its or their respective material obligations and liabilities, including, without limitation, liabilities for Taxes, except any of such obligations or liabilities which are being contested in good faith and by appropriate proceedings, and appropriate reserves with respect thereto required in accordance with GAAP shall have been set aside on its or their respective books.

7.8 Compliance with Laws.

Such Borrower shall and shall cause the Intermediate Holding Company and each of its Subsidiaries to comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property.

7.9 Use of Proceeds.

The Borrowers shall use the proceeds of the Loans only for the purposes set forth in Section 2.6.

7.10 Governmental Consents and Approvals.

Such Borrower shall and shall cause the Intermediate Holding Company and each of its Subsidiaries promptly to obtain and use all reasonable efforts to keep in force and shall comply in all material respects with all such approvals, consents and orders by and Licenses from, give all such notices to, register, enroll and file all such documents with, and take all such other actions with respect to, any Governmental Authority that are applicable to it or its Property except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.11 Environmental Matters.

Such Borrower shall and shall cause the Intermediate Holding Company and each of its Subsidiaries to take all actions reasonably necessary to comply with all Environmental Laws applicable to it or its business, assets or properties, and shall not and shall not permit any of its Subsidiaries knowingly to permit or suffer any violation of Environmental Laws by any third party lessee in connection with its lease of its assets or properties, which Environmental Laws, if violated, or which violation, as the case may be, could reasonably be expected to have a Material Adverse Effect.

7.12 Notice of Certain Changes.

Subject to Section 8.10, the Administrative Borrower shall furnish to the Administrative Agent prompt written notice (and, in any event, within thirty (30) days (or such longer or shorter period as agreed to by the Administrative Agent in its sole discretion) thereof) of any change in (a) the legal name of any Loan Party or in any trade name used to identify it in the conduct of its business or in the ownership of its Properties, (b) the jurisdiction of organization of any Loan Party or the location of its chief executive office, its principal place of business, or any office in which it maintains its books or records, (c) the identity or organizational structure of any Loan Party or (d) the organizational identification number of any Loan Party or its Federal Taxpayer Identification Number.

7.13 Additional Collateral.

If after the Effective Date, such Borrower or any Subsidiary Guarantor acquires any property which would constitute Collateral, such Borrower shall, and shall cause each such Subsidiary Guarantor to, promptly execute any and all documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that are required under any applicable Law, or which the Administrative Agent may reasonably request, to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrowers, in each case, within thirty (30) days after acquiring such property.

7.14 Accounts.

(a) The Borrowers shall and shall cause the Intermediate Holding Company and each of its Subsidiaries to, transfer their primary domestic operating, demand and money market accounts to one or more accounts maintained with the Administrative Agent within sixty (60) days (or such longer period as agreed to by the Administrative Agent in its sole discretion) after the Effective Date and thereafter maintain such accounts with the Administrative Agent at all times.

(b) Such Borrower shall, and shall cause the Intermediate Holding Company and each of its Subsidiaries to, deliver a deposit account control agreement with respect to each of such Borrower’s and such other Loan Party’s Deposit Accounts (other than Excluded Accounts) maintained at any financial institution other than the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent, duly executed by an authorized officer of such Borrower or such other Loan Party and such other financial institution at which each such account is maintained, each such executed deposit account control agreements to be delivered to the Administrative Agent within (i) sixty (60) days or such longer period as agreed to by the Administrative Agent in its sole discretion) after the Effective Date, in the case of any such account existing on the Effective Date, or (i) ten (10) Business Days (or such longer period as agreed to by the Administrative Agent in its sole discretion) after the establishment of any such account, in the case of any such account created after the Effective Date.

7.15 Miscellaneous Business Covenants.

(a) Non-Consolidation. Such Borrower will, and will cause the Intermediate Holding Company and each of its Subsidiaries to at all times: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors (or other analogous governing body) will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

(b) Cash Management Systems. Such Borrower will, and will cause the Intermediate Holding Company and each of its Subsidiaries to establish and at all times maintain cash management systems reasonably acceptable to the Administrative Agent, including with respect to blocked account arrangements.

(c) Processor Agreements. Such Borrower shall cause each Payment Subsidiary to at all times remain (i) registered with each Approved Bank Card System to the extent required by any Processor Agreement or the Rules of the Approved Bank Card Systems, and (ii) PCI certified and compliant to the extent required by PCI Requirements and/or the Rules.

(d) Activities of Management. Such Borrower shall cause each member of the senior management team of such Borrower and its Subsidiaries to devote all or substantially all of his or her professional working time, attention, and energies to the management of the businesses of such Borrower and its Subsidiaries.

7.16 Approved Bank Card System.

Such Borrower shall cause each Payment Subsidiary to at all times be represented by at least one Sponsor Bank and shall at all times be registered with Visa as an independent sales organization and with MasterCard as a member service provider (unless such representation and registration is not required by the Rules of Visa or MasterCard, as applicable, for the conduct of such Person’s business in the ordinary course), and registered with any other Approved Bank Card System to the extent required by its Rules. Each Payment Subsidiary shall at all times be in compliance in all material respects with all applicable Rules of the Visa and MasterCard card associations (and the Rules of any other applicable Approved Bank Card System) and the PCI Requirements, as applicable. Such Borrower shall cause each Payment Subsidiary to ensure that each agent or sub-ISO soliciting merchants on behalf of or in cooperation with any Payment Subsidiary is also appropriately approved and registered with the Approved Bank Card System to the extent applicable.

7.17 Processor Agreements.

To the extent that all Approved Processor Agreements generate less than ninety-five percent (95%) of the aggregate Eligible Recurring Net Revenue of the Payment Subsidiaries for any trailing twelve (12) month period, the Borrowers shall cause the Intermediate Holding Company, not later than thirty (30) days following the date such ninety-five percent (95%) threshold is no longer satisfied, to deliver, or cause to be delivered, to the Administrative Agent one or more Processor Consent Agreements with respect to Processor Agreements which are not subject to a Processor Consent Agreement to the extent necessary to cause at least ninety-five percent (95%) of the aggregate Eligible Recurring Net Revenue of the Payment Subsidiaries for the trailing twelve (12) month period to be generated by Approved Processor Agreements.

7.18 Offsite Data Storage; Disaster Recovery Program.

Such Borrower shall cause the Intermediate Holding Company and each of its Subsidiaries to (a) maintain a redundant system of back-up logs and data archives on independent servers housed at separate locations, (i) which logs, archives, servers and locations shall be maintained in accordance with industry standards for data security and recovery, and (ii) promptly upon the request of the Administrative Agent, but in any event within thirty (30) days of such request (or such additional time as the Administrative Agent may agree to in its sole discretion), with respect to each such location of the Intermediate Holding Company or the applicable Subsidiary to deliver, for locations in use on or after the Effective Date (to the extent not delivered on or before the Effective Date), a Collateral Access Agreement with respect to such location (provided that, in the event such logs or archives are maintained on a “cloud” or similar remote storage system, in lieu of the foregoing, upon the Administrative Agent’s request, the Intermediate Holding Company or the applicable Subsidiary shall provide the Administrative Agent with log-in and any other required information to provide the Administrative Agent unlimited access to such logs and archives) to the extent not delivered on or before the Effective Date, and (b) maintain a disaster recovery and business continuity plan that complies with applicable Law, program rules of Approved Bank Card Systems and each Processor Agreement. Such Borrower shall cause the Intermediate Holding Company and each of its Subsidiaries to be prepared to and have the ability to implement such plan if necessary and provide the Administrative Agent access to review such plan upon request.

7.19 Data Security.

Such Borrower will, and will cause the Intermediate Holding Company and each of its Subsidiaries to maintain computer systems and processes to ensure the integrity and security of transactions executed through its gateway, platform, and computer systems. Further, such Borrower will, and will cause the Intermediate Holding Company and each of its Subsidiaries to prevent the unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any personal information, confidential or proprietary data maintained or stored by the Intermediate Holding Company or any of its Subsidiaries.

7.20 FTC Order.

NMS will, at all times, maintain compliance with the FTC Order.

7.21 Underwriting Policies and Procedures.

NMS will, at all times maintain and comply with Underwriting Policies and Procedures, which shall (a) be satisfactory to the Administrative Agent and (b) require NMS to, inter alia, (i) comply with the FTC Order, including a detailed description of the procedural steps that NMS will follow in order to ensure such compliance and specifying which department or division of NMS will be responsible for implementing such procedures and (ii) include with each account file of any Covered Client (as defined in the FTC Order) a checklist, worksheet or similar document, which sets forth the review conducted with respect to such Covered Client in compliance with the FTC Order.

7.22 [Reserved].

7.23 Real Estate Assets.

In the event that the Intermediate Holding Company or any of its Subsidiaries acquires or leases (including a new or replacement lease with respect to an existing lease, except as otherwise permitted by the Administrative Agent in its sole discretion) a Material Real Estate Asset after the Effective Date, then, no later than thirty (30) days following the date such Material Real Estate Asset was acquired or leased, the Borrowers shall, and shall cause the Intermediate Holding Company and its Subsidiaries to:

(a) with respect to each leased Material Real Estate Asset, deliver to the Administrative Agent a Collateral Access Agreement with respect to such leased location, duly executed by the landlord thereof; or

(b) with respect to any owned Material Real Estate Asset, deliver to the Administrative Agent:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering such owned Material Real Estate Asset:

(ii) except as otherwise permitted by the Administrative Agent, an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in each jurisdiction in which such owned Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such jurisdiction and such other matters as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(iii) except as otherwise permitted by the Administrative Agent in its sole discretion, (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Administrative Agent with respect to such owned Material Real Estate Asset (each, a “Title Policy”), in amounts not less than the fair market value of such owned Material Real Estate Asset, together with a title report issued by a title company with respect thereto, dated not more than thirty (30) days prior to the acquisition of such owned Material Real Estate Asset and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Administrative Agent and (B) evidence satisfactory to the Administrative Agent that the Intermediate Holding Company or such Subsidiary, as applicable, has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of such Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for such owned Material Real Estate Asset in the appropriate real estate records;

(iv) evidence of Flood Insurance with respect to each Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board, in form and substance reasonably satisfactory to the Administrative Agent;

(v) ALTA surveys of such owned Material Real Estate Asset, certified to the Administrative Agent and dated not more than thirty (30) days prior to the date of acquisition of such owned Material Real Estate Asset; and

(vi) if requested by the Administrative Agent, reports and other information, in form, scope and substance reasonably satisfactory to the Administrative Agent, regarding environmental matters relating to such owned Material Real Estate Asset.

In addition to the foregoing, the Borrowers shall, and shall cause the Intermediate Holding Company and its Subsidiaries to, deliver or cause to be delivered to (i) the Administrative Agent such other agreements or documents as the Administrative Agent shall reasonably request to create in favor of the Administrative Agent, for the benefit of the Credit Parties, a valid and, subject to Permitted Liens and any filing and/or recording referred to herein, perfected first priority security interest in such Material Real Estate Assets referred to above, and (ii) the Administrative Agent, at the request of the Required Lenders, from time to time, such appraisals as are required by law or regulation of Material Real Estate Assets with respect to which the Administrative Agent has been granted a Lien.

7.24 Further Assurances.

Such Borrower shall and shall cause the Intermediate Holding Company and each Subsidiary Guarantor to, at any time and from time to time, without expense to any Credit Party, execute, acknowledge (if appropriate) and deliver, or cause to be executed, acknowledged (if appropriate) and delivered, any and all of such further agreements and other instruments and will take or cause to be taken such other action, as may be reasonably required by the Administrative Agent, as necessary to maintain, preserve, safeguard and continue its rights and interests hereunder. The Borrowers hereby irrevocably authorize the Administrative Agent to file (without either Borrower’s or any Subsidiary Guarantor’s signature) any financing statement or similar document pursuant to the Uniform Commercial Code as enacted and in force in any jurisdiction within, or subject to, the jurisdiction of the United States and any analogous document under legislation of like import or purpose for the time being in force, in any other country, the filing of which may be reasonably necessary to perfect, protect or continue any of the respective rights of the Credit Parties hereunder and under the other Loan Documents.

7.25 Interest Rate Protection.

Within a reasonable time after the Effective Date, the Borrowers shall engage in good faith in meaningful discussions with the Administrative Agent regarding interest rate hedging arrangements with respect to the Term Loans. If, after such discussions, the Administrative Agent and the Borrowers reasonably agree that interest rate hedging agreements will be required, the Borrowers agree, within a reasonable period of time thereafter, to deliver evidence to the Administrative Agent that the Borrowers have entered into Hedging Agreements with the Swap Counterparties with a notional amount at most equal to fifty percent (50%) (or such lesser percentage as may be agreed to by the Administrative Agent in its sole discretion) of the Term Loans for a period of not less than three (3) years (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion).

ARTICLE 8. NEGATIVE COVENANTS

Each Borrower covenants and agrees that so long as any of the Commitments remains in effect, or any of the Obligations remains unpaid (other than contingent indemnity obligations) and unless otherwise consented to in writing by the Required Lenders:

8.1 Limitation on Indebtedness.

Such Borrower shall not and shall not permit the Intermediate Holding Company or any of its Subsidiaries to create, incur, assume, guarantee or otherwise become or remain liable in respect of any Indebtedness, other than:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Intermediate Holding Company or any of its Subsidiaries to any of the Intermediate Holding Company or any of its Subsidiaries; provided, (i) all such Indebtedness shall be unsecured and evidenced by a Subordinated Promissory Note and all such Subordinated Promissory Notes shall be subject to a first priority security interest pursuant to the Security Documents, and (ii) any payment by any such Subsidiary Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary Guarantor to such Borrower or to any other Subsidiary Guarantor for whose benefit such payment is made;

(c) Indebtedness of the Intermediate Holding Company or any of its Subsidiaries to the Holding Company or to the Parent; provided, all such Indebtedness shall be unsecured and evidenced by a Subordinated Promissory Note; provided further that, any such Indebtedness incurred following the Effective Date may be incurred solely in the absence of any Default or Event of Default;

(d) Indebtedness secured by Permitted Liens;

(e) Indebtedness in an aggregate amount not to exceed at any time $750,000 with respect to (x) Capital Leases and (y) purchase money Indebtedness (including any Indebtedness acquired in connection with a Permitted Acquisition); provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall (i) be secured only by the asset acquired in connection with the incurrence of such Indebtedness and (ii) constitute not less than 95% of the aggregate consideration paid with respect to such asset;

(f) Indebtedness incurred by the Intermediate Holding Company or any of its Subsidiaries arising from agreements providing for indemnification or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of a Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or a Subsidiary of the Intermediate Holding Company or any of its Subsidiaries;

(g) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(h) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts:

(i) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Intermediate Holding Company and each of its Subsidiaries:

(j) guaranties by a Borrower of Indebtedness of a Subsidiary Guarantor or guaranties by a Subsidiary of a Borrower of Indebtedness of such Borrower or a Subsidiary Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 8.1;

(k) Indebtedness described on Schedule 8.1, but not any extensions, renewals or replacements of such Indebtedness except (1) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same arc in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom; and

(l) other unsecured Indebtedness of the Intermediate Holding Company and its Subsidiaries other than the types listed in clauses (a) through (k) above), which Indebtedness is unsecured and subordinated to the Obligations in a manner satisfactory to the Administrative Agent in an aggregate amount not to exceed at any time $250,000.

8.2 Limitation on Liens.

Such Borrower shall not and shall not permit the Intermediate Holding Company or any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon any of its property, assets, income or profits, present or future, except in favor of the Administrative Agent and except for the following (each a “Permitted Lien”):

(a) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as the aggregate amount of such Taxes does not exceed $250,000;

(b) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(d) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Intermediate Holding Company or any of its Subsidiaries;

(e) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder:

(f) Liens solely on any cash earnest money deposits made by the Intermediate Holding Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(j) licenses of patents, trademarks and other intellectual property rights granted by the Intermediate Holding Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Intermediate Holding Company or such Subsidiary;

(k) Liens described on Schedule 8.2 and any modifications, replacements, renewals, restructurings, refinancings or extensions thereof;

(l) Liens securing purchase money Indebtedness permitted pursuant to Section 8.1(e); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(m) Liens granted to any Processor under an Approved Processor Agreement to the extent expressly approved by the Administrative Agent in the applicable Processor Consent Agreement; and

(n) other Liens on assets other than the Collateral securing Indebtedness in an aggregate amount not to exceed $100,000 at any time outstanding.

8.3 Fundamental Changes.

(a) Such Borrower shall not, and shall not permit the Parent, the Holding Company, the Intermediate Holding Company or any of its Subsidiaries to merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Capital Stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired); provided, however, that, notwithstanding the foregoing provisions of this Section 8.3 but subject to the terms of Section 7.12, (i) any Borrower or the Intermediate Holding Company may merge or consolidate with any other Borrower or the Intermediate Holding Company, provided that a Borrower is the surviving entity, and (ii) any Subsidiary of a Borrower may merge or consolidate with any Borrower or the Intermediate Holding Company, provided that, if such transaction involves a Borrower, a Borrower is the surviving entity.

(b) Such Borrower shall not and shall not permit the Intermediate Holding Company or any of its Subsidiaries to engage in any business other than the Line of Business and businesses or activities that are substantially similar, related or incidental thereto.

8.4 Limitation on Certain Transactions with Affiliates.

Such Borrower shall not and shall not permit the Intermediate Holding Company or any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the making of any loan, the purchase, sale, lease or exchange of any property or the rendering of any service) with any direct or indirect holder of five percent (5%) or more of any class of Capital Stock of the Intermediate Holding Company or any of its Subsidiaries (or any Affiliate of such holder) or with any Affiliate of the Intermediate Holding Company or of any such holder, other than the Holding Company or the Parent (each, an “Affiliate Transaction”); provided, however, that the Intermediate Holding Company and any of its Subsidiaries may enter into or permit to exist any such transaction if the terms of such transaction are not less favorable to the Intermediate Holding Company or such Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further, provided, the foregoing restrictions shall not apply to (a) any transaction between a Borrower and any Subsidiary; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Intermediate Holding Company or any of its Subsidiaries; (c) compensation arrangements for officers and other employees of the Intermediate Holding Company or any of its Subsidiaries entered into in the ordinary course of business; and (d) transactions described on Schedule 8.4.

8.5 Asset Sales and Issuance of Securities.

Such Borrower shall not and shall not permit the Intermediate Holding Company or any of its Subsidiaries to sell, transfer, lease or otherwise dispose (including pursuant to a merger, other than a merger permitted by Section 8.3(a)) of any asset, including any Capital Stock, nor will such Borrower or any of its Subsidiaries issue any additional shares of its Capital Stock, except for:

(a) sales, transfers and other Dispositions of obsolete or worn out property;

(b) sales or other Dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales, the proceeds of which (i) are $250,000 or less with respect to any single Asset Sale or series of related Asset Sales, and (ii) when aggregated with the proceeds of all other Asset Sales made within the trailing twelve month period, are less than $250,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors (or analogous governing body) of the applicable Borrower), and (2) no less than 100% thereof shall be paid in Cash;

(d) Permitted Acquisitions;

(e) the Elavon Asset Sale;

(f) investments permitted under Section 8.7; and

(g) the Intermediate Holding Company or a Borrower (subject to the restrictions on such disposition otherwise imposed hereunder) may issue shares of its Capital Stock to qualify directors if required by applicable law.

8.6 Sale and Leaseback Transactions.

Such Borrower shall not and shall not permit the Intermediate Holding Company or any of its Subsidiaries to enter into any Sale and Leaseback Transaction, directly or indirectly, with any Person.

8.7 Investments, Loans, Advances, Guarantees and Acquisitions.

Such Borrower shall not and shall not permit the Intermediate Holding Company or any of its Subsidiaries to purchase, hold or acquire (including pursuant to any merger) any Capital Stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, or purchase, hold or acquire any “derivative”, except for:

(a) investments in Cash and Permitted Investments;

(b) equity investments owned as of the Effective Date in any Subsidiary and investments made after the Effective Date in any wholly-owned Subsidiary Guarantors;

(c) investments (i) in any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Holding Company and its Subsidiaries;

(d) intercompany loans to the extent permitted under Section 8.1(b);

(e) Capital Expenditures;

(f) loans and advances to employees of the Intermediate Holding Company or any of its Subsidiaries (i) made in the ordinary course of business and described on Schedule 8.7, and (ii) any refinancings of such loans after the Effective Date in an aggregate amount not to exceed $250,000;

(g) investments made in connection with Permitted Acquisitions permitted pursuant to Section 8.5(d);

(h) other investments described on Schedule 8.7;

(i) investments representing Indebtedness of the Parent to the Holding Company or any of its Subsidiaries, provided, (A) all such Indebtedness shall be evidenced by the Parent Revolving Note, and be subject to a first priority security interest pursuant to the Security Documents, and (B) the principal amount of all such Indebtedness shall not exceed $50,000,000 in the aggregate outstanding at any time; and

(j) other investments (excluding joint ventures) in an aggregate amount not to exceed at any time $250,000.

Notwithstanding the foregoing, in no event shall the Intermediate Holding Company or any of its Subsidiaries make any investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 8.12.

8.8 Change of Location.

Such Borrower shall not and shall not permit the Parent, the Holding Company, the Intermediate Holding Company or any of its Subsidiaries to change the jurisdiction of its organization or change the location of its principal place of business in any jurisdiction or the office where it keeps its company records and books of account in any jurisdiction or open a new office in any jurisdiction, in each case without giving at least thirty (30) days’ (or such shorter period agreed to by the Administrative Agent in its sole discretion) prior written notice to the Administrative Agent, specifying the address of such new location or new office.

8.9 Restrictive Agreements.

Such Borrower shall not and shall not permit the Intermediate Holding Company, or any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon: (a) the ability of such Borrower or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets (other than with respect to specific property covered by a Permitted Lien and customary provisions restricting assignments, subletting and other transfers contained in leases, licenses, client agreements, vendor agreements and other similar agreements entered into in the ordinary course of business); (b) any of its Subsidiaries to pay dividends or other distributions with respect to any shares of its Capital Stock; or (c) any of its Subsidiaries to make or repay loans or advances to a Borrower or to Guarantee Indebtedness of a Borrower, provided that the foregoing shall not apply to restrictions and conditions (i) imposed by law or by the Loan Documents, (ii) contained in any an agreement relating to any Disposition not prohibited hereunder (to the extent such restrictions and conditions are customary and shall relate only to the applicable property) or otherwise relating to a Disposition that is conditioned upon the amendment, restatement or replacement of this Agreement or the repayment in full of amounts owing hereunder, (iii) consisting of restrictions regarding licenses or sublicenses by a Loan Party of Intellectual Property in the ordinary course of its business (in which case such restrictions shall relate only to such Intellectual Property and (iv) consisting of customary anti-assignment provisions found in contractual obligations entered into in the ordinary course of its business.

8.10 Amendment of Organizational Documents.

Such Borrower shall not and shall not permit the Parent, the Holding Company, the Intermediate Holding Company, or any of its Subsidiaries to amend, modify or waive any of its rights under (a) its Organizational Documents, in each case in any manner that would materially adversely affect any Credit Party or that would violate this Agreement or any other Loan Document in any material respect, or (b) the Parent Revolving Note, without the prior written consent of the Administrative Agent.

8.11 Financial Covenants.

(a) Total Leverage Ratio.

The Borrowers shall not permit the Total Leverage Ratio to be greater than the ratio set forth below corresponding to the applicable Measurement Date set forth below:

Measurement Date	Ratio

December 31, 2018 through
December 31, 2020	3.50:1.00

March 31, 2021 through
December 31, 2021	3.25:1.00

March 31, 2022 through
December 31, 2022	3.00:1.00

March 31, 2023 and each
Measurement Date thereafter	2.75:1.00

(b) Fixed Charge Coverage Ratio.

The Borrowers shall not permit on any Measurement Date, commencing with December 31, 2018, the Fixed Charge Coverage Ratio to be less than 1.25:1.00.

(c) Eligible Recurring Net Revenue.

The Borrowers shall not permit on any Measurement Date, commencing with December 31, 2018, Eligible Recurring Net Revenue to be less than $18,742,000.

(d) Merchant Volume Attrition Rate.

The Borrowers shall not permit the Merchant Volume Attrition Rate to be greater than 20% on any Measurement Date, commencing with December 31, 2018.

(e) Liquidity.

The Borrowers shall not permit Liquidity to be less than $5,000,000 at any time.

(f) Loan to Enterprise Value Ratio.

The Borrowers shall not permit the Loan to Enterprise Value Ratio to be greater than 0.60:1.00 on any Measurement Date.

(g) Certain Calculations.

With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 8.11, Eligible Recurring Net Revenue, Merchant Volume Attrition Rate, EBITDA and the components of Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments approved by the Administrative Agent in its sole discretion) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated and consolidating financial statements of the Intermediate Holding Company and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable Measurement Period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Term Loans incurred during such period).

For the purposes of determining compliance with the covenant set forth in Section 8.11(c) following consummation of a Permitted Acquisition, each of the minimum Eligible Recurring Net Revenue amounts set forth in Section 8.11(c) shall be increased by 100% of Eligible Recurring Net Revenue of the entity or assets being acquired for the four quarter period most recently ended prior to the consummation of such Permitted Acquisition.

8.12 Restricted Payments.

Such Borrower shall not and shall not permit the Intermediate Holding Company or any of its Subsidiaries to declare or make any Restricted Payment, except that:

(a) any Loan Party may declare and pay dividends and distributions payable only in Capital Stock of such Loan Party;

(b) any Subsidiary Guarantor and other Subsidiaries of such Borrower may declare and pay Cash dividends and distributions to such Borrower; and

(c) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Borrowers may make Restricted Payments to the Intermediate Holding Company consisting of Cash distributions (including, for the avoidance of doubt, in the form of loans) or dividends (i) for further distribution (including, for the avoidance of doubt, in the form of loans) or dividend to the Holding Company, and for further distribution (including, for the avoidance of doubt, in the form of loans) or dividend to Parent, so long as after giving effect to any such Cash distributions or dividends, the Loan Parties are in compliance with the financial covenants in Section 8.11 on a pro forma basis, and (ii) to the extent necessary to permit the Holding Company to discharge the consolidated tax liabilities of the Holding Company and its Subsidiaries, in each case so long as the Holding Company applies the amount of any such Restricted Payment for such purpose. Notwithstanding anything herein to the contrary, no amount shall be permitted to be distributed to the Holding Company or any of its Subsidiaries to pay, or otherwise in connection with, any Tax resulting from the cancellation or discharge of Indebtedness.

8.13 Subsidiaries.

Such Borrower shall not, and shall not permit the Intermediate Holding Company or any of its Subsidiaries to, create any Subsidiaries or make any Acquisition of an entity that constitutes a Subsidiary, unless, at the time such Subsidiary is created or entity acquired, such Subsidiary executes and delivers to the Administrative Agent, among other things, (a) the Subsidiary Guaranty Agreement or a joinder thereto, (b) a joinder to the Security Agreement, (c) instruments and certificates constituting Collateral, duly indorsed, or with powers executed, in blank by an authorized officer (or analogous counterpart) of such Subsidiary, (d) joinders to each of the Subordination Agreements pursuant to which such Subsidiary becomes a party to each of the Subordination Agreements (if any) then in existence in the same manner as the existing Loan Parties, (e) a certificate from the president, secretary, treasurer or other duly authorized officer of such Subsidiary attaching (i) a true and complete copy of the resolutions of its Managing Person and of all documents evidencing all necessary company action (in form and substance satisfactory to the Administrative Agent) taken by it to authorize the execution of such agreements and the performance of the transactions contemplated thereby, (ii) attaching a true and complete copy of its Organizational Documents, (iii) setting forth the incumbency of its officer or officers or other analogous counterpart who may sign such agreements, including therein a signature specimen of such officer or officers and (iv) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its formation or incorporation, and (f) such other documents as the Administrative Agent may reasonably require in connection with the perfection of its security interests in the Property of such Subsidiary.

8.14 Hedging Agreements.

Such Borrower shall not, and shall not permit the Intermediate Holding Company or any of its Subsidiaries to, enter into any Hedging Agreements, other than Specified Hedging Agreements and Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which such Borrower, the Intermediate Holding Company or such Subsidiary Guarantor is exposed in the conduct of its business or the management of its liabilities or Hedging Agreements otherwise permitted hereunder.

8.15 Permitted Activities of the Intermediate Holding Company.

The Borrowers shall not permit the Intermediate Holding Company to (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Obligations and as otherwise permitted under any of the Loan Documents; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Security Documents to which it is a party or permitted pursuant to Section 8.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of the Borrowers; (ii) performing its obligations and activities incidental thereto under the Loan Documents; and (iii) making Restricted Payments and investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any investment in any Person other than a Borrower; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

8.16 Prohibited Customers.

The Borrowers shall not, and shall not permit the Intermediate Holding Company or any of its Subsidiaries to, directly or indirectly, engage in any business or activity with any Prohibited Customer.

8.17 NewTracker License Agreement.

Each Borrower shall not, and shall cause each Loan Party not to (i) fail to observe and perform all of the material terms, covenants, conditions and provisions of the NewTracker License Agreement to be observed and performed by it, at the times set forth therein, (ii) do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of the NewTracker License Agreement or (iii) cancel, surrender, terminate, modify, amend, fail to renew, waive or release the NewTracker License Agreement or any term, provision or right of the Parent thereunder, or consent to or permit to occur any of the foregoing, in each case, without the consent of the Administrative Agent. In the event of the failure of any Loan Party to extend or renew the NewTracker License Agreement, the Administrative Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of the NewTracker License Agreement, whether in its own name and behalf, or in the name and on behalf of a designee or nominee of the Administrative Agent or in the name and on behalf of the applicable Loan Party, as the Administrative Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing. The Administrative Agent may, but shall not be required to, perform any or all of such obligations of any Loan Party under the NewTracker License Agreement, including, but not limited to, the payment of any or all sums due from such Loan Party thereunder. Any sums so paid by the Administrative Agent shall constitute part of the Obligations.

8.18 Compliance with Anti-Terrorism Laws, Money Laundering Laws, Etc.

Such Borrower shall not knowingly cause or knowingly permit any Affected Person to, (i) violate any Anti-Terrorism Law, (ii) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, (iii) use, directly or indirectly, the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any other Person, (1) to fund any activities or business of or with any Sanctioned Person or in any Sanctioned Jurisdiction, (2) in any other manner that would result in a violation of Sanctions by any Person, or (3) in any way that would violate any Anti-Corruption Law, (iv) deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, or (v) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any prohibition set forth in any Anti-Terrorism Law.

ARTICLE 9. DEFAULTS

9.1 Events of Default

The following shall each constitute an “Event of Default” hereunder:

(a) The failure of the Borrowers to make any payment of principal on any Loan when due and payable; or

(b) The failure of the Borrowers to make any payment of interest, Fees, expenses or other amounts payable under any Loan Document within three (3) Business Days of the date when due and payable; or; or

(c) Any representation or warranty made by any Loan Party (or by an officer thereof on its behalf) in any Loan Document or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

(d) The failure of the Borrowers to observe or perform any covenant or agreement contained in Sections 7.2 (as to existence), 7.4, 7.9, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19, 7.22, 7.24 or 7.25 or Article 8 (subject, in the case of Section 8.11(a) to the Cure Right set forth in Section 9.3); or

(e) The failure of any Loan Party to observe or perform any other term, covenant, or agreement contained in any Loan Document (other than as specified in subsection (a), (b), (c) or (d) of this Section) and such failure shall have continued unremedied for a period of thirty (30) days after the earlier of (i) written notice thereof to the Borrowers from the Administrative Agent or (ii) knowledge thereof by an officer of a Loan Party; or

(f) Liabilities and/or other obligations of a Borrower (other than its obligations under the Notes) or any other Loan Party, whether as principal, guarantor, surety or other obligor, for the payment of any Indebtedness or operating leases in an individual principal amount of $100,000 or more or in the aggregate amount of $200,000 or more shall become or shall be declared to be due and payable prior to the expressed maturity thereof, or shall not be paid when due or within any grace period for the payment thereof, or any holder of any such obligation shall have the right to declare such obligation due and payable prior to the expressed maturity thereof or as a consequence of the occurrence or continuation of any event or condition, a Borrower or any other Loan Party has become obligated to purchase or repay all such Indebtedness before its regularly scheduled maturity date; or

(g) Any License, franchise, right, approval or agreement of a Borrower or any other Loan Party is not renewed, or is suspended, revoked or terminated and the non-renewal, suspension, revocation or termination thereof would have a Material Adverse Effect (unless such license, franchise, permit, right, approval or agreement is renewed or obtained prior to the occurrence of a Material Adverse Effect); or

(h) A Borrower or any other Loan Party shall make an assignment for the benefit of creditors, generally not be paying its debts as such debts become due, admit in writing its inability to pay its debts as they become due, file a voluntary petition in bankruptcy, file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, be the subject of any such proceeding filed against it which remains undismissed for a period of sixty (60) days, file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for sixty (60) days, or take any formal action for the purpose of effecting any of the foregoing or effecting the liquidation or dissolution of such Borrower or such other Loan Party except as contemplated by Section 8.3(a); or

(i) An order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction adjudging a Borrower or any other Loan Party bankrupt or insolvent, approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of such Borrower or any other Loan Party under the United States bankruptcy laws or any other applicable Federal or state law, appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of such Borrower or any other Loan Party or of any substantial part of the Property of any thereof, or ordering the winding up or liquidation of the affairs of such Borrower or any other Loan Party, and any such decree or order continues unstayed and in effect for a period of sixty (60) days; or

(j) Final judgments or decrees against a Borrower or any other Loan Party aggregating in excess of $250,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of sixty (60) days after the entry thereof (other than any such monetary judgments covered by any insurance policy provided by an independent third party insurer for which the relevant insurer has not denied coverage therefor); or

(k) Any material Loan Document shall cease, for any reason, to be in full force and effect (other than in accordance with its terms or as a result of any action or omission by a Credit Party), or any Loan Party shall so assert in writing or shall disavow any of its obligations thereunder; or

(l) (i) Any Termination Event shall occur; (ii) any accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA), unless waived, shall exist with respect to any Pension Plan; (iii) any Person shall engage in any Prohibited Transaction involving any Employee Benefit Plan; (iv) a Borrower, any other Loan Party or any ERISA Affiliate shall fail to pay when due an amount which is payable by it to the PBGC or to a Pension Plan under Title IV of ERISA; (v) the imposition of any tax under Section 4980B(a) of the Code; or (vi) the assessment of a civil penalty with respect to any Employee Benefit Plan under Section 502(c) of ERISA, which in the case of clauses (i) through (vi) would, individually or in the aggregate, have a Material Adverse Effect; or

(m) Any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by a Borrower or any other Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the Security Documents (other than by reason of (i) the express release thereof by the Administrative Agent, (ii) the failure of the Administrative Agent to retain possession of Collateral physically delivered to it or (iii) the failure of the Administrative Agent to timely file UCC continuation statements); or;

(n) Any fines or similar monetary penalties shall be levied or assessed against any Payment Subsidiary by any Approved Bank Card System or any other card association, debit card network, gateway service or other network in the aggregate at any time in excess of $250,000 over any amounts covered by insurance that is provided by a solvent and unaffiliated insurance company that has not denied coverage in writing, and such fines or penalties have not been rescinded, tolled, reserved for or otherwise discharged within sixty (60) days of the date of such levy or assessment; or

(o) The occurrence of an event of default beyond applicable grace periods under any Processor Agreement or Material Contract that could reasonably be expected to have a Material Adverse Effect; or

(p) The occurrence of an Early Termination Date (as defined in such Hedging Agreement) under any Hedging Agreement resulting from (i) any event of default under such Hedging Agreement as to which either Borrower is the Defaulting Party (as defined in such Hedging Agreement) or (ii) any Termination Event (as so defined) under such Hedging Agreement as to which either Borrower is an Affected Party (as so defined); or

(q) The occurrence of a Change in Control.

9.2 Contract Remedies.

(a) Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof,

(i) in the case of an Event of Default specified in Section 9.1(h) or 9.1(i), without declaration or notice to the Administrative Borrower or the Borrowers, all of the Commitments shall immediately and automatically terminate, and the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, and

(ii) in all other cases, the Administrative Agent may and, upon the direction of the Required Lenders, shall, by notice to the Administrative Borrower, declare all of the Commitments to be terminated forthwith, whereupon such Commitments shall immediately terminate, and/or declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

In the event that the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section 9.2, the Administrative Agent (i) upon the direction of the Required Lenders, shall proceed to enforce the rights of the holders of the Notes by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in the Loan Documents and (ii) may exercise any and all rights and remedies provided to the Administrative Agent by the Loan Documents and pursuant to applicable Law. Except as otherwise expressly provided in the Loan Documents or as prohibited by applicable Law, the Borrowers expressly (i) waive presentment, demand, and protest, and all other notices of any kind in connection with the Loan Documents are hereby expressly waived and (ii) waive and covenant not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

(b) In the event that all of the Commitments shall have been terminated or the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section 9.2, any funds received by any Credit Party from or on behalf of a Borrower shall be remitted to, and applied by, the Administrative Agent in the following manner and order:

(i) first, to the payment of interest on, and then the principal portion of, any Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or any Loan Party,

(ii) second, to reimburse the Administrative Agent and the Lenders, in that order, for any expenses due from the Borrowers pursuant to the provisions of Section 11.4,

(iii) third, to the payment of the Fees, pro rata according to the Fees due and owing to the Administrative Agent and the Lenders,

(iv) fourth, to the payment of any other fees, expenses or other amounts (other than the principal of and interest on the Loans) payable by the Loan Parties to the Credit Parties under the Loan Documents,

(v) fifth, to the payment, pro rata according to the Total Percentage of each Lender, of interest due on the Loans,

(vi) sixth, to the payment, pro rata, of the unpaid principal amount of the Loans, Obligations due under Specified Hedging Agreements and Cash Management Obligations,

(vii) seventh, to all other Obligations on a pro rata basis, and

(viii) eighth, thereafter, any remaining funds shall be paid to the Borrowers or as a court of competent jurisdiction shall direct.

Notwithstanding the foregoing, no proceeds realized for any guaranty or Collateral of a Loan Party who is not a Qualified ECP Guarantor shall be applied to the payment of Obligations due under Specified Hedging Agreements.

9.3 Equity Cure.

In the event that the Borrowers fail to comply with the requirements of any financial covenant set forth in Section 8.11(a), until the tenth (10th) Business Day after delivery of the related Compliance Certificate, the Intermediate Holding Company shall have the right to issue Permitted Cure Securities for Cash or otherwise receive Cash contributions to the capital of the Intermediate Holding Company from the Holding Company or the Parent, and, in each case, apply the amount of the proceeds thereof to repay the Loans in the manner set forth in Section 2.4(c)(iii) (the “Cure Right”); provided that (a) such proceeds are actually received by the Intermediate Holding Company no later than ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, (b) such proceeds are in an amount sufficient to, but do not exceed the aggregate amount necessary to, cure (by addition to EBITDA) (the “Cure Amount”) the Event of Default under Section 9.1(d) resulting from the Borrowers’ failure to comply with Section 8.11(a) for such period, (c) the Cure Amount for the Borrowers’ failure to comply with Section 8.11(a) shall not exceed an amount equal to the lesser of (i) $2,000,000 and (ii) ten percent (10%) of EBITDA for the Measurement Period then ended, (d) the Cure Right shall not be exercised (i) in consecutive fiscal quarters, or (ii) more than two (2) times during the term of this Agreement, (e) such proceeds shall be applied, no more than one (1) Business Day after receipt by the Intermediate Holding Company of such proceeds, to prepay the Loans in the manner set forth in Section 2.4(c)(iii), and (f) concurrently with the receipt by the Intermediate Holding Company of such proceeds, the Intermediate Holding Company shall deliver to the Administrative Agent a restated Compliance Certificate in respect of the Measurement Period then ended, which shall confirm that on a pro forma basis, after taking into account the receipt of the Cure Amount and the application thereof in the manner required under this Agreement, the Borrowers would have been in compliance with Section 8.11(a). If, after giving effect to the foregoing pro forma adjustment (but not, for the avoidance of doubt, giving pro forma effect in the fiscal quarter in which the Cure Right is exercised or any Measurement Period that includes such fiscal quarter to any repayment of Indebtedness in connection therewith), the Borrowers are in compliance with the financial covenants set forth in Section 8.11(a), the Borrowers shall be deemed to have satisfied the requirements of such Section as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable Event of Default under Section 9.1(d) that had occurred shall be deemed cured for purposes of this Agreement. Prior to the date of the Administrative Agent’s receipt of the Cure Amount, and the delivery of the Compliance Certificate conforming to this Section, any Event of Default under Section 9.1(d) that had occurred shall be deemed to be continuing and, as a result, the Lenders shall have no obligation to make additional Loans. The parties hereby acknowledge that this Section may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 8.11(a) and shall not result in any adjustment to any amounts other than the amount of the EBITDA referred to in the immediately preceding sentence.

ARTICLE 10. THE ADMINISTRATIVE AGENT

10.1 Appointment.

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

10.2 Individual Capacity.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers, any of their respective Subsidiaries, or any Affiliate of a Borrower as if it were not the Administrative Agent hereunder. Nothing in this Article 10 shall be deemed to indemnify, excuse or otherwise relieve the Administrative Agent of any obligation or liability it may otherwise have as a Lender.

10.3 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.1); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any Subsidiary Guarantor that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.1) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Administrative Borrower or another Credit Party, in which case, the Administrative Agent shall send such written notice to each of the Lenders and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreements, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation by Administrative Agent.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, provided that no such delegation shall serve as a release of the Administrative Agent or waiver by the Borrowers or Credit Parties of any rights hereunder. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6 Resignation; Successor Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 10.6, the Administrative Agent may resign at any time by notifying the Lenders and the Administrative Borrower. Upon any such resignation, the Required Lenders shall have the right, subject to the Administrative Borrower’s prior written consent (so long as no Event of Default under Section 9.1(a), (h) or (i) has occurred and is continuing), to appoint a successor has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent shall, on behalf of the Lenders, appoint a successor Administrative Agent which shall be an Eligible Institution with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Administrative Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 11.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or permitted to be taken by any of them while it was acting as Administrative Agent.

10.7 Non-Reliance on Other Credit Parties.

Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

10.8 Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Administrative Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Article 2 and Section 11.4) allowed in such judicial proceeding;

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.2 and Section 11.4; and

(c) based upon the instruction of the Required Lenders, to (i) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (ii) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Credit Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Administrative Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Credit Parties whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for herein or in the other Security Documents, the Administrative Agent will not execute and deliver a release of any Lien on any Collateral. Upon request by the Administrative Agent or the Borrowers at any time, the Credit Parties will confirm in writing the Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section.

10.9 Collateral and Guaranty Matters.

(a) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any Property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnity obligations), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted under the Loan Documents, or (z) subject to Section 11.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and

(iii) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.10 Joint Lead Arrangers, Syndication Agent and Documentation Agent.

Notwithstanding anything herein to the contrary, the Joint Lead Arrangers, the Syndication Agent and the Documentation Agent named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacities as Lenders.

ARTICLE 11. OTHER PROVISIONS

11.1 Amendments and Waivers.

(a) No failure to exercise and no delay in exercising, on the part of any Credit Party, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 11.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b) Notwithstanding anything to the contrary contained in any Loan Document, with the written consent of the Required Lenders, the Administrative Agent and the appropriate parties to the Loan Documents (other than the other Credit Parties) may, from time to time, enter into written amendments, supplements or modifications thereof and, with the consent of the Required Lenders, the Administrative Agent on behalf of the other Credit Parties, may execute and deliver to any such parties a written instrument waiving or consenting to the departure from, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default and its consequences; provided, however, that no such amendment, supplement, modification, waiver or consent shall:

(i) increase the Commitments of any Lender, without such Lender’s consent;

(ii) unless agreed to by each such Lender directly and adversely affected thereby, (A) reduce the principal amount of such Lender’s Loan, or reduce the rate of interest thereon (other than the waiver or the imposition of the default rate set forth in Section 3.1(b)), or reduce any fees or other obligations payable to such Lender under the Loan Documents, (B) extend any date (including the Revolving Maturity Date and the Term Loan Maturity Date) fixed for the payment of any principal or interest on any Loan, any fees, or any other obligation payable under the Loan Documents to such Lender;

(iii) unless agreed to by all of the Lenders, (A) change the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (B) change the order of payments under Section 2.5(a)(ii) or 9.2(b) or 9.3, (C) consent to any assignment or delegation by any Loan Party of any of its rights or obligations under any Loan Document other than in a transaction permitted hereunder, (D) release a Borrower from its obligations under the Agreement, (E) release any of the Subsidiary Guarantors from their obligations under the Loan Documents except as permitted by Section 10.9(a)(iii), or release all or any material portion of the Collateral from the Liens of the Security Documents (except as may be expressly permitted thereunder or in connection with a transaction permitted by Section 8.3, 8.5 or 8.7), or (F) amend, modify or affect this Section 11.1(b); and

(iv) unless agreed to by the Administrative Agent, amend, modify or otherwise affect the rights or duties of the Administrative Agent under the Loan Documents.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as provided in Section 2.7(b).

Any such amendment, supplement, modification, waiver or consent shall apply equally to each Credit Party and shall be binding upon each Credit Party and each Loan Party to the applicable Loan Document, and upon all future holders of the Notes. In the case of any waiver, the Credit Parties and each Loan Party to the applicable Loan Document shall be restored to their former position and rights hereunder and under the outstanding Notes and other Loan Documents to the extent provided for in such waiver, and any Default waived shall not extend to any subsequent or other Default, or impair any right consequent thereon. Notwithstanding the foregoing, the Administrative Agent and the Borrowers may, with the consent of the other, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, defect or inconsistency if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

11.2 Notices.

(a) Any communication, demand or notice to be given hereunder will be duly given when delivered in writing, by facsimile or by electronic communications to a party at its address as indicated below or such other address as such party may specify in a notice to each other party hereto in the manner provided for herein. A communication, demand or notice given pursuant to this Section 11.2 shall be addressed:

(i) in the case of any Loan Party, to such Loan Party at 1981 Marcus Ave., Suite 130, Lake Success, New York 11042, Attn: President, with copies to Newtek Business Services Corp., Attention: Michael Schwartz, Facsimile: (516) 344-4253, Email: mschwartz@newtekone.com;

(ii) in the case of the Administrative Agent, to Webster Bank, National Association, 360 Lexington Avenue, 5th Floor, New York, New York 10017, Attention: Steven R. Dowe, Senior Vice President, Email: srdowe@websterbank.com, with a copy to Emmet, Marvin & Martin, LLP, 120 Broadway, New York, New York 10271, Attention: Howard Schiff, Esq., Email: hschiff@emmetmarvin.com; and

(iii) in the case of a Lender, at its address set forth on its signature page hereto or, in the Assignment and Assumption Agreement pursuant to which it became a Lender;

provided, however, that any notice, request or demand by the Administrative Borrower pursuant to Sections 2.2, 2.3, 2.4 or 3.3 shall not be effective until received. Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by facsimile or other electronic means as fully as if originally signed.

(b) Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (c) below, shall be effective as provided in such subsection (c).

(c) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Borrowers hereby agree, unless directed otherwise by the Administrative Agent or unless the email address referred to below has not been provided by the Administrative Agent to the Borrowers, that they will provide to the Administrative Agent all information, documents and other materials that they are obligated to furnish to the Lenders or the Administrative Agent pursuant to this Agreement, excluding (i) any Borrowing Request or Notice of Continuation/Conversion or any communication related thereto, (ii) any communication that relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) any notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) any notice that is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic format acceptable to the Administrative Agent to an email address as directed by the Administrative Agent.

(e) The Borrowers acknowledge that the Administrative Agent may make available to the Lenders Communications provided by the Borrowers hereunder by posting such Communications on DebtX or another similar electronic platform. Such platform shall be deemed to be provided “as is” and “as available.” Neither the Administrative Agent nor any of its directors, officers, employees, agents or advisors warrants the accuracy or completeness of the communications or the adequacy of such electronic platform and each expressly disclaims liability for errors or omissions in the communications. The Administrative Agent makes no warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects in connection with the Communications or such electronic platform. In no event shall the Administrative Agent or any of its directors, officers, employees, agents or advisors have any liability to the Borrowers, any Lender or any other Person for damages of any kind, whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of a Borrower’s or the Administrative Agent’s transmission of Communications electronically, except to the extent the liability of any such person is found in a final ruling by a court of competent jurisdiction to have resulted primarily from such Person’s gross negligence or willful misconduct, and no claim may be made by a Borrower or any other Person against the Administrative Agent or any or its directors, officers, employees, agents or advisors for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability.

(f) The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices given by a Borrower even if such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.3 Survival.

All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder and shall continue in full force and effect as long as the principal of or any accrued interest on any Loans or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 3.5, 3.6, 3.7 and 11.4 and Article 10 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

11.4 Expenses; Indemnity.

(a) The Borrowers agree, upon demand therefor and whether any Loan is made, jointly and severally, (i) to pay or reimburse the Administrative Agent and its Related Parties for all reasonable and documented out-of-pocket expenses incurred in connection with the consummation of the transactions contemplated by the Loan Documents, including the reasonable and documented out-of-pocket fees, charges and disbursements of the Administrative Agent’s counsel, any documents prepared in connection therewith and the consummation of the transactions contemplated thereby and (ii) to pay or reimburse each Credit Party for all of its reasonable and documented out-of-pocket costs and expenses, including reasonable and documented out-of-pocket fees and disbursements of counsel, incurred in connection with (A) the protection or enforcement of its rights under the Loan Documents, including any related collection proceedings and any negotiation, restructuring or “work-out”, and (B) the enforcement of this Section.

(b) The Borrowers shall, on demand therefor, jointly and severally indemnify each Credit Party and each of their respective Related Parties (each, an “Indemnified Person”) against, and hold each Indemnified Person harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable out-of-pocket fees, charges and disbursements of any counsel, incurred by or asserted against any Indemnified Person in connection with or in any way arising out of any Loan Document or any transaction contemplated hereby, including as a result of (i) any breach by a Loan Party of the terms of any Loan Document, the use of proceeds of any Loan or any action or failure to act on the part of a Loan Party, (ii) the consummation or proposed consummation of the transactions contemplated hereby, (iii) any Loan or the use of the proceeds therefrom, (iv) any actual or alleged presence or release of Hazardous Substance on or from any property owned or operated by a Loan Party, or any liability in respect of any Environmental Law related in any way to a Loan Party, (v) any action or failure to act on the part of a Loan Party or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto, but excluding any such claim, litigation or proceeding brought by a Lender against another Lender (excluding the Administrative Agent in its capacity as such) (collectively, the “Indemnified Liabilities”), provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnified Person or its Related Parties.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent or any of its Affiliates under subsection (a) or (b) of this Section 11.4, each Lender severally agrees, on demand therefor, to pay to the Administrative Agent such Lender’s Total Percentage of such amount (determined as of the time that the applicable unreimbursed expense or Indemnified Liability is sought).

(d) To the extent permitted by applicable Law, the Borrowers shall not assert, and the Borrowers hereby waive, any claim against any Indemnified Person for any special, indirect, consequential or punitive damages (whether accrued and whether known or suspected to exist in its favor) arising out of, in connection with, or as a result of, the Loan Documents, the transactions contemplated thereby or any Loan or the use of the proceeds thereof.

11.5 Successors and Assigns.

(a) The Loan Documents shall be binding upon and inure to the benefit of each of the parties thereto, and their respective successors and assigns, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Credit Party (and any such attempted assignment or transfer without such consent shall be null and void).

(b) Each Lender may assign all or a portion of its rights and obligations under the Loan Documents to (i) any Subsidiary or Affiliate of such Lender (other than a natural Person), (ii) any other Lender or Affiliate of such other Lender (other than a natural Person), or (iii) with the consent of the Administrative Borrower (which consent (x) shall not be unreasonably withheld or delayed, (y) shall be deemed to have been given if the Administrative Borrower has not responded within ten (10) Business Days of its receipt of a written request for such consent and (z) shall not be required during the continuance of an Event of Default) and the Administrative Agent (which consent shall not be unreasonably withheld or delayed), to any other Eligible Institution; provided that:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Term Loan Commitment, as the case may be, the amount of the Revolving Commitment or Term Loan Commitment, as the case may be, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 or, if less, its remaining Revolving Commitment or Term Loan Commitment, unless otherwise consented to by the Administrative Borrower; and

(B) the assignor and such assignee shall deliver to the Administrative Agent three copies of an Assignment and Assumption Agreement executed by each of them, along with an assignment fee in the sum of $3,500 (unless such fee is waived by the Administrative Agent in its sole discretion) for the account of the Administrative Agent and, if the assignee is not then a Lender and is (i) a Foreign Credit Party, the documents required by Section 3.7(f), or (ii) a “United States person” within the meaning of Section 7701(a)(30) of the Code, the documents required by Section 3.7(e).

Upon receipt of such number of executed copies of each such Assignment and Assumption Agreement together with the assignment fee therefor and the consents required to such assignment, if required, the Administrative Agent shall record the same and execute not less than two copies of such Assignment and Assumption Agreement in the appropriate place, deliver one such copy to the assignor and one such copy to the assignee, and deliver one photocopy thereof, as executed, to the Administrative Borrower. From and after the “Assignment Effective Date” as defined and specified in such Assignment and Assumption Agreement, the assignee thereunder shall, unless already a Lender, become a party hereto and shall, for all purposes of the Loan Documents, be deemed a “Lender”, and, to the extent provided in such Assignment and Assumption Agreement, the assignor Lender thereunder shall be released from its obligations under this Agreement and the other Loan Documents. The Borrowers agree that, if requested, in connection with each such assignment, they shall at their own cost and expense execute and deliver to the Administrative Agent or such assignee a Note or Notes, each payable to the order of such assignee and dated the Effective Date. The Administrative Agent shall be entitled to rely upon the representations and warranties made by the assignee under each Assignment and Assumption Agreement.

(c) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Eligible Institution (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.4(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Section 11.1(b)(i) or (ii) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.5, 3.6 and 3.7 (subject to the requirements and limitations therein, including the requirements under Section 3.7(e) or (f) (it being understood that the documentation required under Section 3.7(e) or (f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.6(f) and 3.7(g) as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.6 or 3.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.9 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.5(b) as though it were a Lender; provided that such Participant agrees to be subject to Section 2.5(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Subject to subsection (e) below, any Lender may at any time pledge all or any portion of its rights under any Loan Document to any Federal Reserve Bank without the consent of the Borrowers.

(e) Except to the extent of any assignment pursuant to subsection (b) above, no Lender shall be relieved of any of its obligations under the Loan Documents as a result of any assignment of or granting of participations in, all or any part of its rights and obligations under the Loan Documents.

11.6 Limitation of Liability.

To the extent permitted by applicable Law, no claim may be made by a Borrower, any other Loan Party or any other Person against any Credit Party or any directors, officers, employees or agents of any Credit Party for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, the Notes, or any of the other Loan Documents or any act, omission or event occurring in connection therewith; and to the extent permitted by applicable Law, each Borrower, for itself and each other Loan Party, hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

11.7 Counterparts; Integration.

Each Loan Document (other than the Notes) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of a signature page of any Loan Document by facsimile or email transmission shall be effective as delivery of a manually executed counterpart of such Loan Document. The Loan Documents and any separate letter agreements with respect to fees payable to any Credit Party (including the Fee Letter) embody the entire agreement and understanding among the Loan Parties and the Credit Parties with respect to the subject matter thereof and supersede all prior agreements and understandings among the Loan Parties and the Credit Parties with respect to the subject matter thereof.

11.8 Severability.

Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

11.9 Construction.

Each party to a Loan Document represents that it has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and that the principle that agreements are to be construed against the party drafting the same shall be inapplicable.

11.10 GOVERNING LAW.

The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws.

11.11 Jurisdiction; Service of Process.

Each party to a Loan Document hereby irrevocably submits to the nonexclusive jurisdiction of any New York State or Federal court sitting in New York County, New York over any suit, action or proceeding arising out of or relating to the Loan Documents. Each party to a Loan Document hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each Loan Party hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that a Credit Party may otherwise have to bring any action or proceeding relating to Loan Documents against a Borrower or its properties in the courts of any jurisdiction as permitted by applicable Law. Each party to a Loan Document hereby irrevocably consents to service of process in the manner provided for notices in Section 11.2. Nothing in this Agreement will affect the right of any party to a Loan Document to serve process in any other manner permitted by law.

11.12 WAIVER OF TRIAL BY JURY.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

11.13 USA Patriot Act Notice.

Each Lender hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act. The Borrowers shall, and shall cause each of the Guarantors to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender in order to assist such Lender in maintaining compliance with the Patriot Act.

11.14 Keepwell.

Each Borrower and each Guarantor, if it is a Qualified ECP Guarantor, then jointly and severally, together with each other Qualified ECP Guarantor, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Hedging Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Hedging Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, voidable under applicable Law, including applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each Borrower and each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

11.15 Confidentiality.

Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, counsel, accountants, advisors, actual and prospective investors, and other representatives (collectively, the “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable law or regulations or by any subpoena or similar judicial or legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to any assignee or Participant or proposed assignee or Participant (or Representatives thereof) in connection with the assignment or participation or proposed assignment or participation of any of its rights or obligations under this Agreement, provided that such parties agree to be bound by confidentiality provisions substantially similar to those hereunder, (g) with the consent of the Administrative Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.15 or (ii) becomes available to such Credit Party or any of its Representatives on a non-confidential basis from a source other than a Loan Party. For purposes of this Section, “Information” means all information received from the Parent, the Holding Company, the Intermediate Holding Company, a Borrower or any of their Subsidiaries or from any other Person on behalf of the Parent, the Holding Company, the Intermediate Holding Company, a Borrower or any of their Subsidiaries relating to the Parent, the Holding Company, the Intermediate Holding Company, a Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to such Credit Party on a non-confidential basis prior to disclosure by the Parent, the Holding Company, the Intermediate Holding Company, a Borrower or any of their Subsidiaries or from any other Person on behalf of the Parent, the Holding Company, the Intermediate Holding Company, a Borrower or any of their Subsidiaries.

11.16 Press Releases and Related Matters.

The Borrowers agree and shall cause their respective controlled Affiliates to agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or referring to this Agreement or any of the other Loan Documents without the prior written consent of such Person, unless (and only to the extent that) a Borrower or any of such Borrower’s Affiliates is required to do so under Law and then, in any event, such Borrower or such Affiliate will use commercially reasonable efforts to consult with such Person before issuing such press release or other public disclosure. The Borrowers, on behalf of themselves and their controlled Affiliates, consent to the publication by the Administrative Agent or any Lender of customary advertising material prepared in consultation with the Borrowers relating to the financing contemplated by this Agreement using the name, product photographs, logo or trademark of the Loan Parties (but not, for purposes of clarity, any pricing, covenant, maturity date or other economic term of any Loan Document); provided, however, that neither the Administrative Agent nor any Lender shall issue any press release or similar public announcement using the name, logo or otherwise referring to any Loan Party or any Subsidiary or Affiliate of any Loan Party, the Loan Documents or any Related Transaction without the prior written consent of the Borrowers.

11.17 Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

11.18 NMS as Administrative Borrower.

Each Borrower hereby irrevocably appoints NMS as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Administrative Agent with all notices with respect to Loans obtained for the benefit of either Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loans and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that the Administrative Agent shall not incur liability to either Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loans and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Administrative Agent to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify the Administrative Agent and Lenders, and hold the Administrative Agent and the other Credit Parties harmless against, any and all liability, expense, loss or claim of damage, or injury, made against the Administrative Agent and/or any other Credit Party by either Borrower or by any third Person whosoever, arising from or incurred by reason of (a) the handling of the Loans and Collateral of the Borrowers as herein provided, (b) the Administrative Agent’s and the other Credit Parties’ relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Administrative Agent and/or the other Credit Parties hereunder or under the other Loan Documents, except that the Borrowers will have no liability to the Administrative Agent and the other Credit Parties under this Section 11.18 with respect to any liability that has resulted solely from the gross negligence or willful misconduct of the Administrative Agent and/or the Credit Parties.

[THE REMAINDER OF THE PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWERS:

UNIVERSAL PROCESSING SERVICES OF WISCONSIN LLC

By:
Name: Barry Sloane
Title: CEO

PREMIER PAYMENTS LLC

By:
Name: Barry Sloane
Title: CEO

[Signature Page to Credit Agreement]

NEWTEK
CREDIT AGREEMENT

WEBSTER BANK, NATIONAL ASSOCIATION,
as a Lender, as Administrative Agent

By:
Steven R. Dowe
Senior Vice President

Address for Notices

Webster Bank, National Association
360 Lexington Avenue, 5th Floor
New York, New York 10017
Attention:Steven R. Dowe

NEWTEK
CREDIT AGREEMENT

SANTANDER BANK, N.A., as a Lender

By:
Name: Brian Haughney
Title: SVP, Relationship Manager

Address for Notices

Santander Bank, N.A.
45 East 53rd Street, 10th Floor
New York, New York 10022
Attention:Brian Haughney

NEWTEK
CREDIT AGREEMENT

BANKUNITED, N.A., as a Lender

By:
Name: Matthew Gallo
Title: Senior Vice President

Address for Notices

BankUnited, N.A.
623 Fifth Avenue, 12th Floor
New York, New York 10022
Attention:Matthew Gallo